SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        RULE 13E-3 TRANSACTION STATEMENT
      (Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

                               [Amendment No. 1]

                               LYNTON GROUP, INC.
                              (Name of the Issuer)

                               LYNTON GROUP, INC.
                      (Name of Person(s) Filing Statement)

COMMON STOCK, PAR VALUE $.30                               551755-30-9
(Title of Class of Securities)                             (CUSIP Number of
                                                           Class of
                                                           Securities)

                                  DAVID M. KAYE
                            DANZIG GARUBO & KAYE, LLP
                         30A VREELAND ROAD, P.O. BOX 333
                         FLORHAM PARK, NEW JERSEY 07932
                                 (973) 443-0600
        (Name, address, and telephone number of person authorized to receive notices and communications on behalf of person(s) filing statement)

This statement is filed in connection with (check the appropriate box):
a. [x] The filing of solicitation materials or an information statement subject to Regulation 14A [17 CFR 240.14a-1 to 240.14b-1], Regulation 14C [17 CFR 240.14c-1 to 240.14c-101] or Rule 13e-3(c) [Section 240.13e-(c)] under the Securities Exchange Act of 1934.
b. [  ]   The filing of a registration statement under the Securities Act of 1933.
c. [  ]   A tender offer.
d. [  ]   None of the above.

Check the following box if the soliciting material or information statement referred to in checking box (a) are preliminary copies:[x].

                          Calculation of Filing Fee

Transaction valuation*   $280,000              Amount of Filing Fee    $56.00

        * Based on the cash value of the fractional shares expected to be created by the Rule 13e-3 transaction.

[x ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


       Amount Previously Paid:        $58.00
       Form or Registration No.:      Preliminary Information Statement
       Filing Party:                  Lynton Group, Inc.
       Date Filed:                    July 28, 1998



                              INTRODUCTION

        This Amendment No. 1 to Rule 13E-3 Transaction Statement (the "Statement") is being filed by Lynton Group, Inc. (the "Company") with respect to the class of equity securities of the Company that is subject to a Rule 13e-3 transaction. Simultaneously with the filing of this Statement, the Company is filing a Preliminary Information Statement and Schedule 14C (Amendment No. 1) with the Securities and Exchange Commission. The Information Statement is to be furnished to stockholders of the Company in connection with action to be taken by written consent of stockholders with respect to the proposals set forth below. The proposals, subject of the Information Statement, are as follows: (1) a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow (i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock at their discretion, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and (2) a proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

        The cross reference sheet herein is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Preliminary Information Statement of the information required to be included in response to the items of this Statement. The information in the Preliminary Information Statement is hereby expressly incorporated herein by reference and the responses to each item are qualified in their entirety by the contents thereof.

                              CROSS REFERENCE SHEET SHOWING LOCATION
                        IN PRELIMINARY INFORMATION STATEMENT OF INFORMATION
                                REQUIRED BY ITEMS IN SCHEDULE 13E-3

SCHEDULE 13E-3 ITEM AND CAPTION                      LOCATION IN INFORMATION
                                                     STATEMENT

1.      Issuer and Class of Security
        Subject to the Transaction

        (a)-(d)                                      "Cover Page";
                                                     "Summary; "General
                                                     Information";
                                                     "Special Factors -
                                                     Conduct of the
                                                     Company's Business
                                                     After the Reverse
                                                     Stock Split;
                                                     Possible Change in
                                                     Legal Domicile of
                                                     the Company;
                                                     Possible Listing on
                                                     the London Stock
                                                     Exchange"; "Market
                                                     for the Common
                                                     Stock; Dividends"


        (e)                                          Not Applicable


        (f)                                          "Management's Discussion
                                                     and Analysis of Financial
                                                     Condition and Results of
                                                     Operations"


2.      Identity and Background                      This Preliminary
                                                     Information Statement is
                                                     being filed by the Issuer
                                                     of the class of equity
                                                     securities which is the
                                                     subject of this Rule 13e-3
                                                     transaction.

        (a)-(g)                                      Not Applicable



3.      Past Contacts, Transactions or
        Negotiations                                 Not Applicable


4.      Terms of the Transaction                     "Summary"; "Proposed
                                                     Reversed Stock Split and
                                                     Recapitalization of the
                                                     Common Stock and Preferred
                                                     Stock"; "Special Factors"


5.      Plans or Proposals of the Issuer or
        Affiliate                                    "Summary"; "Special
                                                     Factors - Opinion of
                                                     Collins Stewart"; "Special
                                                     Factors - Conduct of the
                                                     Company's Business after
                                                     the Reverse Stock Split;
                                                     Possible Change in Legal
                                                     Domicile of the Company;
                                                     Possible Listing on the
                                                     London Stock Exchange"


6.      Source and Amounts of Funds or Other
        Consideration                                "Summary"; "Financing of
                                                     the Reverse Stock Split";
                                                     "Expenses"

7.      Purpose(s), Alternatives, Reasons
        and Effects                                  "Summary"; "Proposed
                                                     Reversed Stock Split and
                                                     Recapitalization of the
                                                     Common Stock and Preferred
                                                     Stock"; "Special Factors -
                                                     Background of the Proposed
                                                     Reverse Stock Split";
                                                     "Special Factors - Reasons
                                                     for the Reverse Stock
                                                     Split"; Special Factors -
                                                     Recommendation of the
                                                     Board of Directors;
                                                     Fairness of the Reverse
                                                     Stock Split"; "Special
                                                     Factors - Conduct of the
                                                     Company's Business after
                                                     the Reverse Stock Split;
                                                     Possible Change in Legal
                                                     Domicile of the Company;
                                                     Possible Listing on the
                                                     London Stock Exchange";
                                                     "Special Factors - Federal
                                                     Income Tax Consequences"


8.      Fairness of the Transaction                  "Summary"; "Special
                                                     Factors - Background of
                                                     the Proposed Reverse Stock
                                                     Split"; "Special Factors -
                                                     Reasons for the Reverse
                                                     Stock Split"; "Special
                                                     Factors - Recommendation
                                                     of the Board of Directors;
                                                     Fairness of the Reverse
                                                     Stock Split"


9.      Reports, Opinions, Appraisals and
        Certain Negotiations                         "Summary"; "Special
                                                     Factors - Opinion of
                                                     Collins Stewart"


10.     Interest in Securities of the Issuer         "Principal Stockholders
                                                     and Security Ownership of
                                                     Management"


11.     Contracts, Arrangements or
        Understandings with Respect to the
        Issuer's Securities                          "Special Factors -
                                                     Opinion of Collins
                                                     Stewart"


12.     Present Intention and Recommendation
        of Certain Persons with Regard to
        the Transaction                              "Summary -
                                                     Consents; Consents
                                                     Required"; "General
                                                     Information"


13.     Other Provisions of the Transaction

        (a)                                          "Summary - Appraisal
                                                     Rights; Escheat Laws";
                                                     "Special Factors -
                                                     Appraisal Rights; Escheat
                                                     Laws"

        (b)-(c)                                      Not Applicable


14.     Financial Information

        (a)                                          "Selected Historical
                                                     Financial Data of the
                                                     Company"; "Financial
                                                     Statements"

        (b)                                          Not Applicable


15.     Persons and Assets Employed,
        Retained or Utilized

        (a)                                          "Special Factors -
                                                     Background of the Proposed
                                                     Reverse Stock Split"

        (b)                                          Not Applicable


16.     Additional Information                       Information
                                                     Statement in its
                                                     Entirety


17.     Material to be Filed as Exhibits             Separately included
                                                     herewith

Item 1.        ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

        (a)-(d)The information set forth on the Cover Page and under the captions "Summary", "General Information", "Special Factors - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange", "Market for the Common Stock; Dividends" of the Preliminary Information Statement is incorporated herein by reference.

        (e) The Issuer has not made an underwritten public offering of securities for cash during the past three years which was registered under the Securities Act of 1933 or exempt from registration thereunder pursuant to
Regulation A.   Accordingly, this item is not applicable.

        (f) The information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Preliminary Information Statement is incorporated herein by reference.


Item 2.        IDENTITY AND BACKGROUND.

        This Preliminary Information Statement is being filed by the Issuer of the class of equity securities which is the subject of this Rule 13e-3 transaction.

        (a)-(g)Not Applicable


Item 3.        PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

        (a)    Not Applicable

        (b) No contacts, negotiations or transactions have been entered into or have occurred which are required to be disclosed in the Preliminary Information Statement. Accordingly, this item is not applicable.


Item 4.                TERMS OF THE TRANSACTION.

        The information set forth under the captions "Summary", "Proposed Reversed Stock Split and Recapitalization of the Common Stock and Preferred Stock", "Special Factors" of the Preliminary Information Statement is incorporated herein by reference.


Item 5.        PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

        The information set forth under the captions "Summary", "Special Factors - Opinion of Collins Stewart", "Special Factors - Conduct of the Company's Business after the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange" of the Preliminary Information Statement is incorporated herein by reference.


Item 6.        SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

        The information set forth under the captions "Summary", "Financing of the Reverse Stock Split", "Expenses" of the Preliminary Information Statement is incorporated herein by reference.


Item 7.        PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

        The information set forth under the captions "Summary", "Proposed Reversed Stock Split and Recapitalization of the Common Stock and Preferred Stock", "Special Factors - Background of the Proposed Reverse Stock Split", "Special Factors - Reasons for the Reverse Stock Split", "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split", "Special Factors - Conduct of the Company's Business after the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange", "Special Factors - Federal Income Tax Consequences" of the Preliminary Information Statement is incorporated herein by reference.


Item 8.        FAIRNESS OF THE TRANSACTION.

        The information set forth under the captions "Summary", "Special Factors - Background of the Proposed Reverse Stock Split", "Special Factors - Reasons for the Reverse Stock Split", "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" of the Preliminary Information Statement is incorporated herein by reference.


Item 9.        REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

        The information set forth under the captions "Summary", "Special Factors - Opinion of Collins Stewart" of the Preliminary Information Statement is incorporated herein by reference.


Item 10.       INTEREST IN SECURITIES OF THE ISSUER.

        The information set forth under the caption "Principal Stockholders and Security Ownership of Management" of the Preliminary Information Statement is incorporated herein by reference.


Item 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

        The information set forth under the caption "Special Factors - Opinion of Collins Stewart" of the Preliminary Information Statement is incorporated herein by reference.


Item 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

        The information set forth under the captions "Summary - Consents; Consents Required", "General Information" of the Preliminary Information Statement is incorporated herein by reference.


Item 13.       OTHER PROVISIONS OF THE TRANSACTION.

        (a) The information set forth under the captions "Summary - Appraisal Rights; Escheat Laws", "Special Factors - Appraisal Rights; Escheat Laws" of the Preliminary Information Statement is incorporated herein by reference.

        (b) No provision has been made to allow unaffiliated security holders to obtain access to corporate files or to obtain counsel or appraisal services at the expense of the issuer or affiliate. Accordingly, this item is not applicable.

        (c) The Rule 13e-3 transaction does not involve the exchange of debt securities. Accordingly, this item is not applicable.


Item 14.       FINANCIAL INFORMATION.

        (a) The information set forth under the captions "Selected Historical Financial Data of the Company", "Financial Statements" of the Preliminary Information Statement is incorporated herein by reference.

        (b)    Pro forma data is not material disclosing the effect of the Rule
13e-3 transaction.   Accordingly, this item is not applicable.


Item 15.       PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

        (a) The information set forth under the caption "Special Factors - Background of the Proposed Reverse Stock Split" of the Preliminary Information Statement is incorporated herein by reference.

        (b) No persons have been or are to be employed, retained or compensated to make solicitations or recommendations in connection with the
Rule 13e-3 transaction.   Accordingly, this item is not applicable.


Item 16.       ADDITIONAL INFORMATION.

        The information set forth in the Preliminary Information Statement in its entirety is incorporated herein by reference.


Item 17.       MATERIAL TO BE FILED AS EXHIBITS.

        (a)    Not Applicable

        (b)    Draft opinion of Collins Stewart Ltd.

        (c)    Letter agreement dated July 21, 1998 with Collins Stewart Ltd.

        (d)    Preliminary Information Statement

        (e)    Not Applicable

        (f)    Not Applicable

                                 SIGNATURE


        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           LYNTON GROUP, INC.



Date:   November 2, 1998                   By: /S/ CHRISTOPHER TENNANT
                                                   Christopher Tennant,
                                                   President and Chief
                                                   Executive Officer





                            EXHIBIT INDEX


EXHIBIT                       DESCRIPTION                        PAGE


(a)  Not Applicable

(b)  Draft opinion of Collins Stewart Ltd.

(c)  Letter agreement dated July 21, 1998 with Collins Stewart Ltd.

(d)  Preliminary Information Statement

(e)  Not Applicable

(f)  Not Applicable



EXHIBIT B



  Attn. Christopher Tennant Esq.
  Lynton Group, Inc.
  Denham Airport
  Hangar Road
  Uxbridge
  Middlesex  UB9 5DF
                                     [30] October 1998

  Dear Sirs,

  Lynton Group, Inc. - Fairness of the cash consideration to be paid for fractional interests in shares of the Company as a result of the proposed reverse stock split.

  We understand that the Board of Directors of Lynton Group, Inc. ("the Company") is to furnish shareholders of the Company with an information statement in connection with, amongst other proposals, a 1 for 2,000 reverse stock split which will result in a cash payment of $1.00 per share to holders of the currently outstanding shares in the Company in lieu of the issuance of any resulting fractional shares of the new common stock following of the Company the reverse stock split (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Company's Information Statement.

  Collins Stewart Limited ("Collins Stewart"), a member of the London Stock Exchange, is a brokerage firm to institutional investors and also provides corporate advisory and broking services to currently over 60 retained corporate clients. Members of Collins Stewart Corporate Finance Department are regularly involved in providing advice which includes advise as to the valuation of securities in connection with public offerings, private placements, acquisitions, fairness opinions and other purposes. Collins Stewart has previously been engaged by the Company to provide broking services and is currently engaged to provide advisory and broking services in respect of future equity fundraisings which the Company may wish to pursue, including a possible fundraising on the London Stock Exchange. In this regard, Collins Stewart was engaged by the Company to provide the Company with corporate finance advice and services in connection with a proposed convertible debenture offering, which was completed in September 1998 with the issue by the Company of additional 8% Subordinated Convertible Debentures due 31 December 2007 (the "Additional 8% Debentures"), and in connection with a possible issuance of shares on the London Stock Exchange. An affiliate company of Collins Stewart invested as principal in the Additional 8% Debentures to the value of $3,000,000. Collins Stewart itself received Additional 8% Debentures to the value of $123,000 in consideration of its services as placing agent in respect of that issue. With regard to a possible issuance of shares on the London Stock Exchange, such engagement with Collins Stewart does not oblige Collins Stewart to sell, acquire, place, underwrite or subunderwrite any investments, unless and until it is expressly agreed otherwise in writing, but to advise the Company as Collins Stewart sees fit, in what we perceive to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given. In the event that such issuance is effected, however, the engagement does provide for the payment to Collins Stewart of various fees and commissions, and certain fees, under certain specific circumstances only, if such issuance does not proceed at the Company's initiation.

  You have requested our opinion as to the fairness to the shareholders of the Company from a financial point of view of the cash payment to shareholders under the Proposed Transaction. The Company determined the consideration to be received by shareholders, and we have only undertaken investigations of the Company and performed the procedures described below in order to render our opinion.

  In connection with rendering our opinion, we have, among other things, reviewed and analysed: (1) drafts of the Information Statement filed with the Securities and Exchange Commission; (2) certain publicly available information regarding the Company that we believe to be relevant in our inquiry, (3) financial and operating information with respect to the business operations of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) a trading history of the Company's common stock from 1 January 1997 to the present, (5) information concerning convertible debentures and stock options recently issued by the Company,
  (6) publicly available information concerning certain other companies and transactions that we believe are comparable or otherwise relevant to our review, and (7) the prices and premiums paid in certain other transactions that we deem
  comparable or otherwise relevant to this transaction.   In
  addition, we have had discussions with the management of the Company concerning its business and operations, current net asset position and future prospects, and undertook such other studies, analyses, and investigations as we deemed appropriate. The management of the Company has assured us during these discussions that they are unaware of any facts that would make the information provided to us incomplete or misleading.

  In rendering this opinion, we have, with your consent, relied upon the accuracy and completeness, which we have not independently verified, of the publicly available information and all other information concerning the Company furnished to us, and other published information that we have reviewed. With respect to financial projections of the Company, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the Company's management as to
  the future financial performance of the Company.   We have
  not made an independent appraisal or physical inspection of
  the assets or liabilities of the Company.   We have not been
  asked to consider nor express an opinion on any shareholder protection provisions contained in any legislation or regulation which may be applicable.

  In addition, it should be noted that the valuation derived for the Company's equity is based on its present financing arrangements. In our view, the current value of the Company's equity is significantly impacted by its current financing structure and the marketability and liquidity of the Company's shares could be significantly altered by changes to the Company's current capital structure. In particular, any future equity fundraising which the Company may or may not successfully pursue, could enhance the value of each share in the Company by reducing the Company's levels of gearing as well as improving the marketability of the Company's shares. Further, we do not express an opinion as to whether the Proposed Transaction is the only or best course of action available to the Company to enable it to proceed with any intended capital restructuring which may or may not result in an increase in the value per share in the Company.

  Based on our analysis of the foregoing and of such other factors as we have considered necessary for the purpose of this opinion, and in reliance on the accuracy and completeness of the information furnished to us by the Company, it is our opinion, as of the date hereof, that the cash price to be paid in the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

  Yours faithfully,



  Collins Stewart Limited




EXHIBIT C


The Directors
Lynton Group Inc.
Denham Airport
Hangar Road
Uxbridge
Middx UB9 5DF


21 July 1998


Dear Sirs,

Lynton Group Inc. ("the Company")
Placing of Convertible Loan Stock (the "Placing") and Flotation of the Company (the "Flotation" or "Issue")

We are writing to confirm the basis on which Collins Stewart Limited ("Collins Stewart") is to provide the Company with corporate finance advice and services in connection with the Company's proposed issue of convertible loan stock and proposed flotation on the Official List of the London Stock Exchange ("the Engagement").

1. Nature of the Engagement

Under the Engagement we will act as broker to the Company for purpose of the
Placing and as   financial adviser, sponsor and broker to the
Company for and subsequent to the Flotation.
In these roles we will provide the advice and services detailed in Part A of
Schedule 1.

We set also out in Part B of Schedule 1 a list of the services we will routinely provide to the Company subsequent to Flotation as a retained corporate client.

We shall not be obliged to provide any other advice or services unless we expressly agree to do so.

2. Fees, Commissions and Expenses

In consideration of our accepting the Engagement, the Company will pay us the following fees and commissions:

In consideration of the Placing:

a corporate finance advisory and documentation fee of $33,000; and a broking commission of 2 per cent of the value of the convertible loan stock to be issued, to be taken in convertible loan stock of an identical nature to that to be issued pursuant to the Placing.

In consideration of the Flotation:

a corporate finance advisory and documentation fee of pound sterling 100,000; a broking commission of 2 per cent of the value of the shares placed on Flotation up to pound sterling 10 million and of 1 per cent of that value thereafter, which will be payable in accordance with the terms of a placing agreement to be agreed between the relevant parties, such commission not to be less than pound sterling150,000; and an annual retainer of pound sterling15,000 per annum (payable half yearly in advance on 1 January and 1 July in each year ("the Due Dates")).
The first payment due under this Engagement shall be a pro rata payment from the date of the Flotation until the next of the Due Dates - save that the annual retainer shall only be payable up to the date of termination
(calculated on a daily basis) and any amount paid in advance shall be repaid by Collins Stewart.

If the Flotation does not proceed at the Company's initiation, the Company will pay us the following fees:-

if the decision not to proceed is taken after publication of the first full draft of the accountants' long form report, we would charge a fee not exceeding pound sterling50,000;
if the decision not to proceed is taken following publication of the pathfinder listing particulars or prospectus, we would charge a fee not exceeding pound sterling 100,000;
if the decision not to proceed is taken following the entering into of a placing agreement which is then terminated or lapses, we would charge our full corporate finance advisory and documentation fee of pound sterling100,000 plus a commission of 1 per cent. of the value of the shares that we have placed at the time of the decision not to proceed; or if the decision not to proceed is taken at any stage because a trade sale offer has been made for the Company or its businesses, we would charge the higher of the fees due under (i) to (iii) above and a fee calculated on the following basis:

if such a decision is taken in
          August 1998          pound sterling25,000
          September 1998       pound sterling50,000
          October 1998         pound sterling75,000
          November 1998        pound sterling100,000
          December 1998        pound sterling125,000
          January 1999         pound sterling150,000
          February 1999        pound sterling175,000
          the period from 1March 1999
          to 31 December 1999  pound sterling200,000.

No abort fees, as set out above, will be due in circumstances where the Company's board of directors have a reasonably held intention to proceed with the Flotation but where circumstances do not allow, unless the Flotation is aborted during the later stages of the pre-Flotation process because of a failure to disclose to us materialinformation which is already or becomes known to any of the Company's directors in the earlier stages, in which case we reserve the right to charge such higher abort fee as we reasonably consider appropriate in the circumstances.

If a decision is taken to delay rather than abandon the Flotation, and the Flotation subsequently takes place with us as financial adviser, sponsor and broker within 18 months of the date on which such a decision is taken, our fees will remain as set out in this letter.

If the Flotation is aborted but within18 months thereafter the Company (or any holding company or subsidiary of the Company) floats on the Official List or AIM or any other investment exchange or the Company is taken over or sells all or substantially all of its business or that of its group and we are not retained as sponsor and broker to that flotation or as exclusive corporate finance adviser on such disposal, we will be entitled to a fee of pound sterling 100,000, in addition to any abort fees already due.

All the above fees are based on the Flotation proceeding in the first quarter of 1999, and on the understanding that by such time the Company and its subsidiaries (the
"Group") will be constituted under a UK registered holding company and that the Group will comply in all material respects with requirements of the Rules of the London Stock Exchange for admission to trading on the Official List.
In the event that such conditions were not complied with, or that the proposed transaction is subject to unforeseen complications we reserve the right to amend the terms of the Engagement.

All fees shall be payable in pounds sterling in London together with any Value Added Tax and in accordance with the terms and conditions set out in Schedule 2.

The Company also agrees to pay all costs, charges and expenses of, or incidental to, or incurred in connection with, the Flotation, whether or not the transaction is completed as more particularly referred to in Schedule 2.

3. Standard Terms and Conditions

The standard terms and conditions of business contained in Schedule 2 and the indemnity contained in Schedule 3 are deemed to be part of this letter. By executing the counterpart of this letter the Company accepts such terms and conditions and agrees to be bound by the indemnity contained in Schedule 3.

4. Status of the Company

The Company is an Ordinary Business Investor as defined by the Rules of the SFA.


5. General

This letter does not affect any other agreement which Collins Stewart has entered into with the Company in respect of any other transaction or matter, nor any other agreement which it may enter into in connection with the Flotation.

This letter does not oblige Collins Stewart to sell, acquire, place, underwrite or sub-underwrite any investments, or to lend monies, unless and until it is expressly agreed otherwise in writing.

Please note that by entering into or performing our obligations under this letter Collins Stewart is not representing that it is or will be possible or advisable for the Issue to proceed. The conclusions which Collins Stewart may reach in respect of the Engagement may
change.   Our obligation in this respect is to advise the Company as we see fit, in what we perceive to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given.

Collins Stewart is a financial institution which is a member of the London Stock Exchange Limited and regulated by the SFA pursuant to the provisions of the FinancialService Act 1986.

Please sign and return the attached copy of this letter to indicate your agreement to its terms.



Yours faithfully,
for Collins Stewart Limited



 .......................................................
Director/authorised signatory



Accepted by:-



 .......................................................
Director
For and on behalf of Lynton Group Inc.




EXHIBIT D
                        LYNTON GROUP, INC.
                          9 Airport Road
                   Morristown Municipal Airport
                   Morristown, New Jersey 07960



                                        _________________, 1998

Dear Stockholder:

     The enclosed Information Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with action to be taken by written consent of stockholders (the "Written Action") with respect to the proposals set forth below. The Board of Directors is not soliciting proxies in connection with the Written Action and proxies are not requested from stockholders.
     The proposals, subject of the enclosed Information Statement, are as follows: (1) a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow (i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and (2) a proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

     If the proposed Reverse Stock Split is effected, the Company expects to have fewer than 300 stockholders and will therefore cease the filing of certain reports with the Securities and Exchange Commission.

     THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND UNANIMOUSLY DETERMINED THAT THE PROPOSED REVERSE STOCK SPLIT, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS.

     Paul R. Dupee, Jr, Christopher Tennant, Richard Hambro, James G. Niven, and representatives of Consulta Special Funds Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited have advised the Company that they presently intend to execute written consents in favor of the proposals listed above on or about the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. Such individuals and entities hold in the aggregate 5,200,672 shares of Common Stock (81.3% of the outstanding Common Stock) entitled to vote hereon. Accordingly, if they execute such written consents in accordance with such intentions, approval of the matters set forth herein is assured.

                                   On behalf of the Board of Directors,


                                   PAUL R. DUPEE, JR.
                                   Chairman of the Board


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ________________


              PLEASE DO NOT SEND IN ANY CERTIFICATES
                   FOR YOUR SHARES AT THIS TIME.

                        LYNTON GROUP, INC.
                          9 Airport Road
                     Morristown Municipal Airport
                     Morristown, New Jersey 07960

                         INFORMATION STATEMENT
        CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

                   _____________________________


     This Information Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with action to be taken by written consent of stockholders (the "Written Action") with respect to the proposals set forth below. The Board of Directors is not soliciting proxies in connection with the Written Action and proxies are not requested from stockholders. This Information Statement is first being mailed to stockholders of the Company on or about _______________, 1998.

     The proposals, subject of this Information Statement, are as follows:

     (1) A proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow
(i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and

     (2) A proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

     The principal executive office of the Company is located at 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960. The telephone number of the principal executive office of the Company is (973) 292-9000.

                 _________________________________
                 WE ARE NOT ASKING YOU FOR A PROXY
           AND YOU ARE REQUESTED NOT TO SEND US A PROXY

  The date of this Information Statement is ______________, 1998

                         TABLE OF CONTENTS
                                                            Page
Summary                                                      3
     Written Action                                          3
     Purpose of this Information Statement                   3
     Exchange of Certificates and Payment
      for Fractional Shares of New Common Stock              3
     Recommendation of the Board of Directors;
      Fairness of the Reverse Stock Split                    4
     Opinion of Collins Stewart                              4
     Financing of the Reverse Stock Split                    4
     Conduct of the Company's Business After
      the Reverse Stock Split;
      Possible Change in Legal Domicile of the Company;
      Possible Listing on the London Stock Exchange          4
     Reasons for the Reverse Stock Split                     4
     Current Business of the Company                         4
     Federal Income Tax Consequences                         5
     Consents; Consents Required                             5
     Appraisal Rights; Escheat Laws                          5
     Selected Historical Financial Data of the Company       5
General Information                                          5
Proposed Increase in the Company's Authorized Shares
 of Common Stock                                             6
Proposed Reverse Stock Split and Recapitalization of
 the Common Stock and Preferred Stock                        9
Special Factors                                             10
     Background of the Proposed Reverse Stock Split         10
     Reasons for the Reverse Stock Split                    13
     Recommendation of the Board of Directors;
      Fairness of the Reverse Stock Split                   14
     Opinion of Collins Stewart                             18
     Interests of Certain Persons and Potential
      Conflicts of Interest                                 22
     Conduct of the Company's Business After the
      Reverse Stock Split;
      Possible Change in Legal Domicile of the Company;
      Possible Listing on the London Stock Exchange         22
     Federal Income Tax Consequences                        24
     Appraisal Rights; Escheat Laws                         25
     Exchange of Certificates and Payment
      for Fractional Shares of New Common Stock             25
Financing of the Reverse Stock Split                        26
Principal Stockholders and Security Ownership of Management 26
Management of the Company                                   27
Selected Historical Financial Data of the Company           29
Management's Discussion and Analysis of Financial
 Condition and Results of Operations                        31
Market for the Common Stock; Dividends                      42
Stockholder Proposals                                       43
Expenses                                                    43
Incorporation by Reference                                  44
Additional Information                                      44
Annex A:  Financial Statements                              F-1
Annex B:  Opinion of Collins Stewart                        B-1

                              SUMMARY

     The following is a summary of certain information contained in this
Information Statement.   It is not intended to be a complete explanation of
all the matters which it covers, and much of the information contained in this Information Statement is not covered by this summary. The information contained in this summary is qualified in all respects by reference to the detailed discussion of these matters contained elsewhere in this Information Statement. Stockholders are urged to read this Information Statement, including the annexes, in its entirety.

Written Action

     This Information Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with action to be taken by written consent of stockholders (the "Written Action") with respect to the matters set forth herein. The Board of Directors is not soliciting proxies in connection with the Written Action and proxies are not requested from stockholders.

Purpose of this Information Statement

     The proposals, subject of this Information Statement, are as follows:
(1) a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock, par value $.30 per share, of the Company (the "Common Stock") from 10,000,000 to 25,000,000 (the "Capitalization Amendment"), the purpose and effect of which is to allow
(i) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "8.0% Debentures") issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock, and (ii) the holders of the Company's 8.0% Subordinated Convertible Debentures due December 31, 2007 (the "Additional 8.0% Debentures") issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock; and (2) a proposal to be implemented after the Capitalization Amendment to approve (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and (ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock and Preferred Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 to 2,500, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock.

Exchange of Certificates and Payment for Fractional Shares of New Common
Stock

     Following the Reverse Stock Split, if approved, each two thousand (2,000) shares of Common Stock, with a par value of $0.30 each, of the Company issued and outstanding immediately prior to the filing of the Reverse Stock Split Amendment shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.30 each, of the Company. No scrip or fractional shares will be issued by reason of the Reverse Stock Split. To the extent that the Reverse Stock Split results in any stockholder owning less than a single full share of the Common Stock, the Company will pay cash for each such fractional share in an amount equal to the appropriate fraction of $1.00 per whole share. To the extent that the Reverse Stock Split results in fractional shares held by stockholders who own one or more full shares of Common Stock by reason thereof, such fractional shares will be rounded up or down to the nearest full share.
See "Special Factors - Exchange of Certificates and Payment for Fractional Shares of New Common Stock".

Recommendation of the Board of Directors; Fairness of the Reverse Stock
Split

     The Board of Directors believes that the cash payment of $1.00 per share of currently outstanding Common Stock in lieu of the issuance of fractional shares of New Common Stock represents a price that is fair both to the Company and to its stockholders. See "Special Factors - Recommendation of the Board of Directors; Fairness of the Reverse Stock Split".

Opinion of Collins Stewart

     Collins Stewart Ltd. ("Collins Stewart") was retained by the Board to provide an opinion to the Board as to the fairness of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split. Collins Stewart has advised the Board that the $1.00 per share cash price to be paid in lieu of the issuance of fractional shares of New Common Stock pursuant to the Reverse Stock Split is fair from a financial point of view. See "Special Factors - Opinion of Collins Stewart".

Financing of the Reverse Stock Split

     The Board estimates that the total cost to be incurred by the Company in the Reverse Stock Split for payment of fractional share interests, including transactional expenses of approximately $125,000, will be approximately $415,000. The Company intends to finance the transaction from current working capital. See "Financing of the Reverse Stock Split".

Conduct of the Company's Business After the Reverse Stock Split

     If the proposed Reverse Stock Split is effected, the Company intends to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Thereafter, the Company will cease the filing of periodic reports, proxy statements and other reports and documents otherwise required to be filed with the Securities and Exchange Commission (the "SEC"). See "Special Factors - Reasons for the Reverse Stock Split," and "Special Factors - Conduct of the Company's Business After the Reverse Stock Split."

Reasons for the Reverse Stock Split

     The Board of Directors determined to propose the Reverse Stock Split because the Board believes that it was an opportune time to enable the vast majority of stockholders to dispose of their shares at a substantial premium over historical market prices with no transactional costs. The Board also believes that neither the Company nor its stockholders derive any material benefit from the continued registration of the Common Stock under the 1934 Act and that the monetary expense and burden to management of continued registration significantly outweighs any material benefit that may be received by the Company or its stockholders as a result of such registration. See "Special Factors - Reasons for the Reverse Stock Split."

Current Business of the Company

     The Company, operating from its primary bases in the New York and London metropolitan regions, performs aviation sales and services for an international list of customers. Services provided by the Company include the management, charter, maintenance, hangarage and refueling of corporate helicopters and fixed wing aircraft. In addition, the Company's sales operations perform aircraft sales and brokerage services to customers located in markets throughout the world. See "Special Factors - Background of the Proposed Reverse Stock Split" and "Special Factors - Reasons for the Reverse Stock Split".

Federal Income Tax Consequences

     The receipt of New Common Stock in exchange for presently outstanding Common Stock will not result in recognition of gain or loss to the stockholder. The receipt of cash by a stockholder pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. See "Special Factors - Federal Income Tax Consequences."

Consents; Consents Required

     Approval of the matters set forth herein requires the consent of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon. Paul R. Dupee, Jr., Christopher Tennant, Richard Hambro, James G. Niven, and representatives of Consulta Special Funds Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited have advised the Company that they presently intend to execute written consents in favor of the proposals listed above on or about the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. Such individuals and entities hold in the aggregate 5,200,672 shares of Common Stock (81.3% of the outstanding Common Stock) entitled to vote hereon. Accordingly, if they execute such written consents in accordance with such intentions, approval of the matters set forth herein is assured. See "General Information".

Appraisal Rights; Escheat Laws

     Pursuant to Delaware General Corporation Law, there will be no appraisal rights for dissenting stockholders if the Reverse Stock Split is approved. Under state escheat laws, any cash for fractional interests not claimed by the stockholder entitled to it may escheat to, and be claimed
by, various states.   See "Special Factors - Appraisal Rights; Escheat
Laws."

Selected Historical Financial Data of the Company

     See "Selected Historical Financial Data of the Company" and
"Financial Statements of the Company" attached hereto as Annex A.



                        GENERAL INFORMATION

     Section 228 of the General Corporation Law of the State of Delaware states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The Company's Certificate of Incorporation contains no provision or language in any way limiting the right of stockholders of the Company to take action by written consent.

     The Board has fixed the close of business on _____________, 1998 as the record date for the determination of stockholders entitled to receive notice of, and consent to, the matters set forth herein (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to consent to the matters set forth herein. On the Record Date, the Company had outstanding 6,394,872 shares of Common Stock, par value $.30 per share (the "Common Stock") which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote.

     Paul R. Dupee, Jr., Christopher Tennant, Richard Hambro, James G. Niven, and representatives of Consulta Special Funds Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited have advised the Company that they presently intend to execute written consents in favor of the proposals listed above on or about the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. Such individuals and entities hold in the aggregate 5,200,672 shares of Common Stock (81.3% of the outstanding Common Stock) entitled to vote hereon. Accordingly, if they execute such written consents in accordance with such intentions, approval of the matters set forth herein is assured.


                PROPOSED INCREASE IN THE COMPANY'S
                 AUTHORIZED SHARES OF COMMON STOCK

                            Proposal 1

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Certificate of Incorporation of the Company for the purpose of increasing the number of authorized shares of Common Stock of the Company from 10,000,000 to 25,000,000 (the "Capitalization Amendment") in order to allow (i) the holders of the Company's 8.0% Debentures issued in December 1997 to convert the 8.0% Debentures into shares of Common Stock; and (iii) the holders of the Company's Additional 8.0% Debentures issued in September 1998 to convert the Additional 8.0% Debentures into shares of Common Stock.

     The Certificate of Incorporation presently authorizes the Company to issue 10,000,000 shares of Common Stock and 3,000,000 shares of Preferred
Stock.   As of the date hereof, there are 6,394,872 shares of Common Stock and no shares of Preferred Stock outstanding. In addition, (i) 795,000 shares of Common Stock are reserved for issuance pursuant to the conversion rights underlying the 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "10% Debentures") in the aggregate principal amount of $795,000 which remain outstanding and originally issued in December 1993. Also, 125,000 shares of Common Stock are reserved for issuance pursuant to warrants issued to the placement agent of the 10% Debentures, 1,660,668 shares of Common Stock are reserved for issuance pursuant to options previously granted to executive officers, directors, key employees and affiliates of the Company and 243,332 shares of Common Stock are reserved for issuance for future grants under the 1993 Plan. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company has 781,128 shares of Common Stock remaining available.

     Accordingly, the Company must increase the number of its authorized shares of Common Stock in order to allow (i) the holders of the 8.0% Debentures to exercise their right to convert such Debentures into Common Stock (up to an aggregate of 5,816,000 shares), and (ii) the holders of the Additional 8.0% Debentures to exercise their right to convert such Debentures into Common Stock (up to an aggregate of 4,623,000 shares). Stockholders should note that the Company is not seeking stockholder approval of the issuances of the 8.0% Debentures and the Additional 8.0%
Debentures insofar that such issuances have already been completed.   In
addition, the Company must have sufficient number of shares of Common Stock authorized and available for issuance in order to issue additional shares which the holders of the 8.0% Debentures and the Additional 8.0% Debentures may be entitled to receive as the result of any PIK Interest (as hereinafter defined).

     In connection therewith, stockholders should note that the 8.0% Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on June 1, 1998, provided, however, that in lieu of paying such interest in cash, the Company may, at its option, pay interest for any interest payment date occurring before December 23, 1999 by adding the amount of such interest to the outstanding principal amount due thereunder (the "PIK Interest"). In such event, any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. The Company has exercised this option with respect to the interest payments due June 1, 1998 so such PIK Interest resulting therefrom has been added and is now deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock.

     With regard to the Additional 8.0% Debentures issued in September 1998, stockholders should note that the Additional 8.0% Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on December 31, 1998. However, (i) in the event the Company provides any holder of the Additional 8.0% Debentures with a notice of redemption (which as provided in the Additional 8.0% Debentures can be no sooner than June 1, 2000) and such redemption is rejected by the holder thereof, then and in such event, in lieu of paying interest in cash for any interest payment date occurring thereafter, or (ii) if at any other time, and at least 30 days prior to any interest payment date, a holder provides the Company with a written request that interest due to the holder for such interest payment date be paid in the form of PIK Interest, then, the Company may, at its sole option, with regard to the preceding clauses (i) or (ii), whichever is applicable, pay PIK Interest for any such interest payment date whereupon any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. No holder has as of this date requested PIK Interest in lieu of cash interest with regard to the Additional 8.0% Debentures.

     The 8.0% Debentures are convertible into shares of the Company's Common Stock at the option of the holder at any time following the Capitalization Amendment and prior to maturity at a conversion ratio of $1.00 per share. The Additional 8.0% Debentures are also convertible into shares of the Company's Common Stock at the option of the holder at any time following the Capitalization Amendment and prior to maturity at conversion ratios starting at $1.35 per share until June 30, 1999; $1.25 from July 1, 1999 to July 31, 1999; and then decreasing monthly thereafter by $.05 per month until December 1, 1999 whereupon the conversion ratio shall thereafter be $1.00 per share. The conversion ratios provided above shall be subject to adjustment upon the occurrence of certain events as provided in the 8.0%Debentures and the Additional 8.0% Debentures. In addition, the 8.0% Debentures and the Additional 8.0% Debentures are automatically convertible into shares of the Company's Common Stock upon the date, if any, that the Company, or any successor, completes a bona fide public offering of its securities, and the shares of the Common Stock of the Company, or any successor, become listed on The London Stock Exchange. See "Special Factors - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange".

     Certain existing principal stockholders of the Company own a significant majority of the 8.0% Debentures as follows: Paul R. Dupee, Jr. who is Chairman of the Board and a director of the Company, owns $1,306,240 principal amount of the 8.0% Debentures; James G. Niven, a director of the Company, owns $200,000 principal amount of the 8.0% Debentures; J.O. Hambro Investments Ltd., which Richard Hambro, a director of the Company, may be deemed to control, owns $299,520 principal amount of the Debentures; Task Holdings Limited owns $798,720 principal amount of the 8.0% Debentures; and Consulta Special Funds Limited owns $1,938,560 principal amount of the 8.0% Debentures, which in the aggregate represents approximately 78.0% of the outstanding 8.0% Debentures. Assuming approval of the Capitalization Amendment, Mr. Dupee will be entitled to convert his 8.0% Debentures into 1,306,240 shares of Common Stock; Mr. Niven will be entitled to convert his 8.0% Debentures into 200,000 shares of Common Stock; J.O. Hambro Investments Ltd. will be entitled to convert its 8.0% Debentures into 299,520 shares of Common Stock; Task Holdings Limited will be entitled to convert its 8.0% Debentures into 798,720 shares of Common Stock; and Consulta Special Funds Limited will be entitled to convert its 8.0% Debentures into 1,938,560 shares of Common Stock, which in the aggregate represents up to 4,543,040 shares of Common Stock of the Company (or up to approximately 2,272 shares in the event the Reverse Stock Split is approved by the stockholders which will represent approximately 27.2% of the then outstanding shares of the Company's Common Stock assuming the conversion of all of the 8.0% Debentures and Additional 8.0% Debentures). The foregoing does not take into account any additional shares which may be issued upon conversion of the Debentures as a result of any PIK Interest. The Additional 8.0% Debentures are held by non-U.S. institutional investors, none of whom are affiliated with any principal stockholder, officer or director of the Company.

     Due to the foregoing reasons, the Board recommends the increase in the number of authorized shares of Common Stock to 25,000,000 shares. See "Proposed Reverse Stock Split and Recapitalization of the Common Stock and Preferred Stock" for information on the number of shares of Common Stock which will be authorized and issued, and reserved for issuance, following the Reverse Stock Split. At the present time, other than the possible issuances described herein, the Company has no current plans or arrangements to issue any additional shares of Common Stock. Authorization of such additional shares would permit the issuance at various times of shares which could be specifically adapted to a wide variety of circumstances, such as raising capital or making acquisitions. Shares of Common Stock would be issued only as, if, and when the Board of Directors believed the issuance to be in the best interests of the Company and its stockholders. No stockholder of the Company presently has, or would have, any preemptive rights relating to the future issuance of any shares of
Common Stock.   See also, however,  and "Special Factors - Conduct of the
Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange". The proposed Capitalization Amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company. Shares of Common Stock could be issued to persons or entities who would support the Board in opposing a takeover bid which the Board determines to be not in the best interests of the Company and its stockholders. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it may be utilized as a type of anti-takeover device.

     The text of the proposed Capitalization Amendment is as follows:

     That the first sentence of Article FOURTH of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

     "FOURTH: The total number of shares of stock which the Corporation shall issue is 28,000,000 of which 25,000,000 shares with a par value of $0.30 each shall be Common Stock and of which 3,000,000 shares with a par value of $0.01 each shall be Preferred Stock."

     The Board of Directors believes that authorization of the additional shares of Common Stock is in the best interests of the Company and its stockholders.



         PROPOSED REVERSE STOCK SPLIT AND RECAPITALIZATION
              OF THE COMMON STOCK AND PREFERRED STOCK

                            Proposal 2

     The Board of Directors has adopted a resolution, subject to stockholder approval, that the following be implemented after the effectiveness of the Capitalization Amendment (i) a 1-for-2,000 reverse stock split (the "Reverse Stock Split") of the Company's Common Stock and
(ii) an amendment to the Company's Certificate of Incorporation to recapitalize the Company's Common Stock as a result of the Reverse Stock Split (the "Reverse Stock Split Amendment") which will reduce the number of authorized shares of Common Stock from 25,000,000 shares to 12,500 shares, reduce the number of authorized shares of Preferred Stock from 3,000,000 shares to 2,500 shares, and provide a cash payment of $1.00 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of the new Common Stock to any stockholders who after the Reverse Stock Split own less than one share of the new Common Stock. Although there are no shares of Preferred Stock currently outstanding, the Board believes the reduction in the number of authorized shares of Preferred Stock would be consistent with the reduction in the number of authorized shares of Common Stock.

     The purpose of the Reverse Stock Split Amendment is to make changes in the Certificate of Incorporation as a result of the Reverse Stock Split. After the Reverse Stock Split, the number of outstanding shares of Common Stock will be reduced from 6,394,872 shares of Common Stock, par value $0.30 per share (the "Old Common Stock"), to approximately 3,100 shares of Common Stock, par value $0.30 per share (the "New Common Stock") which number of shares takes into account the elimination of approximately 280,000 shares of Old Common Stock held by approximately 490 stockholders.

     Following the Reverse Stock Split, the number of shares of Common Stock issuable upon exercise of any outstanding warrants and options issued by the Company or upon conversion of convertible debt instruments of the Company will be decreased to 1/2,000 of the number of shares otherwise issuable and the exercise price or conversion price per share of Common Stock thereof would be increased by a factor of 2,000. As a result, the number of shares reserved for issuance upon exercise or conversion of all outstanding convertible securities (including the 8.0% Debentures and the Additional 8.0% Debentures) will be reduced to an aggregate of approximately 6,511 shares of New Common Stock. See "Proposed Increase in
the Company's Authorized Shares of Common Stock".   In this regard, the
conversion ratio of the 8.0% Debentures and the Additional 8.0% Debentures will be adjusted by a factor of 2,000 in which event the 8.0% Debentures shall be convertible into up to 2,908 shares of the New Common Stock and the Additional 8.0% Debentures shall be convertible into up to 2,312 shares of the New Common Stock (which shall represent approximately 23.3% and 18.5%, respectively, of the then number of authorized shares of New Common Stock of the Company). The foregoing does not take into account any additional shares which may be issued upon conversion of the Debentures as a result of any PIK Interest. Upon conversion of the 8.0% Debentures and the Additional 8.0% Debentures, no fractional shares shall be issued and in place thereof, the Company shall pay the holder an amount in cash equal to the fair market value of the fractional share.

     The text of the Reverse Stock Split Amendment to the Certificate of Incorporation to recapitalize the Common Stock is as follows:

     That the first sentence of Article FOURTH of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

     "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 15,000 of which 12,500 shares with a par value of $0.30 each shall be Common Stock and of which 2,500 shares with a par value of $0.01 each shall be Preferred Stock.

     Upon the filing in the Office of the Secretary of the State of Delaware of the Certificate of Amendment of the Certificate of Incorporation whereby this Article FOURTH is amended to read as set forth herein, each two thousand (2,000) shares of Common Stock, with a par value of $0.30 each, of the Corporation issued and outstanding immediately prior to the filing of the Certificate of Amendment shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.30 each, of the Corporation. No scrip or fractional shares will be issued by reason of this amendment. To the extent that this amendment results in any stockholder owning less than a single full share of the Common Stock, the Corporation will pay cash for each such fractional share in an amount equal to the appropriate fraction of $1.00 per whole share.
To the extent that this amendment results in fractional shares held by stockholders who own one or more full shares of Common Stock by reason of this amendment, such fractional shares will be rounded up or down to the nearest full share."


                          SPECIAL FACTORS

Background of the Proposed Reverse Stock Split

     The Company is a Delaware corporation organized in August 1971 under the name of Decair Corporation. Prior to May 1989, the Company's operations consisted primarily of performing helicopter maintenance, management and charter services entirely in the United States through two U.S. subsidiaries.

     Since 1989, the Company has changed substantially which has necessitated a reevaluation of its long-term business strategy. Presently, the Company, operating from its primary bases in the New York and London metropolitan regions, performs aviation sales and services for an international list of customers. Services provided by the Company include the management, charter, maintenance, hangarage and refueling of corporate helicopters and fixed wing aircraft. In addition, the Company's sales operations perform aircraft sales and brokerage services to customers located in markets throughout the world.

     In May 1989, the Company acquired (the "Limited Acquisition") all of the issued and outstanding shares of Lynton Group Limited, a company organized under the laws of England ("Limited"). Subsequent thereto, and in June 1989, the Company changed its name to Lynton Group, Inc. Limited, a London based company formed in 1984, is currently a holding company with four wholly-owned operating subsidiaries, Lynton Aviation Limited ("Aviation Limited"), European Helicopters Limited ("EHL"), Magec Aviation Limited ("Magec") which company was acquired in December 1997, and Air Hanson Limited ("Air Hanson"), which company was acquired in September 1998. Aviation Limited is primarily involved in the sale, management and charter of corporate helicopters and fixed wing aircraft; EHL is primarily involved in the rebuilding, sale and maintenance of corporate helicopters; Magec provides hangarage and refueling, charter, management, and maintenance services for corporate aircraft from its terminal at London Luton Airport located in the London, England metropolitan area; and Air Hanson, based at Blackbushe Airport in the United Kingdom, is primarily engaged in providing maintenance, sale and management of corporate turbine helicopters and fixed wing aircraft.

     In the United States, the Company, in August 1990, through its wholly owned subsidiary, Lynton Jet Centre, Inc. ("Lynton Jet Centre") formed for the purpose of such transaction, acquired substantially all of the assets of the Linpro Jet Centre (the "Jet Centre"), including its ground lease on a hangar facility located at the Morristown Municipal Airport, Morristown, New Jersey. The Jet Centre is a fixed base operation of approximately 132,000 square feet of hangar and office space, and provides hangarage and fueling services to corporate helicopters and fixed wing aircraft at the
Morristown Municipal Airport.   In February 1998, the Company, through
Lynton Jet Centre, acquired substantially all the assets of Jet Systems, including its ground lease on a hangar facility, located at Morristown Municipal Airport, Morristown, New Jersey. Such purchase was intended to enable Lynton Jet Centre to provide additional fixed base operation facilities for corporate aircraft users of the Morristown Municipal Airport.

     Due to the foregoing changes, the Company has had since 1989 significant foreign operations and revenues. In 1988, the Company had revenues of approximately $2,900,000 with none from foreign operations. In fiscal 1989, the Company's revenues increased to approximately $6,200,000 primarily due to the Limited Acquisition. Revenues from foreign subsidiaries represented 47% of all revenues achieved in that year. During fiscal 1990, revenues from foreign subsidiaries increased to 67% of all revenues achieved by the Company. More recently, revenues from foreign subsidiaries represented 51%, 55% and 67% of consolidated net revenues in 1997, 1996 and 1995, respectively. For example, in fiscal 1997, the Company had total net revenues of approximately $25,600,000 with approximately $12,600,000 from United States operations and approximately $13,000,000 from operations in the United Kingdom and other European countries. In fiscal 1996, the Company had total net revenues of approximately $22,800,000 with approximately $10,200,000 from United States operations and approximately $12,600,000 from operations in the United Kingdom and other European countries. Moreover, as a result of the acquisition of Magec completed in December 1997, the Company's foreign operations have dramatically increased. Assuming the acquisition of Magec had occurred on October 1, 1995 (the beginning of fiscal 1996), the Company's pro forma (unaudited) net revenues are estimated to have been approximately $47,500,000 for 1997 and $41,500,000 for fiscal 1996.

     Since 1989, the Board of Directors of the Company has substantially changed from that which existed prior to 1989. Other than Christopher Tennant, who has been a director of the Company since 1985, none of the other current directors served on the Board of Directors prior to 1989. The Board of Directors currently consists of six members. Paul R. Dupee, Jr., who is also Chairman of the Board, has been a director since April 1996; David Harland has been a director since January 1998; Richard Hambro and James G. Niven have each been a director since May 1989; and Nigel D. Pilkington has been a director since December 1996. Other than Mr. Niven, all of the Company's directors primarily reside in the United Kingdom.

     As a result of the foregoing, the Company has had an increased presence overseas and less of a presence in the United States.

     On October 20, 1995, the Company's Common Stock was delisted from trading on the Nasdaq Small-Cap Market. Since then, the Company's Common Stock has been quoted in the "pink sheets" promulgated by the National Quotation Bureau, Inc. and is currently qualified for listing on the OTC Bulletin Board. Trading in the Company's Common Stock has been sporadic and relatively inactive since October 20, 1995. See "Market for the Common Stock; Dividends".

     Since being delisted from trading on the Nasdaq Small-Cap Market, the Board of Directors of the Company has increasingly recognized that its stockholders derive no material benefit from the continued registration of the Common Stock under the 1934 Act. During this period of time, the Board has noted that a vast majority of the stockholders owned fewer than 2,000 shares each and that practically no public market for the Common Stock existed. Of approximately 525 stockholders of record, approximately 455 (approximately 86.7% of the Company's stockholders) hold 100 or fewer shares of Common Stock, approximately 470 (approximately 89.5% of the Company's stockholders) hold 250 or fewer shares and approximately 492 (approximately 94.3% of the Company's stockholders) hold 2,000 or fewer
shares.   Thus, if for any reason a trading market developed for the
Company's Common Stock, stockholders holding less than 2,000 shares would nonetheless have limited opportunities to realize any value for their shares since the sales of their shares would ordinarily involve disproportionately high brokerage commissions.

     On numerous occasions during fiscal 1997 and fiscal 1998, members of the Board of Directors held formal and informal meetings in person and via telephone conference calls to discuss the various considerations involved in the possibility of the Company ceasing to be a "reporting" company including effecting a reverse stock split, with a cash payment to be made in lieu of the issuance of fractional shares resulting from a reverse stock split.

     Initially, in the early part of fiscal 1997, there were sporadic and informal discussions held by Mr. Dupee and Mr. Tennant in London whereby they discussed the advisability of the Company eliminating stockholders holding a relatively small number of shares as well as the advisability of the Company remaining a reporting company in the United States. No decisions were made or conclusions reached in connection with these discussions. Each of Mr. Tennant and Mr. Dupee contacted the Company's outside corporate counsel to discuss the various considerations involved in the possibility of the Company effecting a transaction whereby those stockholders holding a relatively small number of shares would be eliminated, or alternatively, effecting a transaction whereby the Company would cease to be a reporting company. During the course of these conversations, corporate counsel discussed the procedures to effect a reverse stock split under Delaware law whereby cash payments could be made in lieu of fractional shares to stockholders holding a small number of shares thereby eliminating such stockholders holding nominal interests. In addition, corporate counsel advised that if such transaction was intended to have the effect of reducing the number of record holders to below 300 stockholders, then such transaction would be deemed to be a going-private transaction and would have to be done in compliance with the requirements of Rule 13e-3 promulgated under the 1934 Act.

     Following these initial preliminary discussions, it was requested by Mr. Dupee and Mr. Tennant that corporate counsel obtain an appropriate stockholders list from the Company's transfer agent so that an appropriate analysis could be made of the Company's stockholders to determine whether any of the foregoing ideas would be feasible. Such stockholders list was thereupon obtained and copies were analyzed by both the Company's corporate counsel and by the Company's Chief Financial Officer, each of whom concluded that of approximately 525 stockholders of record, over 450 stockholders held 100 or fewer shares of Common Stock, approximately 470 held 250 or fewer shares and approximately 490 stockholders held 2,000 or fewer shares.

     Further discussions continued in fiscal 1997 between Mr. Tennant and Mr. Dupee regarding these matters and other directors, which included Mr. Pilkington (who became a director in December 1996), Mr. Hambro and Mr.
Niven, were contacted.   Formal and informal meetings in person and via
telephone conference calls to discuss the various considerations involved in such matters were held in fiscal 1997. While no director voiced any opposition to effecting a reverse stock split in order to eliminate certain stockholders with nominal interests or effecting a going private transaction whereby the Company would cease to be a "reporting" company, it was decided that the Company not take any action at that time to effect either such a transaction and that the Company should reconsider such a transaction at a later date and possibly in fiscal 1998 or 1999.

     Following the acquisition of Magec in December 1997 and the issuance of the 8.0% Debentures in December 1997, the Board of Directors resumed discussions with regard to the foregoing proposals. Such conversations continued among the various directors, which as of January 1998 included Mr. Harland who became a Board member during that month. All Board members agreed that the Company's stockholders derived no material benefit from the continued registration of the Common Stock under the 1934 Act and that the Company achieved no material benefits in being a reporting company in the United States. As a result, the Board concluded that if the Company was going to effect a reverse stock split to eliminate stockholders with small holdings it should structure such transaction so that the number of stockholders be reduced to fewer than 300 holders to enable the Company to cease filing reports under the 1934 Act.

     During the third quarter of fiscal 1998, the Board began to consider what would be a fair price to pay for any fractional shares which may be created by a reverse stock split transaction. Mr. Dupee and Mr. Tennant suggested that the price be set at $1.00 per share in view of the recent issuance of the 8.0% Debentures which are convertible at a rate of $1.00 per share. As a result, meetings were held by the members of the Board, and after a careful analysis in which the Board considered the factors described below (see " - Recommendations of the Board of Directors; Fairness of the Reverse Stock Split"), the Board of Directors determined that a fair value would be $1.00 per share. The Board of Directors then approved the Reverse Stock Split and the Reverse Stock Split Amendment and a resolution to pay $1.00 per share in lieu of the issuance of fractional shares of the New Common Stock. The ratio of 1-for-250 was chosen initially by the Board as the Reverse Stock Split ratio. Such ratio was later adjusted by the Board to 1-for-2,000 as an administratively convenient ratio which should ensure that fewer than 300 stockholders would remain after the Reverse Stock Split. Representatives of Consulta Special Funds Limited, Task Holdings Limited, J.O. Hambro Nominees Limited and J.O. Hambro Investment Management Limited were contacted and such representatives voiced no opposition to such a proposal.

Reasons for the Reverse Stock Split

     The Board determined to propose the Reverse Stock Split because the Board believes that it was an opportune time to enable the vast majority of stockholders to liquidate their shares easily, at a fair price with no brokerage costs, recognizing that no active trading market currently exists with respect to the Common Stock. In connection therewith, the Board determined that the Company has the available cash needed to pay for any fractional shares which may be created by a reverse stock split transaction. The Board also believes that the registration of the Company's Common Stock under the 1934 Act is not advantageous to the Company in light of the nature of the Company. As a result of the changes which have occurred within the Company since 1989, the Company has had an increased presence overseas and less of a presence in the United States.
In addition, the Board noted that the Company has greatly expanded in recent years, which includes the acquisition of Magec which occurred in December 1997. Despite the growth of the Company and the improved financial performance in recent years, the market price of the Company's Common Stock has not materially changed and the Board noted that the Company has never developed and will likely not develop in the foreseeable future any significant trading market for its shares of Common Stock in the United States.

     The Board further noted that following the Reverse Stock Split the Company may attempt to change the Company's legal domicile to outside of the United States. Although no assurance can be given that the Company will attempt to effect or make this change of legal domicile, such change
may in fact be effected at some time after the Reverse Stock Split.   In
addition, the Company has had discussions and has contemplated that following the Reverse Stock Split, it may seek to raise additional capital in foreign markets and establish a trading market for its securities in foreign markets. In this regard, the Company has had discussions with investment banking firms in the United Kingdom and the Company may seek in the future, following the Reverse Stock Split, to effect a public offering of its securities in the United Kingdom and have its securities listed for
trading on the London Stock Exchange.   See " - Conduct of the Company's
Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange." Notwithstanding the foregoing, there can be no assurance that such a public offering in the United Kingdom and/or effecting a listing of the Company's securities on the London Stock Exchange, will be attempted, or if attempted, that such matters will be successfully completed. The Board believes, however, that in the event the Company attempts to accomplish the foregoing matters, it will be better positioned to successfully accomplish the foregoing if it then has a small stockholder base.

     The Board also noted that significant financial and operational constraints have prevented the Company and its stockholders from enjoying the benefits which traditionally flow from being a public company in the United States. The Company has significant debt obligations due to financings of various acquisitions which financings do not permit the Company to pay any dividends to its stockholders. Such constraints, together with the substantial legal, accounting and other costs incurred as a result of being a reporting company, have prevented and will continue to prevent for the foreseeable future the payment of any dividends to its stockholders. They will continue to prevent any meaningful appreciation in the value of the Company's shares of Common Stock.

     In addition, the Board noted that since being delisted from trading on the Nasdaq Small-Cap Market, the Company has never developed and will likely not develop in the foreseeable future any significant trading market for its shares of Common Stock in the United States. Although the Company's operations have increased substantially since 1989, the Common Stock since being delisted on the Nasdaq Small-Cap Market has traded infrequently and sporadically.

     As a reporting company, the Company has incurred and will continue to incur substantial costs as a result of its status as a reporting company under the 1934 Act. It incurs direct costs including legal, accounting, and printing fees, to prepare annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy solicitation materials and formal annual reports for distribution to stockholders prior
to an annual meeting.   Such direct costs are estimated to be approximately
$100,000 to $150,000 per year. The Company incurs substantial indirect costs insofar that the Company's management is also required to devote substantial time and attention to the preparation and review of these filings, the furnishing of information to stockholders and other stockholder matters. Since the Company has relatively few executive personnel, these indirect costs can be substantial. In light of the lack of benefits the Company has achieved from its status as a reporting company, the Board does not believe such costs are justified.

Recommendations of the Board of Directors; Fairness of the Reverse Stock
Split

     The Board believes that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the stockholders of the Company who will receive cash in lieu of fractional shares as well as those who will receive shares of the New Common Stock. The Board also believes that the process by which it approved the Reverse Stock Split was fair.

     In reaching its determination that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the stockholders and in reaching its recommendation that the stockholders vote for approval and adoption of the Reverse Stock Split and Reverse Stock Split Amendment and the payment of cash in lieu of fractional shares, the Board considered, among other things, (i) the opinion prepared by Collins Stewart as to the fairness from a financial point of view of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split (see " - Opinion of Collins Stewart"), (ii) each of the directors' knowledge of and familiarity with the Company's business, prospects, financial condition and current business strategy,
(iii) information with respect to the financial condition, results of operations, assets, liabilities, business and prospects of the Company, and current industry, economic and market conditions, (iv) the opportunity presented by the Reverse Stock Split for stockholders owning fewer than 2,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the absence of a liquid market, and (v) the future cost savings that will inure to the benefit of the Company and its continuing stockholders as a result of the Company deregistering its Common Stock under the 1934 Act.

     The Board recognized that despite improvements in the Company's business in recent years the marketability of the Company's stock in the United States has not improved, and the Board does not expect that any significant trading market will develop in the foreseeable future in the United States. Since 1989, the Board noted that the Company has steadily increased its foreign operations and has maintained less of a presence in the United States. Moreover, the Board noted that the Company's principal executive officers, including its Chief Executive Officer, are primarily in the United Kingdom, and its directors, other than Mr. Niven, primarily reside in the United Kingdom. As a result, the Board believes that the Company's business and future prospects currently have and are expected to continue to have a greater presence in foreign markets. In this regard, the Board believes that neither the Company nor its stockholders derive any material benefit from the continued registration of the Common Stock under the 1934 Act and that the monetary expense and burden to management of continued registration significantly outweighs any material benefit that may be received by the Company or its stockholders as a result of such registration.

     The Board also considered the following factors as generally supporting its determination as to the fairness:

     Current and Historical Market Prices. The Board reviewed the current and historical market prices for the Company's Common Stock since being delisted from the Nasdaq Small-Cap Market (October 20, 1995) and noted that since such date and through the end of fiscal 1997 the bid price has ranged from a low of 1/8 to a high of 7/8. Since the end of fiscal 1997, the bid price has ranged from a low of 1/2 which is the most recent available reported bid price to a high of 1-3/4 which was the highest reported bid
price which occurred in October 1997.   The date of the most recent
available price is July 17, 1998. During October 1997, the reported bid price was higher than $1.00 between October 7th and October 13th. Nevertheless, insofar that trading in the Company's stock has been sporadic and relatively inactive, the Board did not believe that such higher price during such period was indicative of the value of the Company's stock or reflective of any trend in the trading market since the reported bid price of the Company's stock has since January 1998 been below $1.00.

     Net Book Value. The net book value of the Company as of September 30, 1997 was $4,523,860. As of June 30, 1998, the net book value of the Company was $5,184,642. Based upon 6,394,872 outstanding shares of Common Stock, the net book value per share as of September 30, 1997 was approximately $.71 and the net book value per share as of June 30, 1998 was approximately $.81.

     Going Concern Value. In determining a going concern value of the Company, the Board took into consideration the improvement in earnings of the Company over the past few years, the future outlook of the Company, recent acquisitions and such relationship to future earnings, the Company's financial condition, including current and future earnings and cash flow, and the Board's knowledge of the business, prospects and competition of the Company. After this analysis of going concern value and taking all factors into account, the Board determined in its judgment but without mathematical formula that the going concern value should be higher than book value but no greater than $1.00 per share.

     Liquidation Value. Traditionally, in liquidation, a business will receive less for its assets than as a going concern. In liquidation, it may reasonably be assumed that the net value of the Company will be less than its book value. In this regard, the Board noted that the Company's assets in total would in all likelihood yield substantially less upon liquidation than their book value. This belief is based in part on the expenditures which would be incurred by the Company if it attempted to sell its assets. In addition, the Board does not believe that there is a ready market for the Company's assets in bulk and, as a result, it would be difficult to sell those assets in bulk for their net book value.

     Recent Purchases. The Board reviewed privately negotiated transactions which occurred in fiscal 1997 in which (i) the four holders of all of the then outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") agreed to convert all of the Series C Preferred Stock at a rate of $.49 per share or an aggregate of 2,053,876 shares of Common Stock, and (ii) two holders of the Company's 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "10% Debentures") agreed to convert the 10% Debentures held by them (in the principal amount of $1,065,000) at a rate of $.33 per share or 3,227,273 shares of Common Stock. Two of such holders of the Series C Preferred Stock were James G. Niven, a director of the Company, and J. O. Hambro Nominees Limited, which may be deemed to be controlled by Richard Hambro, a director of the Company. Such two holders of the 10% Debentures were Paul
R. Dupee, Jr., Chairman of the Board and a director of the Company, and Consulta Special Funds Limited. The shares acquired by Consulta Special Funds Limited may be deemed to be beneficially owned by Nigel D.
Pilkington, a director of the Company.   In addition, the Board considered
another privately negotiated transaction which occurred in December 1997 whereby the Company issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties, the 8.0% Debentures in the aggregate principal amount of $5,816,000. The 8.0% Debentures are convertible into shares of the Company's Common Stock at an initial conversion price of $1.00 per share once the Certificate of Incorporation is modified to increase the number of authorized shares of Common Stock which is being proposed in connection with this Information Statement. The Board also considered another privately negotiated transaction which occurred in September 1998 whereby the Company issued to certain non-affiliated institutional investors the Additional 8.0% Debentures in the aggregate principal amount of $4,623,000. The Additional 8.0% Debentures are convertible into shares of the Company's Common Stock at an initial conversion ratio starting at $1.35 per share until June 30, 1999; $1.25 from July 1, 1999 to July 31, 1999; and then decreasing monthly thereafter by $.05 per month until December 1, 1999 whereupon the conversion ratio shall thereafter be
$1.00 per share.   The Board did not consider the initial conversion ratios
above $1.00 as an indication of the value of the Company's stock but simply a method to give preferential treatment to the holders of the Company's 8.0% Debentures which were issued in December 1997.

     Offers by Others. The Board also noted that during the preceding 18 months the Company has not received any firm offers nor is it aware of any offers for a merger or consolidation or is it aware of any sale or other transfer of all or any substantial part of the assets of the Company or securities of the Company which would enable the holder thereof to exercise control of the Company.

     The Board considered alternatives to the proposed Reverse Stock Split, including privately negotiated purchases of Common Stock as well as a possible self-tender offer. However, such alternatives were rejected because there was no assurance that either alternative would assure a sufficient response in order to result in the Company having fewer than 300 stockholders. The Board did not consider a possible sale of the Company because no firm offers had been presented to the Board and no determination had been made that a sale would be in the best interests of the stockholders. In addition, the Board did not view a sale as an alternative that could achieve the objectives that the Board sought to achieve with the Reverse Stock Split, which were providing liquidity for small stockholders while at the same time reducing costs for the Company and its continuing stockholders.

     In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the fairness of the Reverse Stock Split, taken as a whole, the Board did not find it practicable to assign relative weights to the factors considered in reaching its determination that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the stockholders of the Company. If any factor assisted the Board in its determination, the Board did not assign a relative weight to such factor and did not make a determination as to why a particular factor, as a result of the deliberations by the Board, should be assigned any weight.

     The Board of Directors did not structure the Reverse Stock Split to require approval of at least a majority of the unaffiliated stockholders. They concluded, despite not structuring the Reverse Stock Split in such manner, that the Reverse Stock Split is fair to the Company's unaffiliated stockholders. The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split or preparing a report with respect to the fairness of the Reverse Stock Split. The Board determined that the cost and expense to retain such representative was not warranted in light of the engagement of Collins Stewart to render an opinion as to the fairness from a financial point of view of the cash consideration to be paid in lieu of the issuance of fractional shares of New Common Stock as part of the Reverse Stock Split, and the expected cash consideration to be paid to the fractional stockholders pursuant to the Reverse Stock Split.

     The Board of Directors concluded the Reverse Stock Split is fair to the Company's unaffiliated stockholders from a procedural point of view. The Board reiterated that in determining the amount of cash consideration to be paid for fractional interests as a result of the Reverse Stock Split, the Board considered various factors in reaching a fair price, including the opinion rendered by Collins Stewart. The Board noted that the Reverse Stock Split, given the lack of an active trading market for the Company's stock, afforded stockholders who hold less than 2,000 shares a one time opportunity to receive, in view of the Board of Directors, fair value for their shares. In addition, the Reverse Stock Split constitutes the most expeditious, efficient, and least expensive method to convert the Company from a reporting company to a non-reporting company in comparison to other alternatives considered by the Board.

     If the Reverse Stock Split is consummated, all persons holding fewer than 2,000 shares at the effective time of the Reverse Stock Split will no longer have any interest in, and will not be stockholders of the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such holder of Common Stock will have the right to receive $1.00 per share in cash without interest. Directors and executive officers, in addition to all other stockholders who remain stockholders after the Reverse Stock Split, will realize an increase in their equity ownership of the Company. Certain directors of the Company who own the 8.0% Debentures shall also have the opportunity to increase their shareholdings by converting their 8.0% Debentures into shares of New Common Stock at a conversion rate of $1.00 per share assuming approval of the Capitalization Amendment and certain officers, directors and other key employees holding options shall have an opportunity to acquire additional shares.

     The Company intends, as a result of the Reverse Stock Split, to terminate the registration of its Common Stock under the 1934 Act. The Company will then be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Company will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the SEC. Unless the shares become listed on The London Stock Exchange, remaining stockholders should expect a limited or no trading market for the shares. See " - Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange". Although stockholders may sell their shares in privately negotiated transactions, stockholders will in all likelihood be dependent to a great extent upon the Company's willingness to purchase shares.

     The Board of Directors has reserved the right to abandon the Reverse Stock Split prior to its consummation, if circumstances arise which in the opinion of the Board of Directors, make such abandonment advisable such as, but not limited to, (i) any legal action or proceeding concerning the Reverse Stock Split or, in the opinion of the Board of Directors, materially adversely affecting the Company, is instituted or threatened in any court or by or before any governmental agency, or (ii) there shall have been, in the opinion of the Board of Directors, any material change in the business, financial condition or operations of the Company which in the opinion of the Board of Directors make such abandonment advisable.

Opinion of Collins Stewart

     The Company received a draft written opinion from Collins Stewart Ltd. ("Collins Stewart") on October 26, 1998 with respect to the fairness of the consideration to be received by holders of the currently outstanding shares in the Company in lieu of the issuance of any resulting fractional shares of the New Common Stock following the Reverse Stock Split. A copy of the Opinion provided by Collins Stewart is attached hereto as Annex B and stockholders are urged to read it in its entirety.

     Collins Stewart, a member of the London Stock Exchange, is a brokerage firm to institutional investors and also provides corporate advisory and
broking services to currently over 60 corporate clients.   Members of
Collins Stewart Corporate Finance Department are regularly involved in providing advice which includes advise as to the valuation of securities in connection with public offerings, private placements, acquisitions, fairness opinions and other purposes.

     Collins Stewart has previously been engaged by the Company to provide broking services and is currently engaged to provide advisory and broking services in respect of future equity fundraisings which the Company may wish to pursue, including a possible fundraising on the London Stock Exchange. In this regard, Collins Stewart was engaged by the Company to provide the Company with corporate finance advice and services in connection with a proposed convertible debt offering (which was completed in September 1998 with the sale of the Additional 8.0% Debentures) and in connection with a possible issuance of shares on the London Stock Exchange. An affiliate company of Collins Stewart invested as principal in the Additional 8.0% Debentures to the value of $3,000,000. Collins Stewart itself received Additional 8.0% Debentures to the value of $123,000 in consideration of its services as placing agent. With regard to a possible issuance of shares on the London Stock Exchange, such engagement with Collins Stewart does not oblige Collins Stewart to sell, acquire, place, underwrite or subunderwrite any investments, unless and until it is expressly agreed otherwise in writing, but to advise the Company as Collins Stewart sees fit, in what it perceives to be the Company's best interests in light of the circumstances prevailing at the time at which such advice is given. In the event such an issuance is effected, however, the engagement does provide for the payment of various fees and commissions, and certain fees, under certain specific circumstances only, if such issuance does not proceed at the Company's initiation.

     The Company determined the consideration to be received by stockholders, and Collins Stewart has only undertaken investigations of the Company and performed the procedures described below in order to render its Opinion. Collins Stewart was not asked to nor did it express an opinion on any other restructuring aspects of the Reverse Stock Split. No limitations were imposed upon Collins Stewart by the Company's Board of Directors with respect to the investigations or procedures followed by Collins Stewart in rendering the Opinion, except that Collins Stewart in connection with its engagement, was not authorized to solicit and did not solicit any third-party indications of interest in acquiring all or any part of the Company.

     In the Opinion, Collins Stewart stated that it was relying upon the accuracy and completeness, without independent verification, of the publicly available information and all other information concerning the Company furnished to, and other published information reviewed by, Collins Stewart. Collins Stewart also assumed that financial projections of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Collins Stewart also indicated in the Opinion that it has not made an independent appraisal or physical inspection of the assets or liabilities of the Company. Collins Stewart highlighted in the Opinion that the valuation derived for the Company's equity is based on the Company's present financing arrangements.

     In rendering the Opinion, Collins Stewart undertook investigations of the Company as described in the Opinion, including, among other things, reviewing and analyzing: (1) drafts of the Information Statement filed with the Securities and Exchange Commission; (2) certain relevant publicly available information regarding the Company, (3) financial and operating information with respect to the business operations of the Company furnished by the Company, including financial projections of the Company prepared by the management of the Company, (4) a trading history of the Company's common stock from January 1, 1997 to the date of the Opinion, (5) information concerning convertible debentures and stock options recently issued by the Company, (6) publicly available information concerning certain other companies and transactions that Collins Stewart identified as comparable or otherwise relevant to its review, and (7) other transactions that Collins Stewart deemed comparable or otherwise relevant to this
transaction.   In addition, Collins Stewart has had discussions with the
management of the Company concerning its business and operations, current net asset position and future prospects, and undertook such other studies, analyses, and investigations as deemed appropriate. The management of the Company assured Collins Stewart during these discussions that they are unaware of any facts that would make the information provided to Collins Stewart incomplete or misleading.

     Collins Stewart has advised the Company that prior to delivering the Opinion it performed various analyses and comparisons regarding the Company, including the analyses and comparisons summarized below:

1. Current and Historical Market Prices

     Collins Stewart reviewed details, provided by the Company, of reported trades in the Company's shares since January 1, 1997 to the date of the Opinion. During this period the bid price for the Company's shares ranged from a low of $0.125 to a high of $1.75 per share. Other than three reported trades in the Company's shares during October 1997, there have been no other reported trades at a price above $1.00, with the latest reported trade in the Company's shares being in July 1998 at $0.50. The history of only 17 reported transactions in this period indicates a lack of liquidity in the Company's shares, which Collins Stewart believes has been contributed to by the financial risk attached to the Company following the level of debt taken on by the Company on the acquisition of Magec Aviation
Limited in December 1997.   Collins Stewart also noted that since the date
of the last reported trade in the Company's shares stock market conditions have deteriorated, particularly for smaller companies. Collins Stewart also noted that as far as the Directors of the Company are aware there are no bids for shares in the Company at a value of $1.00 or above.

     Collins Stewart also considered the issue by the Company in September 1998 of the Additional 8.0% Debentures to certain non-affiliated institutional investors. The Additional 8.0% Debentures have an initial conversion ratio of $1.35 per share decreasing to $1.00 per share at and after December 1, 1999. Collins Stewart noted that it is usual for convertible loan stock to be issued with a conversion price in excess of that which the issuer considers to be the value of the underlying shares. This is usual where the convertible loan stock carries benefits in terms of income and security in comparison with the underlying shares. The Additional 8.0% Debentures yield an 8% (fixed rate) coupon semi-annually, whereas the Company's shares currently yield no dividend and the Company has no stated or intended dividend policy, and the Additional 8.0% Debentures rank in front of the Company's shares in terms of security. Collins Stewart also noted that market conditions for smaller companies and for fund railings in particular have deteriorated significantly since the Additional 8.0% Debentures were marketed in August 1998. Collins Stewart also stated that it would expect non-affiliated institutional investors in the Additional 8.0% Debentures would assign a lower value to the Company's shares in current market conditions than they would have done in August 1998.

     Collins Stewart also noted that an earlier issue of 8.0% Debentures took place in December 1997, raising $5,816,000 from unaffiliated investors as well as certain directors and affiliated stockholders. These 8.0% Debentures were issued with a conversion ratio of $1.00 per share. Additionally, it was noted that during 1997 the four holders of the then outstanding Series C Convertible Preferred Stock agreed to convert into shares in the Company at a rate of $0.49 per share and two holders of the Company's 10% Subordinated Convertible Debentures due December 31, 1998 agreed to convert into shares in the Company at a rate of $0.33 per share.

     Collins Stewart also noted that the Company has issued stock options to its Directors with exercise prices of either $0.50 or $1.00 per share. The last stock options issued by the Company were issued on January 1, 1998, with an exercise price of $1.00 per share. This exercise price reflects the value per share that the Directors considered to be fair at that time.

2.  Net Book Value / Liquidation Value

     As at June 30, 1998, the Company had a net asset value per share of $0.81. The Company's net asset value per share is estimated to have been increased by approximately $0.06 per share on the acquisition of Air Hanson. Collins Stewart enquired as to whether the Directors of the Company were aware of any other significant changes to the net assets of the Company since June 30, 1998 or any assets or liabilities in the Company's consolidated balance sheet at June 30, 1998 which were stated at a value which they estimated was significantly different to their net realisable values.

     Collins Stewart noted that the liquidation value of the Company would be expected to be less than the value of the Company's net assets as reflected in the above net asset value per share.

3.  Going Concern Value

     Collins Stewart reviewed the Company's going concern value principally on the basis of analyzing the Company's trading performance relative to publicly-traded comparable companies. Following discussions with the Directors of the Company, Collins Stewart decided that it would not pursue a discounted cash flow analysis of the Company.

     Collins Stewart noted that given the Company's significant level of debt (the Company's net debt to equity ratio as at June 30, 1998 was 567%), an analysis based on enterprise value ("EV") to earnings before interest, tax, depreciation and amortization ("EBITDA") would provide the most appropriate earnings-based valuation indicators for the Company. Collins Stewart undertook a comparison of EV / historic EBITDA for the Company and Mercury Air Group, Inc. ("Mercury"), the one company identified as listed on a North American or European stock exchange which has an FBO or aircraft charter and management business as a significant part of its activities. Given a value of $1.00 per share in the Company, Collins Stewart determined that the Company had an EV / historic EBITDA of 5.6, which compared to a similar multiple for Mercury of 4.7.

     Other sectors which Collins Stewart determined could offer companies with comparable activities to those of the Company were airlines, regional airlines, airports, airport and airline services, transportation, and business services. However, Collins Stewart stated that there are no airline, regional airline, airport or airport and airline services companies listed on the Nasdaq Stock Market ("Nasdaq") which are comparable with the Company in terms of size, all such companies being substantially larger than the Company. Of the remainder of potential comparable companies involved in transportation or business services, Collins Stewart believe there to be too diverse a collection of companies to allow for any meaningful comparisons to be made.

     Collins Stewart noted that limited information appeared to be available on companies listed on Nasdaq on a sectorial basis that could be used for the purpose of comparisons with the Company. The only indicator identified by Collins Stewart of relevance was the price / historic earnings multiple for those companies which constitute the Nasdaq Transportation Index which as at October 1998 was 10.95, sourced directly from Nasdaq. Collins Stewart noted that given an aggregate US corporate taxation rate of 40%, this average price / earnings multiple figure implied a price / historic pre-tax earnings multiple of 6.6 and thus an EV/ historic EBITDA multiple of an even lower figure would be suggested. Collins Stewart noted that this would seem to support the EV/ historic EBITDA multiple for the Company of 5.7, given a value per share of $1.00.

     Collins Stewart identified price / prospective earnings ratios for certain sectors for companies on the London Stock Exchange as further potentially relevant indicators for the Company, given that no similar ratios were identified for Nasdaq listed companies. An analysis of the Company's projected and forecast EBITDA against implied EV / prospective EBITDA multiples for the FTSE Small Cap. Index and the FTSE Transportation Sector Index for companies on the London Stock Exchange (source: FTSE International Ltd) further supported a value per share in Company of $1.00 being a fair value.

4.  Comparable transactions

     Collins Stewart noted that while there have been one or two of acquisitions of FBO and related companies in recent years, such as the acquisition of Executive Jet, Inc. in July 1998, there are no transactions for which adequate details have been obtained to allow for an analysis of comparable transactions.

     The Directors of the Company also informed Collins Stewart that no firm offers for the Company or any of its assets have been received in the last eighteen months.

     The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Collins Stewart believes that its analyses must be considered as a whole and that selecting portions of its analysis, without considering all analysis, would create an incomplete view of the process underlying the Opinion. Collins Stewart did not attribute any particular weight to any analysis or factors considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In its qualitative analysis Collins Stewart considered current and historical market prices to be of most significance in its determination of the Opinion. The going concern analysis is limited by the lack of comparable listed companies and the lack of details disclosed in relation to recent transactions involving comparable companies. The ability to value the Company is further complicated by its high debt levels which make comparisons with other available indicators, such as price to sales, inappropriate. Collins Stewart further noted that the value of the Company's equity is significantly impacted by the Company's present financing structure and that the marketability and liquidity of shares in the Company could be significantly altered by changes to the Company's capital structure. In particular, any future equity fundraising which the Company may or may not successfully pursue, could enhance the value of each share in the Company by reducing the Company's levels of debt as well as improving the marketability of the Company's shares. Additionally, estimates of the value of a business do not purport to be appraisals or to necessarily reflect the price at which such business may actually be sold.

     Collins Stewart notes in its letter of engagement that the conclusions which Collins Stewart may reach in respect of any advice it renders may change and that its obligation in this respect is to advise the Company as it sees fit, in what it perceives to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given.

     Collins Stewart was selected by the Board because of its expertise and experience in rendering fairness opinions and its expertise in trading and valuing securities, as well as its familiarity with the Company and its business in which it operates.

     For its services, including rendering its opinion, the Company has contracted to pay a fee of 40,000 Pounds Sterling to Collins Stewart and has agreed to pay all reasonable costs, charges and expenses of Collins Stewart with respect to the engagement.

     Except as reflected in this Information Statement, neither Collins Stewart nor, to the best knowledge of Collins Stewart, any of its affiliates has had a material relationship during the past two years with the Company or any of its affiliates, nor is any material relationship contemplated.

Interests of Certain Persons and Potential Conflicts of Interest

     In considering the recommendation of the Board of Directors with respect to the Reverse Stock Split, stockholders should be aware that the Company's directors and executive officers have interests which may present them with conflicts of interest in connection with the Reverse Stock Split. Specifically, a majority of the directors and executive officers of the Company own Common Stock and, after the Reverse Stock Split, all will exchange shares of Old Common Stock for shares of New Common Stock if the Reverse Stock Split is approved by the stockholders. In addition, the equity percentage ownership of all shareholders remaining after the Reverse
Stock Split will be increased.   Thus, directors and executive officers, in
addition to all other stockholders who remain stockholders after the Reverse Stock Split, will realize an increase in their equity ownership of the Company. Certain directors of the Company who own the 8.0% Debentures shall also have the opportunity to increase their shareholdings by converting their 8.0% Debentures into shares of New Common Stock at a conversion rate of $1.00 per share assuming approval of the Capitalization Amendment.

Conduct of the Company's Business After the Reverse Stock Split; Possible Change in Legal Domicile of the Company; Possible Listing on the London Stock Exchange

     If the Reverse Stock Split is consummated, all persons holding fewer than 2,000 shares at the effective time of the Reverse Stock Split will no longer have any interest in, and will not be stockholders of the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such holder of Common Stock will have the right to receive $1.00 per share in cash without interest.

     The Company intends, as a result of the Reverse Stock Split, to terminate the registration of its Common Stock under the 1934 Act. The Company will then be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Company will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the SEC. Among other things, the effects of this change will be a savings to the Company in not having to comply with the requirements of the 1934 Act.

     In the event the Company terminates the registration of its Common Stock under the 1934 Act prior to the repayment in full of the 10% Debentures which remain outstanding in the principal amount of $795,000, such will constitute an event of default under the terms thereof. Although no assurance can be given, the Company does not, however, expect that such an event will occur insofar that the Company anticipates repaying the remaining balance upon either the current maturity date (December 31, 1998) or the date the Company terminates the registration of its Common Stock under the 1934 Act, whichever event first occurs.

     If the Reverse Stock Split is effected, the officers and directors of the Company will hold approximately 69.6% of the outstanding Common Stock. Such individuals now own approximately 67.1%. The foregoing does not take into account the exercise of any stock options which the present officers and directors currently hold. In addition, the foregoing does not take into account any shares which may be issued upon conversion of the 8.0% Debentures of which a significant majority are owned by officers, directors and their affiliates. See "Proposed Increase in the Company's Authorized Shares of Common Stock" and "Principal Stockholders and Security Ownership of Management".

     As a result of the Reverse Stock Split Amendment, the number of authorized shares of Common Stock will be reduced to 12,500 shares of Common Stock, $0.30 par value per share, of which approximately 3,100 shares will be outstanding. With the exception of the number of authorized shares, the terms of the Common Stock before and after the Reverse Stock Split will remain the same. In addition, the number of authorized shares of Preferred Stock will be reduced to 2,500 shares, none of which are currently outstanding.

     With regard to the conduct of the Company's business after the Reverse Stock Split, the Company has had discussions and has considered changing its legal domicile to outside of the United States. The Company is currently organized and existing under the laws of the State of Delaware. Of approximately 525 stockholders of record, approximately 493 stockholders have addresses in the United States according to the records of the Company's transfer agent and approximately 29 stockholders have addresses outside of the United States and primarily in the United Kingdom. In connection with the Reverse Stock Split in which approximately 490 stockholders will be eliminated, approximately 480 are stockholders in the United States and approximately 10 are stockholders outside of the United States. As a result, the Reverse Stock Split will have the effect of reducing to a substantial extent the number of remaining stockholders in the United States as well as reducing to a substantial extent the percentage of U.S. stockholders as compared to non-U.S. stockholders. Such changes which will occur in the Company's stockholder base with further reduce the Company's presence in the United States which since 1989, as a result of the changes which have occurred since then in the Company's business and operations, has already been reduced. See "Special Factors - Background of the Proposed Reverse Stock Split".

     Due to the foregoing changes, the Board of Directors has discussed and considered that following the Reverse Stock Split it may be in the best interests of the Company and its remaining stockholders to change the Company's legal domicile to outside of the United States. Although no assurance can be given that the Company will attempt to effect or make this change of legal domicile, such change may in fact be effected at some time after the Reverse Stock Split. It is contemplated that in the event the Company attempts to change its legal domicile to outside of the United States, such change may be effected by forming a new wholly-owned subsidiary outside of the United States and then merging the Company (Lynton Group, Inc., a Delaware corporation) into the newly formed entity which will be the successor to the Company. Alternatively, a new company may be formed outside of the United States which may effect a stock exchange with the then stockholders of the Company in proportion to their stockholding in the Company with the result that the new company becomes the successor to the Company, or the Board of Directors of the Company may authorize another method in order to accomplish a change in the legal domicile to outside of the United States.

     In addition, the Company has had discussions and has contemplated that following the Reverse Stock Split, it may seek to raise additional capital in foreign markets and establish a trading market for its securities in foreign markets. In this regard, the Company has had discussions with investment banking firms in the United Kingdom and the Company may seek in the future, following the Reverse Stock Split, to effect a public offering of its securities in the United Kingdom and have its securities listed for trading on the London Stock Exchange. See "Proposed Increase in the Company's Authorized Shares of Common Stock". Also, see " - Opinion of Collins Stewart" for information on the engagement of Collins Stewart to provide advisory and broking services for a possible fundraising on the London Stock Exchange. Notwithstanding the foregoing, there can be no assurance that such a public offering in the United Kingdom and/or effecting a listing of the Company's securities on the London Stock Exchange, will be attempted, or if attempted, that such matters will be successfully completed.

     Other than as described herein, the Company expects its business and operations to continue after the Reverse Stock Split as they are currently being conducted. In addition, other than as described herein, neither the Company nor its Management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to materially change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. However, the Board will continue to evaluate such business and operations after the Reverse Stock Split and make such changes as are deemed appropriate.

Federal Income Tax Consequences

     THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL
INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

     The receipt of New Common Stock in exchange for Old Common Stock will not result in the recognition of gain or loss to a stockholder, and the adjusted tax basis of a stockholder in the New Common Stock will be the same as the stockholder's adjusted tax basis in the Old Common Stock.

     The receipt of cash by a stockholder pursuant to the Reverse Stock Split, however, will be a taxable transaction for federal income tax purposes. A stockholder owning fewer than 2,000 shares will receive only cash in the transaction and generally will recognize gain or loss equal to the difference between the cash received and the stockholder's adjusted tax basis in the surrendered Common Stock. The gain or loss recognized generally will be capital gain or loss if the Common Stock is held as a capital asset. Generally, unless the stockholder is in the business of buying and selling securities, the Common Stock will be deemed to be held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the Common Stock has been held for more than one year. If held for one year or less, any such capital gain will be a short-term capital gain which will be taxed as ordinary income which will based upon the stockholder's ordinary income tax bracket. Under current tax laws, the maximum tax bracket is 39.6%. If held for more than one year, capital gains are taxed at a 10% rate for a stockholder in the 15% ordinary income tax bracket and at a 20% rate for a stockholder in any higher ordinary income tax bracket. In general, a stockholder who realizes a capital loss is entitled to offset his capital gains, if any, and deduct a portion of the loss against his ordinary income.

     Special taxation and withholding rules may apply to any stockholder that is a nonresident alien or a foreign corporation. Those rules are beyond the scope of this discussion and should be discussed with a personal tax advisor. Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, certain other information) to the Company's transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. See "Special Factors - Exchange of Certificates and Payment for Fractional Shares of New Common Stock". The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the effective date of the Reverse Stock Split Amendment. Failure to provide such information may result in backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT REFER TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY SPECIFIC STOCKHOLDER. STOCKHOLDERS, PARTICULARLY THOSE WHO HAVE ACQUIRED SHARES OF COMMON STOCK IN COMPENSATION RELATED TRANSACTIONS, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTION, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Appraisal Rights; Escheat Laws

     No appraisal rights are available under the Delaware General Corporation Law to stockholders who dissent from a reverse stock split proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against the Company and its Board of Directors, and claim that the transaction was unfair to the unaffiliated stockholders, and/or that there was no justifiable or reasonable business purpose for the Reverse Stock Split.

     Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment therefor, generally will have a period of years from the date of the Reverse Stock Split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by the records of the Company, the period is three years. Following the expiration of that three-year period, the Abandoned Property Law of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years.

Exchange of Certificates and Payment for Fractional Shares of New Common
Stock

     If the proposed Reverse Stock Split and Reverse Stock Split Amendment is approved by the stockholders, the transfer agent for the Company's Common Stock will request in writing that stockholders deliver to such transfer agent their certificate or certificates for shares of the Company's Old Common Stock. Upon receipt of such certificates, the transfer agent will issue and forward to each stockholder a new certificate or certificates (in denominations requested by each stockholder) representing the appropriate number of shares of the Company's New Common Stock. However, to the extent that the Reverse Stock Split results in a stockholder holding less than a single full share of the Company's Common Stock, then as described above the transfer agent will pay and forward to each such stockholder an amount of cash for such fractional shares in an amount equal to the appropriate fraction of $1.00 per whole share.

     No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares, all expenses of which will be borne by the Company.


               FINANCING OF THE REVERSE STOCK SPLIT

     The Board estimates that the total cost to the Company of the Reverse Stock Split for the payment of the fractional share interests in the Reverse Stock Split and the estimated transactional fees and expenses of $125,000 will be approximately $415,000. The Company intends to finance this transaction primarily from current working capital.


    PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the date hereof, the number of shares of Common Stock owned of record or beneficially, or both, and the percentage of outstanding Common Stock owned before and after the effective date of the Reverse Stock Split by each of the following: (i) each person who owned of record, or is known by the Company to have beneficially owned, individually, or with his associates, more than 5% of such shares then outstanding; (ii) each Director of the Company and each executive officer of the Company; and (iii) all Directors and executive officers as a group. The following information does not include any shares which may be issued upon conversion of the 8.0% Debentures described elsewhere herein. Except as otherwise indicated below, each of the persons listed below has sole voting and investment power with respect to his or her shares.

                                                Percent  Percent
                                                of Class of Class
                                 Amount and     Before   After
                                 Nature of      Reverse  Reverse
                                 of Beneficial  Stock    Stock
Name of Beneficial Owner         Ownership      Split    Split

Consulta Special Funds Limited   2,148,788(1)   32.3%    33.4%
Paul R. Dupee, Jr.               1,348,485(2)   21.1%    21.9%
Task Holdings Limited            1,026,936(3)   16.1%    16.6%
Brae Group, Inc.                   410,776(4)    6.4%     6.7%
Christopher Tennant              1,071,132(5)   14.8%    15.2%
James G. Niven                     431,610(6)    6.7%     6.9%
Richard Hambro                     342,056(7)    5.3%     5.5%
Nigel D. Pilkington              2,149,288(8)   32.3%    33.4%
Ian J. Borrowdale                   78,547(9)    1.2%     1.3%
Louis Marx, Jr.                    410,776(10)   6.4%     6.7%
David Harland                      166,666(11)   2.5%     2.7%

All Executive Officers
and Directors as a Group         5,587,784(12)  72.7%    74.9%

(1) Includes 1,898,788 shares held by Consulta Special Funds Limited ("Consulta") and 250,000 shares which Consulta has the right to acquire within 60 days pursuant to the exercise of stock options. The address for Consulta is St. Julian's Avenue, Guernsey, Channel Islands.
(2)  The address for Paul R. Dupee, Jr. is 10 Wilton Row, London, England.
(3) The address for Task Holdings Limited is P.O. Box 16, Castletown, Isle of Man.
(4)  The address for Brae Group, Inc. is 1101 Richmond Avenue, Houston,
     Texas.
(5) Includes 220,000 shares held by Christopher Tennant, 11,132 shares held by Lynton International Limited, a company organized under the laws of England ("Lynton International") and 840,000 shares which Mr. Tennant has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Tennant is the sole shareholder of Lynton International and, by virtue of such ownership, Mr. Tennant may be deemed the beneficial owner of the shares held by Lynton International.
(6) Includes 423,276 shares held by Mr. Niven, 5,000 shares owned by a foundation for which Mr. Niven serves as a trustee and a director and 3,334 shares which Mr. Niven has the right to acquire within 60 days pursuant to the exercise of stock options. The address for Mr. Niven is 1334 York Avenue, New York, New York.
(7) Includes 66,667 shares held by BMB-H Investment Company Limited, a Jersey corporation ("BMB-H") which is 25% owned and controlled by J.O. Hambro & Company Limited, a corporation organized under the laws of England ("J.O. Hambro"). Richard Hambro is an Executive Director of J.O. Hambro and, by virtue of such status, may be deemed to be a controlling person of BMB-H and beneficial owner of the shares held by BMB-H. Mr. Hambro disclaims beneficial ownership of the shares held by BMB-H. Also, includes 205,388 shares held by J.O. Hambro Nominees Limited, 66,667 shares held by J.O. Hambro Investment Management Ltd. and 3,334 shares which Mr. Hambro has the right to acquire within 60 days pursuant to the exercise of stock options.
(8) Includes 500 shares held by the wife of Mr. Pilkington and 1,898,788 shares held by Consulta and 250,000 shares which Consulta has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Pilkington is a director of Consulta and may be deemed to have beneficial ownership of such shares. Mr. Pilkington disclaims beneficial ownership of the shares held by Consulta except to the extent of his pecuniary interest therein. The address for Mr. Pilkington is 20 St. James's Street, London, England.
(9) Includes 46,547 shares held by Mr. Borrowdale and 32,000 shares which Mr. Borrowdale has the right to acquire within 60 days pursuant to the exercise of stock options.
(10) Consists of 410,776 shares held by Brae Group, Inc. ("Brae"). Louis Marx, Jr. owns the majority of the voting securities of Brae and may therefore be deemed to beneficially own the shares held by Brae. The address for Mr. Marx is 667 Madison Avenue, New York, New York.
(11) Consists of 166,666 shares which Mr. Harland has the right to acquire within 60 days pursuant to the exercise of stock options. In addition, Mr. Harland has options to acquire an additional 333,334 shares which are not exercisable within 60 days.
(12) Includes 1,295,334 shares which present officers and directors have the right to acquire within 60 days pursuant to the exercise of stock options.



                     MANAGEMENT OF THE COMPANY

     Set forth below are the present directors and executive officers of the Company. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

                              Present Position       Has Served as
Name                  Age     and Offices            Director Since

Christopher Tennant   47      President, Chief       1985
                              Executive Officer
                              and Director

Paul R. Dupee, Jr.    55      Chairman of the Board  1996
                              and Director

David Harland         47      Vice President of      1998
                              Business Development,
                              Deputy Chief Executive
                              Officer and Director

Richard Hambro        52      Director               1989

James G. Niven        52      Director               1989

Nigel D. Pilkington   46      Director               1996

Ian J. Borrowdale     58      Vice President of        --
                              of International
                              Operations and
                              Chief Operating
                              Officer

Paul A. Boyd          35      Principal Financial      --
                              Officer, Secretary
                              Treasurer

     CHRISTOPHER TENNANT has been a Director of the Company since November 1985 and became President and Chief Executive Officer in May 1989 upon the Company's acquisition of Lynton Group Limited. From 1985 to 1988, Mr. Tennant also was the Company's Treasurer and Chief Financial Officer. For more than the last five years, Mr. Tennant has served as Managing Director of Lynton Group Limited, the Company's wholly-owned subsidiary.

     PAUL R. DUPEE, JR. has been a Director of the Company since April 1996 and was appointed Chairman of the Board in January 1998. From September 1983 to November 1996, Mr. Dupee was Vice-Chairman of the Board of Directors and a Director of Celtics, Inc., the corporate general partner of Boston Celtics Limited Partnership which owns and operates the Boston Celtics professional basketball team of the National Basketball Association. Mr. Dupee has served as a director of Maxicare Health Plans, Inc. since 1998. Since 1986, Mr. Dupee has been a private investor.

     DAVID HARLAND has been a Director of the Company since January 1998. In addition, he has been Vice President of Business Development and Deputy Chief Executive Officer since January 1998. From 1991 through 1997, Mr. Harland was with Fairway Group PLC ("Fairway Group"), initially as managing director of its subsidiary, GLS Fairway, and then its Chairman as well as becoming director of finance and development of Fairway Group. He also presently serves as a director of two UK publicly quoted companies, Mayflower Corporation PLC and Wyefield Group PLC.

     RICHARD HAMBRO has been a Director of the Company since May 1989. He was Chairman of the Board from May 1989 to February 1994 and from January 1997 to January 1998, and Co-Chairman from February 1994 to January 1997. Since 1988, Mr. Hambro has been an Executive Director of J.O. Hambro & Company Limited, a London based investment banking firm. From 1978 to 1986, he was a Director of Hambros Bank in London. Mr. Hambro has also served as a Director and Chairman of Lynton Group Limited since 1982. He also presently serves as a director of various other closely held companies and non-U.S. public companies.

     JAMES G. NIVEN has been a Director of the Company since May 1989.
From February 1994 to January 1997, he was also Co-Chairman of the Board. Since 1982, he has been a general partner of Pioneer Associates Company, a venture capital investment company. He is currently a Senior Vice
President of Sotheby's.   Mr. Niven is a director of Lincoln Snacks
Company, Tatham Offshore, Inc. and HealthPlan Services. He is also a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a trustee of the Museum of Modern Art and the National Center for Learning Disabilities, Inc.

     NIGEL D. PILKINGTON has been a Director of the Company since December 1996. Since 1991, Mr. Pilkington has been an executive director of Consulta Limited, an investment management organization. Prior thereto and from 1983 to 1991, he was with CS First Boston Group ("CSFB"), initially as a manager of the equity division in London and then as managing director of the European equity sales and trading of CSFB in London. Mr. Pilkington is also a non-executive director of Blakeney Management Limited, Oryx Fund Limited and Oryx (India) Fund Limited.

     IAN J. BORROWDALE has been Vice President of International Operations of the Company since January 1991 and Chief Operating Officer since May 1995. Mr. Borrowdale is a director of European Helicopters Limited and was, from 1987 to 1988, its technical director and, from 1988 to 1990, its Managing Director. Prior thereto and from 1981 to 1987, Mr. Borrowdale was employed as the technical director of McAlpines Helicopters Limited, a United Kingdom helicopter maintenance organization.

     PAUL A. BOYD has been Principal Financial Officer, Secretary and Treasurer of the Company since January 1997 having been Financial
Controller of Lynton Group Limited, the Company's wholly-owned subsidiary, since March 1994. Prior thereto, and from 1989 to 1994, he was employed by Dollar Air Services Limited as Chief Accountant.

         SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

     The following tables summarize certain historical financial data which have been derived from the audited financial statements of the Company for each of the five fiscal years ended September 30, 1997 and the unaudited financial statements for the nine months ended June 30, 1998 and 1997. For additional information, see "Financial Statements of the Company" attached hereto as Annex A.

(000'S EXCEPT EARNINGS PER SHARE DATA AND RATIO OF EARNINGS TO FIXED CHARGES)

                                Fiscal year ended September 30:
                                1997      1996     1995      1994     1993
Revenue                         $25,585   $22,786  $27,221   $27,361  $21,121
Net income (loss)
 before extraordinary
 item                             1,046       119   (2,320)   (1,231)     119
Extraordinary item
 - gain (loss) related
 to early extinguishment
 of debt                             47       287        -     (166)        -
Net income (loss)                 1,092       406   (2,320)  (1,397)      119
BASIS EARNINGS PER SHARE:
Net income (loss)
 per common share
  before extraordinary item         .16       .06    (1.30)   (.72)      (.01)
Extraordinary item                  .01       .15        -    (.09)         -
Net income (loss)
 per common share (1)               .17       .21    (1.30)   (.81)      (.01)
DILUTED EARNINGS PER SHARE:
Net income (loss) per common        .16       .06             (.72)      (.01)
 share before                       .01       .15    (1.30)   (.09)         -
 extraordinary item                 .17       .21             (.81)      (.01)
Extraordinary item                                       -
Net income (loss)
 per common share                                    (1.30)
Working capital (deficit)        (1,051)   (2,159)  (2,748) (3,790)    (2,210)
Total assets                     26,223    24,373   23,912  31,725     25,178
Long term debt,
 net of current portion          13,529    12,873   17,411  18,332     15,378
Book value per share (1)            .71       .53      .10    1.40       2.22
Ratio of earnings
 to fixed charges                  1.11       .20    (1.31)   (.84)       .11

(1)   Adjusted for the one-for-six reverse stock split effected in June 1994.


                                             Nine months ended June 30:
                                                1998       1997
Revenue                                         $31,961    $18,512
Net    income   (loss)   before
  extraordinary item                                632        730
Extraordinary item - gain (loss)
  related        to       early                      -           -
  extinguishment of debt
Net income (loss)                                  632         730
PRIMARY EARNINGS PER SHARE:
Net income (loss) per common
  share before extraordinary
  item                                             .10         .11
Extraordinary item                                   -           -
Net income (loss) per common
  share                                            .10         .11
Working capital (deficit)                         (635)     (2,518)
Total assets                                    54,079      25,055
Long  term debt, net of current
  portion                                       22,860      13,861
Book value per share                               .81         .66
Ratio  of   earnings  to  fixed
charges                                            .41         .94

     On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 - Earnings per Share. As required by Statement No. 128, all previously reported income (loss) per share data have been restated to conform to the provisions of Statement No. 128.



               MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 and 1995

Results of Operations

     The table below sets forth operating results information for each of the Company's operations and on a consolidated basis for the three years ended September 30, 1997 (thousands of dollars):
                                           Year ended September 30,
                                       1997           1996        1995
Flight operations revenues
 - historical operations               $9,004         $7,894      $6,619
   Gross margin                        $1,259           $931        $927
   Gross margin %                        14.0%          11.8%       14.0%
Flight operations revenues
 - Dollar Air (1)                          $0             $0      $4,875
   Gross margin                            $0             $0        $205
   Gross margin %                         0.0%           0.0%        4.2%
Maintenance operations revenues        $5,990         $6,238      $5,290
   Gross margin                          $999           $924        $848
   Gross margin %                        16.7%          14.8%       16.0%
Aircraft sales operations revenues       $984           $834      $3,288
   Gross margin                          $655           $466        $488
   Gross margin %                        66.6%          55.9%       14.8%
Fixed base operations revenues         $9,607         $7,820      $6,702
   Gross margin                        $3,443         $2,836      $2,678
   Gross margin %                        35.8%          36.3%       40.0%
Other net revenues                         $0             $0        $447
Consolidated revenues                 $25,585        $22,786     $27,221
    Consolidated direct costs          19,229         17,629      21,628
Consolidated gross margin               6,356          5,157       5,593
    Selling, general
     & administrative expenses          3,016          2,432       3,473
    Depreciation                          689            662         933
    Amortization of goodwill
     & intangible assets                  128            127         200
    Writedown of goodwill                   -              -       1,338
Operating income (loss)                 2,523          1,936        (351)
    Amortization of debt
     discount & issuance costs             77            139         139
    Interest expense                    1,162          1,336       1,772
    Equity in loss of
     jointly-owned company                  -              -          58
    Write-off of amount due
     from affiliate                         -            191           -
Income (loss) before tax provision
  and extraordinary item                1,284            270      (2,320)
    Income tax provision                  238            151           -
Income (loss) before
 extraordinary item                     1,046            119      (2,320)
    Extraordinary  item  - Gain
    (loss) related to early
    extinguishment of debt                 46            287           -
Net income (loss)                      $1,092           $406     $(2,320)

     (1) See Note 3 to the Consolidated Financial Statements.

     The following discussions of results of operations for the Company include results of operations for United Kingdom ("UK") subsidiaries translated from pounds sterling ("sterling") to U.S. dollars at the average rate of exchange during the respective periods. The average value of sterling increased by approximately 6% in fiscal 1997 compared to fiscal 1996 and 2% in fiscal 1996 compared to fiscal 1995. The effect on consolidated results of operations resulting from changes in the exchange rate of sterling as compared to a constant exchange rate from period to period has been to report lower revenues and expenses for UK subsidiaries when the value of sterling decreased and to report higher revenues and expenses for UK subsidiaries when the value of sterling increased. Fluctuations in the value of sterling will continue to have an effect on the results of operations for UK subsidiaries as reported in U.S. dollars and the resulting consolidated results of operations for the Company.

1997 Compared to 1996

     Revenues for fiscal 1997 increased to $25,585,000 as compared to revenues in fiscal 1996 of $22,786,000, an increase of $2,799,000 or 12.3%. This increase consists primarily from increased revenues from the Company's fixed base operations of $1,787,000 and UK flight operations of $851,000 (see discussion of each operational area below).

     The Company reported operating income for fiscal 1997 of $2,523,000 as compared to $1,936,000 in fiscal 1996, an increase of $587,000. This change resulted primarily from increased operating income from the Company's fixed base operations and UK flight operations.

     Interest expense for fiscal 1997 decreased to $1,162,000 as compared to $1,336,000 for fiscal 1996, a decrease of $174,000 or 13.0%. This decrease primarily represents interest paid on the reduced average level of outstanding borrowings.

     In fiscal 1997, the Company repurchased a portion of its 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures") in the principal amount of $100,000 for cash payments totaling $50,000. The Company realized a gain on redemption of $47,000, net of related debt issuance costs, on these repurchases. In fiscal 1996, the Company repurchased a portion of its 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures") in the principal amount of $540,000 for cash payments totaling $162,000. The Company realized a gain on redemption of $287,000, net of related debt issuance costs, on these repurchases.

     The Company had net income of $ 1,092,000 for fiscal 1997 as compared to $406,000 for fiscal 1996, an increase in profit of $686,000. The primary causes for this increase were increased operating income from the Company's fixed base operations and UK flight operations and reduced interest costs on the reduced average level of outstanding borrowings offset by a reduction in gains realized by the Company on the redemption of a portion of its Debentures, net of related debt issuance costs.

     The Company's ability to improve earnings is primarily dependent on the enhancement of revenues and margins from its operations. The performance of each operation is affected by different market conditions and varies as to stability and degree of predictability. Below is a discussion of each of the Company's operating areas and the factors which have historically, and will continue, to affect performance.

Flight Operations

     Certain revenues and costs relating to aviation management services provided to HM Industries, Inc. ("HM Industries") which had been provided by the Company to HM Industries at cost, were included in prior years in revenues, direct costs and selling, general and administrative expenses. These amounts have been excluded from revenues, direct costs and selling, general and administrative expenses for fiscal 1996 and results for the fiscal year 1995 have been reclassified to reflect their exclusion (see following table).

                                            1996            1995
Revenues excluded                           $3,985,000      $6,417,000
Direct costs excluded                        3,801,000       6,067,000
Selling,  general  and  administrative         184,000         350,000
costs excluded
Net income effect                                   $0              $0

     Revenues from flight operations overall increased by $1,110,000 or 14.1% for fiscal 1997 as compared to fiscal 1996. This improvement was primarily due to increased fixed-wing charter revenues in the UK, partly offset by a reduced level of helicopter charter in the UK. The performance of these operations has been and will continue to be primarily affected by demand for both helicopter and fixed-wing charter within the UK market and between the UK and international destinations. Such demand may vary significantly from period to period.

     In August 1995, substantially all the business, assets and liabilities of Dollar Air was transferred to PLM Dollar Group Limited ("PDG"), in exchange for 50% of the capital stock of PDG. Simultaneously with the consummation of this transaction, substantially all of the business, assets and liabilities of P.L.M. Helicopters Limited ("PLM"), were transferred to PDG and the shareholders of PLM were issued the remaining 50% of the capital stock of PDG. Accordingly, the operating results set forth above reflect consolidated operating results for Dollar Air, which was acquired in January 1994, through August 31, 1995. The Company's 50% share in the operating results of PDG for the year ended September 30, 1996 and the one month ended September 30, 1995 have not been consolidated but are recorded as equity in jointly-owned company. The carrying value of the unamortized goodwill arising on the acquisition of Dollar Air was written off in fiscal 1995 in the amount of $1,338,000. In fiscal 1996, the Company decided to dispose of its interest in PDG. Accordingly, the asset was reclassified as investment in jointly-owned company, held for resale, and therefore, the Company's share of the gain or loss in the jointly-owned company was no longer recognized under the equity method of accounting. The Company's equity in the loss of jointly-owned company was immaterial in fiscal 1996. In October 1997, the Company sold its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG.

Maintenance Operations

     Revenues from maintenance operations decreased by $248,000 or 4.0% in fiscal 1997 as compared to fiscal 1996, primarily due to a decreased volume of maintenance sales related to customer aircraft in the UK. Gross margin percentage from these operations declined in fiscal 1997 as compared to fiscal 1996 due to increased market competitiveness in the helicopter maintenance area. Revenues from maintenance operations are affected by both the number of hours flown per aircraft and changes made by either the FAA or CAA to component parts lives and inspection intervals.
Additionally, revenues are dependent upon the levels of installation projects completed during the year.

Aircraft Sales Operations

     Revenues from aircraft sales operations increased by $150,000 in fiscal 1997 as compared to fiscal 1996. Significant fluctuations in revenues and gross margin percentages from aircraft sales operations may occur from period to period based upon the role the Company takes in such transactions in which it is involved. For aircraft sales transactions in which the Company acts as principal, the Company records the full sales price of the aircraft as revenue and the cost of the aircraft as a charge to direct costs, resulting in a relatively low gross margin percentage. In other transactions, the Company may act strictly as a broker and record as revenue only the commissions on these sales transactions, generating a relatively high gross margin percentage. Consequently, the performance of these operations can best be gauged by the gross margins achieved for each period. Gross margins generated by aircraft sales operations have a material impact on the operating results of the Company and have historically varied significantly from period to period. The level of aircraft sales transactions is, to a significant degree, reflective of overall economic conditions.

Fixed Base Operations

     Revenues from fixed base operations increased by $1,787,000 or 22.8% in fiscal 1997 as compared to fiscal 1996. This change is primarily attributable to an increase in the level of fuel sales volume and tenant occupancy at the Company's fixed base operations in Morristown, New Jersey. The performance of these operations to a significant degree is based upon the level of tenant occupancy with tenant leases ranging in term from one year to eleven years. High occupancy levels for such facilities in the New York/New Jersey metropolitan area have allowed the financial performance of these operations to consistently improve during the last several years.

1996 Compared to 1995

     Revenues for fiscal 1996 decreased to $22,786,000 as compared to revenues in fiscal 1995 of $27,221,000, a decrease of $4,435,000 or 16.3%.
This decrease consists of the exclusion of revenues of Dollar Air Services Limited ("Dollar Air") of $4,875,000 due to its transfer into a jointly-owned company (see details below), reduced revenue from aircraft sales of $2,454,000, the receipt in 1995 of proceeds from insurance policies over book value on aircraft involved in accidents and rendered unserviceable of $447,000, offset by increased revenues from flight operations of $1,275,000, from fixed base operations of $1,118,000 and from maintenance operations of $948,000, (see discussion of each operational area below).

     The Company reported operating income for fiscal 1996 of $1,936,000 as compared to an operating loss of $351,000 for fiscal 1995, an increase of $2,287,000. This change resulted primarily from the Writedown in fiscal 1995 of the carrying value of the unamortized goodwill arising on the acquisition of Dollar Air amounting to $1,338,000, and increased operating income from the Company's fixed base operations and UK flight operations. In August 1995, substantially all the business, assets and liabilities of Dollar Air were transferred to PLM Dollar Group Limited ("PDG"), in exchange for 50% of the capital stock of PDG (see details below). In connection with this transfer, the carrying value of the unamortized goodwill arising from the acquisition of Dollar Air was written off in fiscal 1995 and amounted to $1,338,000. Included in fiscal 1995 was a charge of $263,000 for the loss sustained on the sale of a Company-owned aircraft which was sold in that year. In 1994, the Company had reclassified this aircraft from fixed assets to aircraft held for resale and had recorded a charge of $180,000 to reduce its carrying value to estimated fair market value.

     Interest expense for fiscal 1996 decreased to $1,336,000 as compared to $1,772,000 for fiscal 1995, a decrease of $436,000 or 24.6%. This decrease primarily represents interest paid on reduced levels of outstanding borrowings.

     In fiscal 1996, the Company repurchased a portion of its 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the
"Debentures") in the principal amount of $540,000 for cash payments totaling $162,000. The Company realized a gain on redemption of $287,000, net of related debt issuance costs, on these repurchases.

     The Company had net income of $406,000 for fiscal 1996 as compared to a net loss of $2,320,000 for fiscal 1995, an increase in profit of $2,726,000. The primary causes for this increase were increased operating income and reduced interest costs resulting from the transfer of Dollar Air, the writedown in fiscal 1995 of the carrying value of unamortized goodwill in Dollar Air, the gain on redemption of convertible debt of $287,000, and increased operating income for the Company's fixed base operations and UK flight operations.

     The Company's ability to improve earnings is primarily dependent on the enhancement of revenues and margins from its operations. The performance of each operation is affected by different market conditions and varies as to stability and degree of predictability. Below is a discussion of each of the Company's operating areas and the factors which have historically, and will continue, to affect performance.

Flight Operations

     Certain revenues and costs relating to aviation management services provided to HM Industries, Inc. ("HM Industries") which had been provided by the Company to HM Industries at cost, were included in prior years in revenues, direct costs and selling, general and administrative expenses. These amounts have been excluded from revenues, direct costs and selling, general and administrative expenses for fiscal 1996 and results for the fiscal years 1995 and 1994 have been reclassified to reflect their exclusion.

     Revenues from flight operations overall increased by $1,275,000 or 19.3% for fiscal 1996 as compared to fiscal 1995. This improvement was primarily due to increased fixed-wing charter revenues in the UK, partly offset by a reduced level of helicopter charter in the UK. The performance of these operations has been and will continue to be primarily affected by demand for both helicopter and fixed-wing charter within the UK market and between the UK and international destinations. Such demand may vary significantly from period to period.

     In August 1995, substantially all the business, assets and liabilities of Dollar Air was transferred to PLM Dollar Group Limited ("PDG"), in exchange for 50% of the capital stock of PDG. Simultaneously with the consummation of this transaction, substantially all of the business, assets and liabilities of P.L.M. Helicopters Limited ("PLM"), were transferred to PDG and the shareholders of PLM were issued the remaining 50% of the capital stock of PDG. Accordingly, the operating results set forth above reflect consolidated operating results for Dollar Air, which was acquired in January 1994, through August 31, 1995. The Company's 50% share in the operating results of PDG for the year ended September 30, 1996 and the one month ended September 30, 1995 have not been consolidated but are recorded as equity in jointly-owned company. The carrying value of the unamortized goodwill arising on the acquisition of Dollar Air was written off in fiscal 1995 in the amount of $1,338,000. Although no assurance can be given, the Company intends to dispose of its interest in PDG as soon as practicable. The Company estimates that it will not sustain a loss upon such disposition. Accordingly, the asset has been reclassified as investment in jointly-owned company, held for resale, and therefore, the Company's share of the gain or loss in the jointly-owned company will no longer be recognized under the equity method of accounting. The Company's equity in the loss of jointly-owned company was immaterial in fiscal 1996.

Maintenance Operations

     Revenues from maintenance operations increased by $948,000 or 17.9% in fiscal 1996 as compared to fiscal 1995, primarily due to an increased volume of maintenance sales related to customer aircraft. Gross margin percentage from these operations declined in fiscal 1996 as compared to fiscal 1995 due to increased market competitiveness in the helicopter maintenance area. Revenues from maintenance operations are affected by both the number of hours flown per aircraft and changes made by either the FAA or CAA to component parts lives and inspection intervals.
Additionally, revenues are dependent upon the levels of installation projects completed during the year.

Aircraft Sales Operations

     Revenues from aircraft sales operations decreased by $2,454,000 in fiscal 1996 as compared to fiscal 1995. Significant fluctuations in revenues and gross margin percentages from aircraft sales operations may occur from period to period based upon the role the Company takes in such transactions in which it is involved. For aircraft sales transactions in which the Company acts as principal, the Company records the full sales price of the aircraft as revenue and the cost of the aircraft as a charge to direct costs, resulting in a relatively low gross margin percentage. In other transactions, the Company may act strictly as a broker and record as revenue only the commissions on these sales transactions, generating a relatively high gross margin percentage. Consequently, the performance of these operations can best be gauged by the gross margins achieved for each period. Gross margins generated by aircraft sales operations have a material impact on the operating results of the Company and have historically varied significantly from period to period. The level of aircraft sales transactions is, to a significant degree, reflective of overall economic conditions.

Fixed Base Operations

     Revenues from fixed base operations increased by $1,118,000 or 16.7% in fiscal 1996 as compared to fiscal 1995. This change is primarily attributable to an increase in the level of fuel sales volume and tenant occupancy at the Company's fixed base operations in Morristown, New Jersey. The performance of these operations to a significant degree is based upon the level of tenant occupancy with tenant leases ranging in term from one year to eleven years. High occupancy levels for such facilities in the New York/New Jersey metropolitan area have allowed the financial performance of these operations to consistently improve during the last several years.

Liquidity and Capital Resources

     At September 30, 1997, the Company had a working capital deficit of $1,051,000 and stockholders' equity of $4,524,000. The Company had net cash provided by operating activities of $969,000 in fiscal 1997 compared to $1,761,000 in fiscal 1996. The Company had an overall decrease in cash and cash equivalents of $542,000 in fiscal 1997 compared to an increase of $1,131,000 in fiscal 1996. This decrease in cash flow from operating activities is primarily due to the effect of the increase in accounts receivable and the decrease in accounts payable and deferred revenues, offset by improvements in operating profitability.

     Pursuant to a Credit Agreement, as amended, entered into in August 1990 (the "Credit Agreement"), HM Holdings, Inc., an indirect wholly-owned subsidiary of Hanson PLC ("HM Holdings"), had provided secured debt financing ("the Loans") in the aggregate amount of $17,000,000 to the Company and Lynton Jet Centre, Inc. ("Lynton Jet Centre"). Prior to the completion of the Debt Discharge Transaction (as described below), the principal amount owing to HM Holdings at September 30, 1996 under the Loans was $6,605,923.

     On November 8, 1996, a Debt Discharge Agreement (the "Debt Discharge Agreement") was entered into by and among Hanson North America, Inc. ("Hanson North America"), Millennium America Inc. (formerly named Hanson America Inc.) ("Millennium America"), and the Company, Lynton Jet Centre and Lynton Properties, Inc. ("Lynton Properties"), a wholly-owned subsidiary of Lynton Jet Centre. Prior thereto, Hanson North America had succeeded to HM Holdings as lender under the Credit Agreement and had acquired certain assets of HM Holdings including the equity securities described below. Pursuant to the Debt Discharge Agreement and on November 13, 1996, Hanson North America was paid the sum of $3,500,000, and in consideration thereof (plus other consideration described below), (i) canceled the Loans and discharged all obligations under the Credit Agreement except for certain indemnification obligations stated therein to survive termination of the Loans, (ii) surrendered to the Company 848,454 shares of common stock, par value $.30 per share (the "Common Stock"), of the Company, (iii) surrendered Warrants to purchase an aggregate of 247,513 shares of Common Stock of the Company, and (iv) surrendered 2,000 shares of Series D Preferred Stock of the Company (the "Debt Discharge Transaction"). The foregoing shares and Warrants represented Hanson North America's entire equity interest in the Company. As provided in the Debt Discharge Agreement, the foregoing transactions were deemed to have occurred as of September 30, 1996.

     In connection with the Debt Discharge Transaction, Hanson North America also released all security and liens under the Credit Agreement, including its First Leasehold Mortgage (the "Leasehold Mortgage") and Assignment of Rents on the Jet Centre facility operated by Lynton Jet Centre at the Morristown Municipal Airport, Morristown, New Jersey. In addition, Millennium America, which previously guaranteed certain obligations of Lynton Jet Centre which were also secured by the First Leasehold Mortgage, terminated and released its interests in the Leasehold Mortgage. Millennium America continues to guarantee certain obligations of Lynton Jet Centre to Massachusetts Mutual Life Insurance Company (see discussion below under this heading).

     Simultaneously with the completion of the Debt Discharge Transaction, and in order to pay Hanson North America $3,500,000 in connection therewith, Lynton Jet Centre, as borrower, entered into a Loan and Security Agreement dated November 13, 1996 with Finova Capital Corporation
("Finova"), as Lender, pursuant to which Finova made a secured loan to Lynton Jet Centre in the principal amount of $4,000,000 (the "Finova Loan").

     The Finova Loan, together with interest thereon at the interest rate of 10.7% per annum shall be repaid in 96 equal consecutive monthly payments consisting of (a) principal and interest in an amount that will fully amortize 65% of the Finova Loan plus (b) interest only, on the remaining 35% of the principal balance of the Finova Loan calculated at 10.7% per annum. The remaining unpaid principal balance ($1,400,000) of the Finova Loan shall be payable on December 1, 2004. The Finova Loan requires compliance with certain covenants, financial and otherwise, as defined in the loan agreement, including maintaining a minimum tangible net worth and a minimum earnings, before interest, taxes, depreciation and amortization, coverage ratio by both Lynton Jet Centre as borrower and Lynton Group, Inc. as guarantor. At September 30, 1997 and subsequent thereto, the Company was in default of a covenant of the Finova Loan. On January 13, 1998, Finova waived this default.

     In December 1993, the Company completed an off-shore placement of $2,500,000 principal amount of 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures"). The Debentures were originally convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at a price of $3.75 per share. The Debentures may also be redeemed by the Company at any time or from time to time commencing July 1995, at the Company's option, in whole or in part at the redemption prices (expressed as percentages of the principal amount) ranging from 109% to 100%. Prior to December 31 of each of the years from 1996 to 1998, inclusive, the Company has agreed to pay to the trustee for the Debentures, as a sinking fund payment, cash in the amount of 1/3 of the aggregate principal amount of the issued Debentures, provided that Debentures converted or reacquired or redeemed by the Company may be used, at the principal amount thereof, to reduce the amount of any sinking fund payment. In fiscal 1997, the Company repurchased a portion of its Debentures due December 31, 1998 in the principal amount of $100,000 for cash payments totaling $50,000. The Company realized a gain on redemption of $47,000, net of related debt issuance costs, on these repurchases. In fiscal 1996, the Company repurchased a portion of its Debentures in the amount of $540,000 for cash payments totaling $162,000. The Company realized a gain on redemption of $287,000, net of related debt issuance costs, on these repurchases. In addition, the remaining holders of the Debentures have been given the opportunity to convert the Debentures into shares of Common Stock of the Company at a conversion price of $.33 per share. Prior to completion of the Debt Discharge Transaction and refinancing of the Jet Centre facility described above, there were Debentures in the principal amount of $1,960,000 outstanding. Two holders of the Debentures, who are affiliates of the Company, issued their consent to convert the Debentures held by them (in the principal amount of $1,065,000) into 3,227,273 shares of Common Stock (effective at September 30, 1996). The Debentures acquired in the above transactions were applied against the sinking fund obligations for December 31, 1996, 1997 and 1998. At December 31, 1997, the Company has satisfied its sinking fund requirement (see Note 4 to the Company's consolidated financial statements).

     During the period from June 30, 1995 through January 22, 1996, the Company was not in compliance with the minimum net worth requirements under the Debentures. As of January 23, 1996, in connection with such requirements, a majority of the debenture holders agreed to waive any and all such net worth requirements for fiscal 1995 and 1996 and the first quarter of fiscal 1997. The Company was in compliance with this net worth requirement for the second, third and fourth quarters of fiscal 1997. No assurances can be given as to the Company's ability to meet future net worth requirements under the Debenture Agreement or that additional waivers will be received at appropriate times.

     The Company expects to continue meeting all of its obligations in the coming year by focusing on its established operations. Cash flows from these operations are expected to be sufficient to meet all of its operating requirements and reduced debt service requirements.

      Aircraft are financed primarily through short and medium term notes payable to banks and financing companies and are generally collateralized by such aircraft. In April 1997, the Company purchased a new helicopter for $1,870,000, for the sole purpose of selling in a joint ownership program the Company introduced in January 1997. Due to a longer time than was anticipated, by the Company, to sell the helicopter under a joint ownership program, the Company has recently decided to sell the aircraft to a single purchaser. Although no assurances can be given, the Company intends to dispose of this aircraft as soon as practicable, the proceeds of which must be used to repay the debt to G.E. Capital Corporation, who financed the purchase of the aircraft. The Company estimates that it will not sustain a loss upon such disposition.

     The Company anticipates no material capital expenditures will be required in fiscal 1998. However, there can be no assurance that the Company will not incur substantial costs related to the year 2000 compliance issue, as discussed below under "Other Matters".

     In June 1994, Lynton Properties issued to Connecticut Mutual Life Insurance Company ("Connecticut Mutual") a $9,000,000 mortgage note at 6.69% due January 3, 2006 (the "Mortgage Note") with scheduled monthly payments of principal and interest. The Mortgage Note is secured by a Leasehold Mortgage and Security Agreement and an Assignment of Leases and Rents on a lease between a certain tenant and Lynton Properties relating to a hangar and office facility located at the Lynton Jet Centre. Massachusetts Mutual Life Insurance Company ("MassMutual") is an assignee of Connecticut Mutual under this loan. In addition, the obligations of Lynton Properties under the Mortgage Note are guaranteed by Lynton Jet pursuant to a Guaranty Agreement dated June 22, 1994, between Lynton Jet and Connecticut Mutual (the "Jet Centre Guaranty"). Further, the obligations of Lynton Jet under the Jet Centre Guaranty, other than certain environmental and related obligations, are, and continue to be, guaranteed by Millennium America, pursuant to a Guaranty Agreement, dated June 22, 1994, between Millennium America and Connecticut Mutual (the "Millennium America Guaranty").

     The Company has unused U.S. Federal net operating loss carryforwards at September 30, 1997 of approximately $1,260,000, which expire through September 30, 2010. As a result of the Jet Centre acquisition, the related issuance of a warrant to HM Holdings and the conversion of the Debentures and Preferred Stock into common stock referred to above, utilization of the net operating loss carryforwards is substantially restricted under Section 382 of the Internal Revenue Code of 1986, as amended, to a specified maximum percentage (approximately 5.8%) of the fair market value of the Company at the time of the ownership change. For purposes of this limitation, management has estimated that the value of the Company was in excess of $3,800,000 at the time of the ownership change.

     Inflation has not significantly impacted the Company's operations.

Accounting Pronouncements Not Yet Adopted

     Disclosure of Information about Capital Structure

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 129 will not change the disclosure of the capital structure of the Company.

     Reporting Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. The Statement addresses the reporting and displaying of comprehensive income and its components. The adoption of SFAS No. 130 relates to disclosure within the financial statements and is not expected to have a material effect on the Company's financial statements.

     Disclosures about Segments of an Enterprise and Related Information

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statements.

Other Matters

     The Company is in the process of identifying operating and application software problems related to the year 2000. While the Company expects to resolve year 2000 compliance issues substantially through normal replacement and upgrades of software, there can be no assurance that there will not be interruption of operations or other limitations of system functionality or that the Company will not incur substantial costs to avoid such limitations. Any failure to effectively monitor, implement or improve the Company's operational, financial, management and technical support systems could have a material adverse effect on the Company's business and consolidated results of operations.

FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997
Introduction

     Pursuant to a Share Sale and Purchase Agreement dated December 5, 1997 among Lynton Group, Inc. (the "Company"), Lynton Group Limited, a company organized under the laws of England and a wholly-owned subsidiary of the Company ("Limited"), and The General Electric Company p.l.c., the owner of all the shares of capital stock of Magec Aviation Limited, a company organized under the laws of England ("Magec"), the Company through Limited acquired on December 23, 1997 all of the issued and outstanding shares of capital stock of Magec. The purchase price for Magec was 17,000,000 Pounds Sterling paid in cash (see Liquidity and Capital Resources for details of financing) and has been accounted for as a purchase. Magec operates from hangars, workshops and office facilities of approximately 65,000 square feet at London Luton Airport, England. Magec provides a full range of services for users of corporate aircraft including refueling and handling, charter, engineering, management and maintenance services for corporate aircraft. The acquisition has more than doubled the total asset base of the Company since September 30, 1997. The purpose of the acquisition is to enhance the long-term earnings ability of the Company by enlarging the asset base of the UK operations. The acquisition has resulted in the expansion of the Company's fixed wing aviation capability as well as providing a complimentary facility to its fixed base operation at Morristown Municipal Airport, New Jersey.

     On February 27, 1998 the Company, through Lynton Jet Centre, Inc. ("Lynton Jet"), a wholly-owned subsidiary of the Company, acquired for $1,864,000 in cash (including acquisition costs) substantially all the assets of Jet Systems, including its ground lease on a hangar facility, located at Morristown Municipal Airport, Morristown, New Jersey (the "Jet System Acquisition"), pursuant to an Asset Purchase Agreement between 41 North 73 West Inc. d/b/a Jet Systems and Lynton Jet. The purchase will enable Lynton Jet to provide additional FBO facilities for corporate aircraft users of Morristown Municipal Airport.

Results of Operations

     Revenues and Operating Income

     Revenues for the three and nine months ended June 30, 1998 increased to $14,344,000 and $31,961,000 from revenues of $6,428,000 and $18,512,000 for the comparable fiscal 1997 periods, an increase of $7,916,000 and $13,449,000 or 123% and 73% respectively. This increase is primarily attributable to the inclusion from January 1, 1998 of the revenues for Magec of $10,715,000 along with increase in fuel sales volume and tenant occupancy at the Company's US fixed base operation, offset by reduced revenues in the UK maintenance operations.

     Operating income for the three and nine months ended June 30, 1998 increased to $1,307,000 and $2,455,000 compared to operating income of $655,000 and $1,655,000 for the comparable fiscal 1997 periods, an increase of $652,000 and $800,000. This increase is primarily attributable to the inclusion from January 1, 1998 of the operating income for Magec of $685,000 along with increased operating income from the fixed base operation in the US and charter operations in the UK, partly offset by reduced operating income from UK maintenance operations and the increase in depreciation and amortization expense.

     Management believes the level of activity between the date of acquisition of Magec and December 31, 1997 is not material and therefore has consolidated the results of operations for Magec with effect from January 1, 1998. The annualized effect of the consolidation of Magec will be to increase revenues by approximately $20,000,000 per annum and increase operating income by approximately $1,300,000 compared to historical revenues of $25,000,000 and operating income $2,500,000.

     Interest

     Interest expense for the three and nine months ended June 30, 1998 increased to $645,000 and $1,683,000 compared to interest expense of $308,000 and $824,000 for the comparable fiscal 1997 periods, an increase of $337,000 and $859,000 respectively. This increase results from higher levels of borrowings specifically relating to the acquisitions of Magec and Jet Systems.

     As a direct result of the debt finance (see Liquidity and Capital Resources) raised to purchase Magec, the Company's interest expense will increase by approximately $1,500,000 per annum.

     Net Income

     Net income for the three months ended June 30, 1998 was $603,000 compared to a net income of $283,000 for the comparable fiscal 1997 period, an increase of $320,000. Net income for the nine months ended June 30, 1998 was $632,000 compared to $730,000 for the comparable fiscal 1997 period, a decrease of $98,000. This net decrease is primarily the result of the increased amortization and interest expense as discussed above.

     The proforma effect on per share earnings for the nine months ended June 30, 1998 would have been to reduce the basic net income per share from $0.10 to a basic net income per share of $0.00 and to reduce the diluted income per share from $0.08 to a diluted net income per share of $0.00.

Liquidity and Capital Resources

     In October 1997, the Company sold its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG for approximately $1,307,000. Under the purchase agreement, the aggregate purchase price is payable in two payments, the first of which was received in November 1997. The final payment was due on July 31, 1998 and the investment held for resale has been included in accounts receivable. Such final payment was made in August 1998. The Company, per the terms of the purchase agreement, is charging interest at the Sterling LIBOR rate (7.50% at June 30, 1998) plus 5.0%. Although no assurances can be given, management expects this amount to be received before the end of August 1998.

     At June 30, 1998, the Company had a working capital deficit of $634,000 as compared to a working capital deficit of $1,051,000 at September 30, 1997, an increase in working capital of $417,000. This increase in working capital is primarily attributable to an increase in aircraft held for resale and other current assets, offset by an increase in the current portion of long term debt principally relating to the acquisition of Magec.

     In connection with the acquisition of Magec, the consideration paid was 17,000,000 Pounds Sterling (equal to $28,288,000) paid in cash. The funds used to purchase Magec (including acquisition costs) included bank financing in the principal amount of 12,827,000 Pounds Sterling (equal to $21,344,000) with the balance of purchase price from debt financing as follows: (i) promissory notes (the "December 1999 Notes") in the aggregate principal amount of $1,664,000 due on December 23, 1999, with interest at 12.0% per annum, issued and sold to entities which may be deemed affiliates of Paul R. Dupee Jr., Chairman of the Board and a director of the Company;
(ii) a non interest bearing loan in the principal amount of $1,353,000 due on December 23, 1998, pursuant to an Option Agreement entered into between Magec and an unrelated party to acquire a certain aircraft owned by Magec, and (iii) 8.0% Subordinated Convertible Debentures due December 31, 2007 in the aggregate principal amount of $5,816,000 (the "Debentures") issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties. The Debentures will be convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at an initial conversion price of $1.00 per share (the "Conversion Price") once the Certificate of Incorporation is modified to increase the number of authorized shares of Common Stock. The Conversion Price will be subject to adjustment upon the occurrence of certain events, which include, among other things, the issuance of Common Stock or the issuance of securities convertible into or exchangeable for shares of Common Stock (with certain exceptions as set forth in the Debentures) at less than the then current market price of the Common Stock, in which event the Conversion Price will be reduced (i) proportionately by the difference between the then current market price and the offering price if such offering price is greater than the then Conversion Price or (ii) to equal the offering price if such offering price is less than the then Conversion Price. In addition, the Company may from time to time reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided that in no event may the Conversion Price be less than the par value of a share of Common Stock. The Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on June 1, 1998, provided, however, that in lieu of paying such interest in cash, the Company may, at its option, pay interest for any interest payment date occurring before December 23, 1999 by adding the amount of such interest to the outstanding principal amount due thereunder (the "PIK Interest"). In such event, any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. The Company has exercised this option with respect to the interest payments due June 1, 1998 so such PIK Interest resulting therefrom has been added and is now deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock.

     During the quarter ended June 30, 1998, the December 1999 Notes (in the principal amount of $1,664,000) were repaid in full as a result of the sale of a certain aircraft by Magec for the purchase price of $7,250,000. In connection therewith, certain other bank indebtedness in the amount of $4,998,000 was repaid, and Westbury Properties Corp. (which may be deemed an affiliate of the company's Chairman of the Board) which entity held an option to acquire said aircraft for the price of $6,664,000 surrendered its option over said aircraft in return for a sum equal to the difference between the purchase price ($7,250,000) and the option price ($6,664,000).

     During the quarter ended June 30, 1998 the terms of the Option Agreement between Magec and an unrelated party were amended to allow for a further initial advance of $1,500,000 to be followed by further advances on certain payment dates in accordance with the payment schedule included in the Option Agreement. The further advances will be utilized to repay certain bank borrowings of Lynton Group limited. The first further advance under the Option Agreement of $1,500,000 was received by Magec in accordance with the revised terms of the Option Agreement and was immediately utilized to repay certain bank borrowings of Lynton Group Limited.

     The Company is currently seeking certain debt financing and anticipates seeking additional equity and/or debt financing during the next twelve months although no assurance can be given that any such financing will be successfully completed. In connection therewith, the Company may effect such financing which may require an adjustment in the Conversion Price of the Debentures described above (as well as requiring an adjustment in other outstanding convertible debentures of the Company) or the Company may voluntarily decide to reduce the Conversion Price of any such instruments in order to encourage their conversion.

     The Finova loans require compliance with certain covenants, financial and otherwise, as defined in the loan agreements, including maintaining a minimum consolidated net worth; a minimum earnings, before interest taxes, depreciation and amortization coverage ratio; and a total liabilities to consolidated net worth coverage ratio, by both Lynton Jet, as borrower, and Lynton Group, Inc. as guarantor. At March 31, 1998 Lynton Group, Inc. was in technical default of its total liabilities to consolidated net worth coverage ratio. This default was cured, within the period allowed to remedy default under article 7.1.2 of the loan agreement, as two of the aircraft held in stock at March 31, 1998 were sold by April 8, 1998 and the outstanding associated liabilities repaid in full.



              MARKET FOR THE COMMON STOCK; DIVIDENDS

     The Company's Common Stock is traded in the over-the-counter market and is quoted in the "pink sheets" promulgated by the National Quotation Bureau, Inc. and is qualified for listing on the OTC Bulletin Board under the symbol "LYNG". Until October 20, 1995, the Company's Common Stock was listed on the Nasdaq Small-Cap Market. Trading in the Company's stock has been sporadic and relatively inactive since October 20, 1995.

     The following chart sets forth the range of the high and low bid quotations for the Company's Common Stock for each period indicated. The quotations represent prices between dealers and do not include retail markups, markdowns, commissions or other adjustments and may not represent actual transactions.

                                                 Bid Prices
Period                                           High    Low
Fiscal year ended September 30, 1995:
     Oct. 1, 1994 to Dec. 31, 1994               15/16   7/8
     Jan. 1, 1995 to March 31, 1995              1-7/16  15/16
     April l, 1995 to June 30, 1995              1-1/8   3/4
     July 1, 1995 to Sept. 30, 1995              3/4     1/8

Fiscal year ended September 30, 1996:
     Oct. 1, 1995 to Oct. 20, 1995               3/16    1/8

Fiscal year ended September 30, 1997:
     Oct. 1, 1996 to Dec. 31, 1996               1/8     1/8
     Jan. 1, 1997 to March 31, 1997              1/8     1/8
     April l, 1997 to June 30, 1997              1/8     1/8
     July 1, 1997 to Sept. 30, 1997              7/8     1/8

Fiscal year ending September 30, 1998:
     Oct. 1, 1997 to Dec. 31, 1997               1-3/4   3/4
     Jan. 1, 1998 to March 31, 1998              1/2     1/2
     April l, 1998 to June 30, 1998         No prices available
     July 1, 1998 to September 30, 1998          9/16    1/2

     The Company has never declared any cash dividends on its Common Stock and does not anticipate declaring cash dividends in the foreseeable future.


                       STOCKHOLDER PROPOSALS

     A stockholder proposal which is intended to be presented at an annual meeting of stockholders must be received by the Company at its principal executive offices, whose mailing address is 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960, a reasonable time before a proxy solicitation is made by the Company.


                             EXPENSES

     The following is an estimate of the costs and expenses incurred or expected to be incurred by the Company in connection with the Reverse Stock Split. Amount show below exclude the cost of paying for fractional shares after the Reverse Stock Split is effected.

     Legal fees and expenses                  $ 35,000
     Transfer and exchange agent fees            5,000
     Accounting fees and expenses               10,000
     Printing and mailing costs                  5,000
     Fee to Collins Stewart                     65,000
     Miscellaneous                               5,000
     Total                                    $125,000




                    INCORPORATION BY REFERENCE

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Information Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     This Information Statement incorporates documents by reference that are not presented in or delivered with this Information Statement. Copies of these documents are available without charge upon request from the Company.

     The following documents are hereby incorporated by reference into this Information Statement:

     The Company's Annual Report, pursuant to Section 13 or 15(d) of the 1934 Act, filed on Form 10-K for the fiscal year ended September 30, 1997, as amended;

     The Company's Quarterly Report, pursuant to Section 13 or 15(d) of the 1934 Act, filed on Form 10-Q for the periods ended December 31, 1997, March 31, 19998 and June 30, 1998 as amended;

     All other reports filed pursuant to Section 13 or 15(d) since the end of the fiscal year ended September 30, 1997.


                      ADDITIONAL INFORMATION

     The Company is presently subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13{th} floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                                      By Order of The Board of Directors


                                      Paul A. Boyd,
                                      Secretary
Dated: ___________ , 1998

                                                          ANNEX A









                      FINANCIAL STATEMENTS OF
                LYNTON GROUP, INC. AND SUBSIDIARIES







    CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997


       CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1998

      Report of Independent Certified Public Accountants


The Board of Directors and Stockholders
Lynton Group, Inc.

We have audited the accompanying consolidated balance sheets of
Lynton  Group, Inc. and subsidiaries as of September  30,  1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether
the consolidated  financial  statements   are   free   of  material
misstatement. An   audit  includes  examining,  on  a  test  basis,
evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred
to above   present   fairly,   in  all  material   respects,   the
consolidated financial position of Lynton Group, Inc. and subsidiaries at September 30, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the years then
ended,  in  conformity  with  generally  accepted   accounting
principles.


/s/ Grant Thornton LLP


New York, New York
January 13, 1998

                      Report of Independent Auditors


The Board of Directors and Stockholders
Lynton Group, Inc.

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Lynton Group, Inc. and subsidiaries for the year ended September
30,  1995.   These  financial statements are the responsibility of
the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in  accordance  with  generally accepted
auditing standards.   Those standards require that we plan and perform
the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In  our opinion, the financial  statements  referred  to  above present fairly, in all material  respects,  the consolidated results of operations and cash flows of Lynton Group, Inc. and subsidiaries
for the year ended September 30, 1995,   in  conformity  with  generally
accepted accounting principles.


                                          /s/ Ernst & Young LLP


MetroPark, New Jersey
December 21, 1995, except for the tenth and the twenty-second paragraphs of Note 4, as to which the dates are January 5, 1996 and January 23,
1996, respectively

                        Lynton Group, Inc and Subsidiaries

                            Consolidated Balance Sheets


                                                September 30
                                             1997          1996
ASSETS (NOTES 4 AND 5)
Current assets:
Cash  and  cash  equivalents  (NOTE 1)         $726,645      $1,268,475
Accounts receivable (net of allowance for
 doubtful accounts of $22,000 in 1997 and
  $21,000  in  1996) (NOTE 1)                  3,268,879     2,336,549
Investment in jointly-owned company held
  for  resale (NOTE  3)                        1,222,620             -
Inventories   (NOTE  1)                          803,677       822,339
Prepaids, principally insurance, and
  other  current  assets                         214,124       396,605
Total  current   assets                        6,235,945     4,823,968

Property, plant and equipment (NOTE 1):
Aircraft                                       1,414,673     1,286,139
Buildings                                     14,133,096    14,068,240
Furniture   and  equipment                     1,352,370     1,205,295
Motor   vehicles                                 379,660       344,946
Leasehold   improvements                         766,136       481,799
                                              18,045,935    17,386,419
Less accumulated depreciation
 and amortization                              4,652,703     3,977,517
                                              13,393,232    13,408,902

Funds  held  in  escrow  (NOTE 4)                150,000       150,000
Aircraft  held  for resale (NOTE  4)           1,870,233             -
Investment in jointly-owned company
  held for resale  (NOTE  3)                           -     1,182,376
Long-term ground lease, less accumulated
 amortization of$416,000 in 1997 and
 $357,000  in  1996  (NOTE  1)                 1,933,861     1,992,606
Goodwill, less accumulated amortization of
 $530,000 in 1997 and $461,000 in 1996
  (NOTE  1)                                    2,155,007     2,213,635
Other assets and deferred charges, less
 accumulated amortization of $221,000
 in 1997 and $153,000 in 1996 (NOTE 1)           484,970       601,690
                                             $26,223,248   $24,373,177

THE ACCOMPANYING NOTES ARE AN INTEGAL PART OF THESE CONSOLIDATED
FINANCIAL
STATEMENTS.

                        Lynton Group, Inc and Subsidiaries

                            Consolidated Balance Sheets


                                                            September 30
                                                        1997        1996
Liabilities and stockholders' equity (NOTE 5)
Current liabilities:
Current portion of capital lease
  obligations  (NOTE  6)                                $38,480      $34,225
Current  portion  of  long-term  debt (NOTE 4)        1,285,364      986,506
Accounts   payable                                    2,717,602    3,206,504
Accrued  expenses  (NOTE  11)                         1,215,747      888,972
Accrued income  taxes  (NOTES  1,  4 AND 7)             268,159      154,000
Advances  from  customers                               245,102      150,051
Deferred  revenue  (NOTES  1  AND 9)                  1,516,848    1,563,166
Total  current  liabilities                           7,287,302    6,983,424

Obligations under capital leases, less
  current  portion  (NOTE  6)                            69,071       34,580
Deferred revenue, less current portion
  (NOTES  1  AND 9)                                     720,000      960,000
Long-term debt, less current portion
  (NOTES  1 AND  4)                                  13,459,832   12,838,491
Deferred income  taxes  (NOTES  1,  4 AND 7)            163,183      157,812
Commitments and contingencies
 (NOTES 1 THROUGH 9, 12, 13 AND 14)

Stockholders' equity (NOTES 2, 8 AND 9):
Common Stock, par value $.30 a share:
 authorized 10,000,000 shares; issued
  6,394,872  shares  in 1997 and 1996                 1,918,462   1,918,462
Additional  paid-in  capital                          9,779,823   9,779,823
Accumulated   deficit                               (7,141,115)  (8,233,475)
Translation adjustment  (NOTE  1)                      (21,962)     (54,592)
                                                      4,535,208   3,410,218
Common stock held in Treasury at cost;
  850,454  shares  in 1997 and 1996                    (11,348)     (11,348)
Total  stockholders'   equity                         4,523,860   3,398,870
                                                    $26,223,248 $24,373,177

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

                        Lynton Group, Inc. and Subsidiaries

                       Consolidated Statements of Operations



                                                 Year ended September 30
                                        1997        1996       1995
Net revenue (NOTES 1 AND 5):
Flight  operations                      $9,004,333  $7,894,484 $11,494,202
Maintenance  operations                  5,990,233   6,237,913   5,290,253
Aircraft  sales  operations                983,723     833,781   3,287,761
Fixed  base operations                   9,606,813   7,820,148   6,702,505
Other                                            -           -     446,751
                                        25,585,102  22,786,326  27,221,472
Expenses:
Direct costs of operations:
Flight  operations                       7,745,471   6,963,692  10,361,889
Maintenance  operations                  4,990,984   5,313,666   4,441,887
Aircraft  sales  operations                329,038     367,819   2,800,526
Fixed  base  operations                  6,163,540   4,984,026   4,023,434
                                        19,229,033  17,629,203  21,627,736
Selling, general and
  administrative                         3,016,468   2,432,063   3,473,641
Depreciation                               689,170     661,572     932,603
Amortization of ground lease
  and  goodwill                            127,646     126,960     200,280
Writedown  of goodwill (NOTE 1)                  -           -   1,338,302
Operating income  (loss)                 2,522,785   1,936,528    (351,090)

Amortization of debt discount
  and  issuance  costs                      77,347     139,475     139,450
Interest  expense                        1,161,549   1,336,137   1,772,028
Write-off of amount due from
 affiliate  (NOTE  9)                            -     191,308           -
Equity in loss of jointly-owned
  company  (NOTE 3)                              -           -      57,585
Income (loss) before income tax
 provision and extraordinary
 item (NOTE  5)                          1,283,889     269,608  (2,320,153)
Income tax provision
   (NOTES  1,  4 AND 7)                    238,393     151,206           -
Income (loss) before
  extraordinary item                     1,045,496     118,402  (2,320,153)
Extraordinary item-gain related
 to early extinguishment of
 debt  (NOTE  4)                            46,864     287,408           -
Net  income  (loss)                      1,092,360     405,810  (2,320,153)

Dividends on Preferred Stocks
  (NOTE 2)                                       -           -    (214,424)
Net income (loss) attributable
 to  Common  Stock                      $1,092,360    $405,810 $(2,534,577)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

                        Lynton Group, Inc. and Subsidiaries

                       Consolidated Statements of Operations



                                         Year ended September 30
                                     1997         1996        1995
Average number of common shares
  outstanding  (NOTE 2)              6,394,872    1,961,760   1,957,177

Primary earnings per share (NOTE 1)
Income (loss) per common share
 before extraordinary  item               $.16         $.06     $(1.30)
Extraordinary  item  (NOTE  4)             .01          .15          -
Net income (loss) per common share        $.17         $.21     $(1.30)

Fully diluted earnings per
 share (NOTE 1)
Income (loss) per common share
  before  extraordinary  item             $.16         $.09    $(1.30)
Extraordinary  item (NOTE 4)               .01          .13         -
Net income (loss)  per  common  share      $.17        $.22    $(1.30)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

                  Lynton Group, Inc. and Subsidiaries

       Consolidated Statements of Changes in Stockholders' Equity

             YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

            Series C
           Convertible      Series D
         Preferred Stock Preferred Stock     Common Stock     Treasury stock
          Shares  Amount  Shares  Amount   Shares    Amount   Shares   Amount
Balance at
 9/30/94   1,000   $10    2,000    $20  1,957,177   $587,153    2,000
$(10,500)

Net loss for year ended 9/30/95

Dividends on Preferred Stocks (NOTE 2)

Translation adjustment at 9/30/95

Balance at -----   ---    -----    ---  ---------   --------    -----
---------
 9/30/95   1,000   $10    2,000    $20  1,957,177   $587,153    2,000
$(10,500)

Issuance of shares of Common Stock related to acquisition of Dollar Air
Services
 Limited (NOTE 3)                           5,000      1,500

Net income for year ended 9/30/96

Underaccrual of prior years dividends

Issuance of shares of Common Stock in exchange for Series C Preferred Stock
 (NOTE 4) (1,000)  (10)                 2,053,876    616,163

Surrender of Series D Preferred Stock (NOTE 4)
                         (2,000)   (20)

Issuance of shares of Common Stock related to redemption of convertible
 debentures (NOTE 4)                    3,227,273    968,182

Surrender of shares of Common Stock to company (NOTE 4)
                                         (848,454)  (254,536) 848,454
(848)

Discharge of debt due HM Industries, net of related taxes and costs (NOTE 4)


Translation adjustment at 9/30/96

Balance at -----   ---    -----    ---  --------- ----------  -------
--------
 9/30/96       0    $0        0     $0  6,394,872 $1,918,462  850,454
$(11,348)

Net income for year ended 9/30/97

Translation adjustment at 9/30/97

Balance at -----   ---    -----    ---  --------- ----------  -------
---------
 9/30/97       0    $0        0     $0  6,394,872 $1,918,462  850,454
$(11,348)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

                   Lynton Group, Inc. and Subsidiaries

 Consolidated Statements of Changes in Stockholders' Equity (Continued)

              YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                        Additional                                  Total
                          Paid-In     Accumulated   Translation  Stockholders'
                          Capital       Deficit      Adjustment     Equity
Balance at
 9/30/94                $8,321,055    $(6,089,708)    $(83,957)    $2,724,073

Net loss for year ended 9/30/95        (2,320,153)                 (2,320,153)

Dividends on Preferred Stocks (NOTE 2)   (214,424)                   (214,424)

Translation adjustment at 9/30/95                        3,248          3,248

Balance at              ----------    ------------    ---------      --------
 9/30/95                $8,321,055    $(8,624,285)    $(80,709)      $192,744

Issuance of shares of Common Stock related to acquisition of Dollar Air
Services
 Limited (NOTE 3)            3,500                                      5,000

Net income for year ended 9/30/96         405,810                     405,810

Underaccrual of prior years dividends     (15,000)                    (15,000)

Issuance of shares of Common Stock in exchange for Series C Preferred Stock
 (NOTE 4)                 (616,153)                                         -

Surrender of Series D Preferred Stock (NOTE 4)
                                20                                          -

Issuance of shares of Common Stock related to redemption of convertible
 debentures (NOTE 4)       100,045                                  1,068,227

Surrender of shares of Common Stock to company (NOTE 4)
                           255,384                                          -

Discharge of debt due HM Industries, net of related taxes and costs (NOTE 4)
                         1,715,972                                  1,715,972

Translation adjustment at 9/30/96                       26,117         26,117

Balance at              ----------    ------------    ---------    ----------
 9/30/96                $9,779,823    $(8,233,475)    $(54,592)    $3,398,870

Net income for year ended 9/30/97       1,092,360                   1,092,360

Translation adjustment at 9/30/97                       32,630         32,630

Balance at              ----------    ------------    ---------    ----------
 9/30/97                $9,779,823    $(7,141,115)    $(21,962)    $4,523,860

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

                        Lynton Group, Inc. and Subsidiaries

                  Consolidated Statements of Cash Flows (NOTE 10)


                                            Year ended September 30
                                          1997      1996       1995
Cash flows from operating activities
Net  income (loss)                     $1,092,360   $405,810   $(2,320,153)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
Depreciation  and  amortization           894,163    928,007     1,272,333
Equity in loss of jointly-owned
  company                                       -          -        57,585
Provision  for deferred taxes                   -    151,206             -
Write-off of
 amount due from affiliate                      -    191,308             -
Gain on early extinguishment
 of debt                                  (46,864)  (287,408)            -
Writedown of goodwill                           -          -     1,338,302
Changes in certain assets
 and liabilities, excluding
 effect from acquisitions
 and divestitures:
Accounts  receivable                    (909,177)   (405,409)      20,510
Due (to) from  affiliates                (23,153)     44,775      229,530
Inventories                               18,622     182,479      346,418
Aircraft held for resale                       -           -    1,605,635
Prepaids and other current assets        182,481     116,960      (33,799)
Accounts payable and accrued expenses    (47,968)    114,342     (923,672)
Advances from customers and deferred
 revenue                                (191,087)    319,084      285,793
Net cash provided by operating
  activities                             969,377   1,761,154    1,878,482

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                    (652,160)   (273,263)    (425,357)
Disposal  of fixed assets                 40,376      52,472    1,017,114
Net cash (used in) provided by
 investing  activities                  (611,784)   (220,791)     591,757

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on  preferred  stocks                -           -    (214,424)
Redemption of senior convertible
 debt                                    (50,000)   (162,000)          -
Proceeds of borrowings from finance
 company, net of issuance costs                -   3,850,000           -
(Repayment to) borrowings of debt
  from HM Holdings, Inc.                       -  (3,500,000)    500,000
Repayment  of long-term debt            (900,034)   (610,868) (2,607,396)
Proceeds from  notes  payable             84,000      34,700           -
Repayment of note payable  -
 affiliate                                     -           -     (68,081)
Reduction of capital lease
 obligations                             (47,226)    (28,592)    (86,705)
Net cash used in financing
 activities                             (913,260)   (416,760) (2,476,606)
Effect of exchange rate changes
  on cash flow                            13,837       7,550           -
(DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS                            (541,830)  1,131,153      (6,367)
Cash and cash equivalents,
  beginning  of year                    1,268,475    137,322     143,689
Cash and cash equivalents,
 end of year                            $726,645  $1,268,475    $137,322

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
FINANCIAL STATEMENTS.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995





1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Lynton Group, Inc. and its directly and indirectly wholly-owned subsidiaries (the "Company"), Lynton Jet Centre, Inc. ("Lynton Jet"); Lynton Aviation, Inc.; Lynton Aviation Services, Inc.; Ramapo Helicopters, Inc. ("Ramapo"); Lynton Properties, Inc. ("Lynton Properties"); Lynton Group Limited ("Limited"); Lynton Aviation
Limited; European Helicopters Limited ("EHL"); Dollar Air Services Limited ("Dollar Air") (see Note 3); Black Isle Helicopters Limited ("Black Isle"); Helicopters Dollar Interamericas SA and Dollar Air's 70% owned subsidiary, Servicios de Helicopteros SA. LynStar Aviation, Inc. ("LynStar"), wholly-owned by LynStar Holdings, Inc., which is 20% owned by the Company, has been consolidated as a wholly-owned subsidiary in the accompanying consolidated financial statements. The difference in consolidating the financial statements of LynStar, rather than accounting for the Company's investment using the equity method of accounting, is immaterial to the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

PRINCIPAL BUSINESS ACTIVITY

The Company and its subsidiaries are engaged primarily in the performance of aviation sales and services in the United States and the United Kingdom (see
Note 5). Services include the charter, management and operation of aircraft for corporate, industrial and utility applications ("flight operations"); maintenance of aircraft ("maintenance operations"); sale and brokerage of aircraft ("aircraft sales operations"); and hangarage and refueling of aircraft ("fixed base operations").

BASIS OF PRESENTATION

The accompanying consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.

However, the Company sustained negative cash flow of approximately $542,000, in the year ended September 30, 1997, and its current liabilities exceeded its current assets by approximately $1,050,000 as of September 30, 1997.

The Company expects to continue meeting all of its obligations in the coming year by focusing on its established operations. Further, management believes that the cash flows from these operations will be sufficient to meet all of its operating requirements and obligations of the Company and reduce its debt service requirements.

In view of the matters discussed in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts in the accompanying consolidated balance sheets is dependent upon continuing profitable operations and the ability of the Company to generate cash flows sufficient to support its future

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

REVENUE RECOGNITION

Revenues for maintenance and flight operations are recognized when services have been performed. Revenues related to aircraft sales and commissions are recognized at the time title is transferred. Rental revenues related to tenant leases are recognized pursuant to the terms of the respective leases.

INVENTORIES AND AIRCRAFT HELD FOR RESALE

Inventories (principally aircraft maintenance parts) and aircraft held for resale and are valued at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives indicated below.

Aircraft                                          10-15 years
Buildings                                            40 years
Furniture and equipment                               5 years
Motor vehicles                                        5 years
Leasehold improvements                         Term of leases

GROUND LEASE, DEFERRED CHARGES AND GOODWILL

Ground lease and deferred charges, in connection with the acquisition of the assets of the Linpro Jet Centre in 1990 and its related refinancing (as described in Note 4), are being amortized on a straight-line basis over terms of forty and seven years, respectively. The Company operates the Jet Centre business out of the Company's hangar/office facility of approximately 132,000 square feet, owned by the Company, located at the Morristown Municipal Airport, Morristown, New Jersey, on a site leased pursuant to a ground lease with an initial term expiring on December 31, 2010 and with options to extend the term of the lease for five additional terms of five years each. The rental payments due under the lease are generally based upon increases in the consumer price index through the year 2020 and based upon fair market value thereafter. The Company operates Aviation Limited and EHL principally out of a hangar facility of approximately 20,000 square feet located in Denham, Middlesex, which is located outside of London. The hangar is owned by the Company and is located on a site leased pursuant to a ground lease, which expires in 2012.

Goodwill resulting from the excess of the purchase price over the net assets of businesses acquired is being amortized over a forty-year period on the straight-line method. The carrying value of the long-lived assets are reviewed if the facts and circumstances suggest that it may be permanently impaired, in accordance with Statement of Financial Accounting Standards No. 121, "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". Such review is based upon the undiscounted expected future operating cash flows

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


derived from such businesses and, in the event such result is less than the carrying value of the long lived assets, including goodwill, the carrying value of such assets would be reduced to an amount that reflects the expected future benefit. During 1995, a writedown of $1,338,302 of goodwill originally recorded in connection with the Dollar Air acquisition was recorded.

INCOME TAXES

The Company applies an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Deferred tax balances are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received.

FOREIGN CURRENCY TRANSLATIONS

Assets and liabilities of foreign subsidiaries are translated at rates of exchange in effect at the close of the period. Revenues and expenses are translated at the weighted average of exchange rates in effect during the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included as part of the foreign currency translation adjustment component of stockholders' equity. Losses and gains realized from foreign currency transactions resulted in a losses of $4,000 and $26,000 and a gain of $152,000 in 1997, 1996 and 1995, respectively, and are included in the consolidated statements of operations.

EARNINGS PER SHARE

Net  income  (loss)  per common share is computed by dividing  the  net  income
(loss) attributable to Common Stock by the weighted average number of shares of Common Stock and other common stock equivalents outstanding during the year, unless the effect of including such common stock equivalents would be anti-dilutive.

Primary earnings per share amounts are computed based on the weighted average number of shares actually outstanding, 6,394,872, 1,961,760 and 1,957,177 in 1997, 1996 and 1995, respectively.

Fully diluted earnings per share reflects the weighted-average common shares outstanding plus the potential effect of securities or contracts which are convertible to common shares, such asoptions, warrants, and convertible debt and preferred stock. The number of shares used in the computations of fully diluted earnings per share were 6,435,254 in 1997 and 2,260,427 in 1996. Fully diluted earnings per share was not presented for 1995 because it was anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and receivables approximates fair value because of their short-term nature. The fair value of long-term debt is based on current
rates   at  which  the  Company  could  borrow  funds  with  similar  remaining maturities.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is effective for financial statements, for both interim and annual periods, ending after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully dilutive earnings per share and requires presentation of basic and diluted earnings per share with disclosure of the methods used to compute the per share amounts.

Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the weighted-average common shares outstanding plus the potential effect of securities or contracts which are convertible to common shares, such as options, warrants, and convertible debt and preferred stock. The adoption of this standard is not expected to have a material impact on earnings per share of the Company.

DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 129 will not change the disclosure of the capital structure of the Company.

REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. The Statement addresses the reporting and displaying of comprehensive income and its components. The adoption of SFAS No. 130 relates to disclosure within the financial statements and is not expected to have a material effect on the Company's financial statements.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 is not expected to have a material effect on the Company's financial statements.

USING ESTIMATES IN FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


and revenues and expenses during the reporting period. Among the significant estimates made by management included in these Consolidated Financial Statements are the useful lives of long-lived assets, the fair value of financial instruments, the fair value of the Company's Common Stock, the realizable value of the investment in PDG, inventories and the aircraft held for resale, the estimated fair value of the aircraft at the end of the lease-which is guaranteed by the Company, the undiscounted expected future operating cash flows used in the review for testing the impairment of long-lived assets, and the adequacy of the insurance coverage. Actual results may differ significantly from those estimates.

RECLASSIFICATIONS

Certain revenues and costs relating to aviation management services provided to HM Industries, Inc. ("HM Industries") which had been provided by the Company to HM Industries at cost, were included in prior years in revenues, direct costs and selling, general and administrative expenses. These amounts have been excluded from revenues, direct costs and selling, general and administrative expenses for fiscal 1996 and results for the fiscal year 1995 have been reclassified to reflect their exclusion.

                                                    1996                1995
Revenues excluded                                $3,985,000         $6,417,000
Direct costs excluded                             3,801,000          6,067,000
Selling,   general  and  administrative
 costs excluded                                     184,000            350,000
Net income effect                                        $0                 $0

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include investments in highly liquid securities having an original maturity date of three months or less. All cash balances in the U.S. were covered by FDIC insurance at September 30, 1997. Cash, at September 30, 1997, includes approximately $472,000 on deposit in the United Kingdom, which are not covered by depository insurance.


2.  STOCKHOLDERS' EQUITY

WARRANT

In connection with the execution of the 1990 Credit Agreement (see Note 4), the Company issued to HM Holdings Inc., an indirect wholly owned subsidiary of Hanson PLC ("HM Holdings"), a Warrant (the "Original Warrant") to purchase 996,334 shares of Common Stock. The Original Warrant was exercisable at any time during the period in which the Loans were outstanding, and for a period of 90 days after repayment of the Loans, at an exercise price of $1,000,000 in the aggregate. The Original Warrant was valued at the estimated fair market value at the date of grant of the shares, to be received, less the exercise price. On December 22, 1992, HM Holdings exercised a portion of the Original Warrant amounting to 848,455 shares (see Recapitalization Agreement below).

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


Concurrently with the delivery of the Original Warrant, HM Holdings, the Company and Christopher Tennant, a director and Chief Executive Officer of the Company, executed a Stockholders' Agreement that provides for certain rights of first refusal, rights of inclusion and rights to compel sales in connection with certain sales of securities of the Company by HM Holdings and Mr. Tennant. The Stockholders' Agreement further provides that upon exercise of the Original Warrant and as long as HM Holdings beneficially owned at least 25% of the outstanding shares of Common Stock of the Company, the Board of Directors of the Company should consist of nine directors and HM Holdings shall have the right to nominate four directors. In connection therewith, Mr. Tennant agreed in the Stockholders' Agreement to vote his shares for the nominees of HM Holdings, as directors. In addition, HM Holdings agreed to vote its shares for Mr. Tennant, as a director, so long as Mr. Tennant owned not less than 5% of the outstanding shares of Common Stock of the Company.

Pursuant to the Debt Discharge Agreement (see Note 4) and on November 13, 1996, Hanson North America (as successor to HM Holdings) surrendered to the Company all its outstanding Warrants to purchase an aggregate of 247,513 shares of Common Stock of the Company.

RECAPITALIZATION AGREEMENT

Pursuant to a Recapitalization Agreement, dated as of December 22, 1992, among the Company, Lynton Jet, HM Holdings, a director of the Company, and two additional investors, (i) the Company sold in aggregate to the director and two additional investors 1,000 shares of Series C Convertible Preferred Stock of the Company for $1,000,000 in cash, (ii) HM Holdings (a) purchased 2,000 shares of Series D Preferred Stock of the Company for $2,000,000 in cash which was applied to reduce the Company's indebtedness to HM Holdings, (b) exercised a portion of its Original Warrant for 848,454 shares of Common Stock of the Company for an exercise price of $851,577 in cash which was applied to reduce the Company's indebtedness to HM Holdings, and (c) was issued a New Warrant to purchase up to an additional 99,634 shares of Common Stock of the Company for $.30 per share at any time. The number of shares of Common Stock for which the New Warrant and the price at which such shares were to be purchased was subject to adjustment upon the occurrence of certain events.

Effective September 30, 1996, Hanson North America (as successor to HM Holdings) surrendered to the Company 2,000 shares of Series D Preferred Stock of the Company as part of the discharge settlement (the "Debt Discharge Agreement", see Note 4). The Company paid dividends on the Series D Preferred Stock of approximately $154,000 in fiscal 1995. No dividends were paid in fiscal 1997 or fiscal 1996.

The four holders of all of the outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") have been offered by the Company and have agreed (effective September 30, 1996) to convert all of the Series C Preferred Stock into an aggregate of 2,053,876 shares of Common Stock. Two of such holders are James G. Niven, a director of the Company, and J. O. Hambro Nominees Limited, which may be deemed to be controlled by Richard Hambro, a director of the Company. This transaction has been accounted for as an exchange of equity instruments with no gain or loss recognized. The Company paid dividends on its Series C Convertible Preferred Stock aggregating $60,000 in fiscal 1995. No dividends were paid in fiscal 1997 or fiscal 1996.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


3.  ACQUISITION AND TRANSFER

ACQUISITION OF DOLLAR AIR SERVICES LIMITED

Pursuant to a Share Purchase Agreement dated January 13, 1994 (the "Dollar Purchase Agreement") among the Company, Limited, a wholly-owned subsidiary of the Company and all of the shareholders (the "Dollar Shareholders") of Dollar Air, a company organized under the laws of England, the Company, through Limited, acquired on such date all of the issued and outstanding shares of capital stock of Dollar Air. At the time of the Dollar Air acquisition, Dollar Air owned a 75% equity interest in Black Isle. In September 1994, the remaining 25% of the capital stock of Black Isle was acquired by the Company.

The consideration paid related to the above transactions was 424,000 Pounds Sterling (approximately $642,000) (including certain expenses of the Dollar Shareholders) paid in cash and the issuance of 71,667 shares of Common Stock of the Company. An additional 5,000 shares of Common Stock of the Company were issued in 1996 to complete the transaction.

TRANSFER OF DOLLAR AIR SERVICES LIMITED

In August 1995, pursuant to a Business Transfer Agreement with PDG, a company organized under the laws of Scotland, substantially all the business, assets and liabilities of Dollar Air and Black Isle were transferred to PDG in exchange for 50% of the capital stock of PDG. Simultaneously with the consummation of the transaction, substantially all of the business, assets and liabilities of P.L.M. Helicopters Limited, a company organized under the laws of Scotland ("PLM") were transferred to PDG and the shareholders of PLM were issued the remaining 50% of the capital stock of PDG. PDG operates a fleet of 15 helicopters from bases primarily in Scotland and England, and provides helicopter support services for industrial and utility applications in the United Kingdom. Accordingly, the Company's net investment in PDG at September 30, 1995 was shown as investment in jointly-owned company in the consolidated balance sheet and the Company's proportionate share of the results of operations of PDG, since the transfer date, were reflected in the accompanying consolidated statement of operations under the equity method of accounting.

During fiscal 1996, the asset was reclassified as investment in jointly-owned company held for resale, and therefore, the Company's share of the gain or loss in the jointly-owned company will no longer be recognized under the equity method of accounting. The Company's equity in the loss of jointly-owned company was immaterial in fiscal 1996.

In October 1997, the Company sold its 50% share of the capital stock in PDG to the remaining 50% shareholders of PDG for approximately $1,307,000. Under the purchase agreement, the aggregate purchase price is payable in two payments. The first payment of approximately $323,000 was made in November 1997, with the final payment, without interest, due on July 31, 1998.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


4.  LONG TERM DEBT

Long-term debt at September 30, 1997 and 1996 consists of the following:

                                                          1997          1996

Mortgage due to bank with interest at Sterling
 LIBOR rate (7.19% at September 30, 1997) plus 2.0%,
 due in monthly installments through April, 2001.       $210,866      $340,989
Mortgage Note payable to Massachusetts Mutual Life
 Insurance Company with an interest rate of 6.69% due
 in monthly installments through Janaury 3, 2006.      7,485,990     8,010,980
Mortgage Note payable to Finova Capital Corp. with an
 interest rate of 10.7% due in monthly installments
 through December 1, 2004, with a final installment
 payment of $1,400,000 due December 1, 2004.           3,820,525     4,000,000
Senior Subordinated Convertible Debentures with
 interest at 10%, payable in the amount of 1/3 of the
 aggregate principal amount prior to December 31 of
 each of the years from 1996 to 1998.                    795,000       895,000
Note payable to finance company with interest at
 Sterling LIBOR rate (7.19% at September 30, 1997)
 plus 3.5% payable in monthly installments through
 August, 2000.                                           536,597       546,035
Aircraft financing note payable to G.E. Capital
 Corporation with an interest rate of 10.0% with
 principal due every six months and interest due
 every four months through January 20, 1999, with a
 final installment payment of $1,589,698 due
 January 20, 1999.                                     1,870,233             -
Notes payable due to finance company with an
 interest rate of 10.5%, due in monthly installments
 through February, 2000.                                  25,985        31,993
                                                     $14,745,196   $13,824,997
Less:
Amount due within one year                            (1,285,364)     (986,506)
                                                     $13,459,832   $12,838,491

Maturities of long-term debt for the fiscal years ending September 30 are as follows:

1998                                                      $1,285,364
1999                                                       2,058,209
2000                                                       2,789,451
2001                                                       1,241,159
2002                                                       1,339,916
Thereafter                                                 6,031,097
                                                         $14,745,196

Note payable due to financing company of $537,000 is collateralized by aircraft with an aggregate book value of approximately $788,000. The mortgage of $211,000 is collateralized by buildings with a net book value of approximately $664,000. The UK debt is further collaterized by a floating charge over its assets as part of its UK banking arrangements. The aircraft financing note is

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


collateralized by an aircraft with a book value of $1,870,000, the proceeds, from the sale of which, must be used to repay the debt to G.E. Capital Corporation.

At September 30, 1997 and 1996, the weighted average interest rates on short-term borrowings was 9.7% and 9.2%, respectively.

HM HOLDINGS DEBT

Simultaneous with the acquisition of the Jet Centre in 1990 the Company entered into a Credit Agreement, dated August 14, 1990 ("the Credit Agreement"), with HM Holdings in order to provide the Company and Lynton Jet with funds to be used in part to finance the Jet Centre Acquisition and to finance a portion of the ongoing working capital needs of the Company and the Jet Centre. The Credit Agreement financing consisted of term loans in the amount of $2,000,000 and $10,800,000 to the Company and Lynton Jet, respectively, and a revolving credit facility to Lynton Jet which provided for up to $4,200,000 in borrowings (together, the "Loans").

In connection with the June 22, 1994 issuance of the Mortgage Note discussed below, $8,000,000 of the net proceeds therefrom were applied to the repayment of the Loans. The Company's term loan was repaid in full together with all principal payments on the Lynton Jet term loan except for the final payment in the principal amount of $2,905,923 which would be due on September 30, 1997. The Credit Agreement also provided that the revolving credit loans of $3,200,000 would also be due on September 30, 1997. The Company recorded an extraordinary charge during the year ended September 30, 1994 of $166,000, representing the unamortized debt discount and issuance costs related to the repaid portion of the Loans. In October 1994, HM Holdings loaned the Company an additional $500,000 under an additional revolving credit facility, increasing the aggregate amount of the revolving credit facility to $3,700,000. As a result, prior to the completion of the Debt Discharge Transaction (as described below), the principal amount owing to HM Holdings at September 30, 1996 under the Loans was $6,605,923.

On November 8, 1996, a Debt Discharge Agreement (the "Debt Discharge Agreement") was signed by and among Hanson North America, Inc. ("Hanson North America"), Millennium America Inc. (formerly named Hanson America Inc.) ("Millennium America"), and the Company, Lynton Jet and Lynton Properties, (a wholly-owned subsidiary of Lynton Jet). Prior thereto, Hanson North America had succeeded to HM Holdings as lender under the Credit Agreement and had acquired certain assets of HM Holdings, including the equity securities described below. Pursuant to the Debt Discharge Agreement and on November 13, 1996, Hanson North America was paid the sum of $3,500,000, and in consideration thereof (plus other consideration described below and in Note 9), (i) cancelled the Loans and discharged all obligations under the Credit Agreement except for certain indemnification obligations stated therein to survive termination of the Loans,
(ii)  surrendered to the Company 848,454 shares of Common Stock of the Company,
(iii) surrendered Warrants to purchase an aggregate of 247,513 shares of Common Stock of the Company, and (iv) surrendered 2,000 shares of Series D Preferred Stock of the Company (the "Debt Discharge Transaction"). The foregoing shares and Warrants represented Hanson North America's entire equity interest in the Company. As provided in the Debt Discharge Agreement, the foregoing transactions were deemed to have occurred at September 30, 1996, and the net amount of debt discharged ($6,605,923), less consideration given, was recorded as a credit to Additional Paid-In Capital.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


In connection with the Debt Discharge Transaction, Hanson North America also released all security and liens under the Credit Agreement, including its First Leasehold Mortgage (the "Leasehold Mortgage") and Assignment of Rents on the Jet Centre facility operated by Lynton Jet at the Morristown Municipal Airport, Morristown, New Jersey. In addition, Millennium America, which previously guaranteed certain obligations of Lynton Jet to MassMutual, which were also secured by the First Leasehold Mortgage, terminated and released its interests in the Leasehold Mortgage. Millennium America continues to guarantee certain of such obligations of Lynton Jet to MassMutual.

Interest expense related to the borrowings from HM Holdings was approximately $455,000 and $607,000 for the years ended September 30, 1996 and 1995, respectively.

On January 12, 1995, in connection with the minimum net worth requirements under the Credit Agreement, HM Holdings agreed to waive any and all such net worth requirements for fiscal 1994, fiscal 1995 and the first quarter of fiscal 1996. On January 5, 1996, in connection with these requirements, HM Holdings agreed to waive any and all such net worth requirements for the remainder of fiscal 1996 and the first quarter of fiscal 1997. The Company received waivers of the interest coverage ratio requirements under the Credit Agreement for each quarter of the fiscal years ended September 30, 1995 and 1996 and the first quarter of fiscal 1997.

FINOVA LOAN

Simultaneously with the completion of the Debt Discharge Transaction, and in order to pay Hanson North America $3,500,000 in connection therewith, Lynton Jet, as borrower, entered into a Loan and Security Agreement dated November 13, 1996 with Finova Capital Corporation ("Finova"), as Lender, pursuant to which Finova made a secured loan to Lynton Jet in the principal amount of $4,000,000 (the "Finova Loan").

The Finova Loan is collateralized by a security interest in substantially all of the assets and properties of Lynton Jet, including a Leasehold Mortgage on the Jet Centre facility (excluding the portion of the facility subject to a Leasehold Mortgage held by Massachusetts Mutual Life Insurance Company). In addition, the obligations of Lynton Jet under the Finova Loan have been guaranteed by the Company and certain other subsidiaries of the Company.

The Finova Loan, together with interest thereon at the interest rate of 10.7% per annum shall be repaid in 96 equal consecutive monthly payments consisting of (a) principal and interest in an amount that will fully amortize 65% ($2,600,000) of the Finova Loan plus (b) interest only, on the remaining (35%) of the principal amount ($1,400,000) of the Finova Loan calculated at 10.7% per annum. The remaining unpaid principal (35%) of the Finova Loan, $1,400,000, shall be payable on December 1, 2004.

The Finova Loan requires compliance with certain covenants, financial and otherwise, as defined in the loan agreement, including maintaining a minimum tangible net worth and a minimum earnings, before interest, taxes, depreciation and amortization, coverage ratio by both Lynton Jet, as borrower, and Lynton Group, Inc. as guarantor.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


At September 30, 1997 and subsequent thereto, the Company was in default of a covenant of the Finova Loan. On January 13, 1998, Finova waived this default.

THE MASSMUTUAL MORTGAGE NOTE

On June 22, 1994, Lynton Properties issued to Connecticut Mutual Life Insurance Company ("Connecticut Mutual") a $9,000,000, 6.69% mortgage note due January 3, 2006 (the "Mortgage Note") with varying scheduled monthly payments of principal and interest. The Mortgage Note is collateralized by a Leasehold Mortgage and Security Agreement and an Assignment of Leases and Rents, each dated June 22, 1994, on a lease between a certain tenant and Lynton Properties relating to a hangar and office facility located on the property at the Jet Centre. Massachusetts Mutual Life Insurance Company ("MassMutual") is an assignee of Connecticut Mutual under this loan.

In addition, the obligations of Lynton Properties under the Mortgage Note are guaranteed by Lynton Jet pursuant to a Guaranty Agreement dated June 22, 1994, between Lynton Jet and Connecticut Mutual (the "Jet Centre Guaranty"). Further, the obligations of Lynton Jet under the Jet Centre Guaranty, other than certain environmental and related obligations, are, and continue to be, guaranteed by Millennium America, pursuant to a Guaranty Agreement, dated June 22, 1994, between Millennium America and Connecticut Mutual (the "Millennium America Guaranty"). Further, Millennium America received a one-time fee of $100,000, in 1994, in connection with the issuance of the Millennium America Guaranty. MassMutual is the assignee of Connecticut Mutual.

At September 30, 1997, 1996 and 1995, the Company had $150,000 in interest-bearing funds, accruing to the Company, held in escrow, as additional security to the Mortgage Note.

10% SENIOR SUBORDINATED CONVERTIBLE DEBENTURES

In December 1993, the Company completed an off-shore placement of $2,500,000 principal amount of 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures"). The Debentures were convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at a price of $3.75 per share. The Debentures may also be redeemed by the Company at any time or from time-to-time commencing July 1995 at the Company's option, in whole or in part, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest at the redemption date (and subject to the right of any record holder to receive the interest payable on the applicable interest payment date that is on or prior to the redemption date). If redeemed during the periods indicated below, the applicable redemption percentage will be:

FROM                 THROUGH                PERCENTAGE
July 1, 1997         June 30, 1998           103%
July 1, 1998         And thereafter          100%

PRIOR TO DECEMBER 31 OF EACH OF THE YEARS FROM 1996 TO 1998, INCLUSIVE, THE COMPANY HAS AGREED TO PAY TO THE TRUSTEE FOR THE DEBENTURES, AS A SINKING FUND PAYMENT, CASH IN THE AMOUNT OF 1/3 OF THE AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED DEBENTURES, PROVIDED THAT DEBENTURES CONVERTED, REACQUIRED OR REDEEMED

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


BY  THE COMPANY MAY BE USED, AT THE PRINCIPAL AMOUNT  THEREOF,  TO
REDUCE THE AMOUNT OF ANY SINKING FUND PAYMENT. AT DECEMBER 31, 1997, THE COMPANY HAS SATISFIED ITS SINKING FUND REQUIREMENT.

In connection therewith, the Company paid Value Investing Partners, Inc., the placement agent for such offering (the "Placement Agent"), a commission of $225,000 representing nine percent (9%) of the gross proceeds. In addition, the Placement Agent received from the Company warrants exercisable for a period of ten years for the purchase of 125,000 shares of the Common Stock of the Company at an exercise price equal to $3.825 per share. In addition, the Placement Agent was granted a right of first refusal for a period of three years from December 1993 with respect to any private or public equity or debt placement by the Company through an underwriter or placement agent during such period.

During the period from June 30, 1995 through January 22, 1996, the Company was not in compliance with the minimum net worth requirements of the Debenture Agreement. As of January 23, 1996, in connection with such requirements, a majority of the debenture holders agreed to waive any and all such net worth requirements for fiscal 1995 and 1996. No assurances can be given as to the Company's ability to meet future net worth requirements under the Debenture Agreement or that additional waivers will be received at appropriate times.

In fiscal 1996, the Company repurchased a portion of its Debentures in the principal amount of $540,000 for cash payments totaling $162,000. The Company realized a gain on redemption of $287,000, net of related debt issuance costs, on these repurchases. In addition, the remaining holders of the Debentures have been given the opportunity to convert the Debentures into shares of Common Stock of the Company at a conversion price of $.33 per share. Prior to completion of the Debt Discharge Transaction and refinancing of the Jet Centre facility described above, there were Debentures in the principal amount of $1,960,000 outstanding. Two holders of the Debentures, who are affiliates of the Company, issued their consent to convert the Debentures held by them (in the principal amount of $1,065,000) into 3,227,273 shares of Common Stock (effective retroactively to September 30, 1996). A charge has been recorded to reflect the value of additional consideration provided by the Company as an inducement to the above conversion, however, such amount was immaterial. In fiscal 1997, the Company repurchased a portion of its Debentures in the principal amount of $100,000 for cash payments totaling $50,000. The Company realized a gain on redemption of $47,000, net of related debt issuance costs, on these repurchases. The Debentures acquired in the above transactions have been applied against the sinking fund obligations for December 31, 1996 and 1997.


5.  FOREIGN OPERATIONS

Following is a summary of the consolidated financial position at September 30, 1997 and 1996 and consolidated results of operations for each of the three years ended September 30, 1997, 1996 and 1995 of the Company's wholly-owned foreign subsidiary, Limited, located in the United Kingdom, and its subsidiaries.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995



                                              1997                1996
Summary of financial position:
Current assets                                $4,527,148           $2,855,814
Property, plant and equipment, net             1,870,217            1,792,667
Goodwill, investment in jointly-owned
 company held for resale and other assets        250,383            1,431,855
Total assets                                  $6,647,748           $6,080,336

Current liabilities                           $4,151,903           $4,115,839
Long-term liabilities                            729,423              828,988
Equity                                         1,766,422            1,135,509
Total liabilities and equity                  $6,647,748           $6,080,336

Revenues from foreign subsidiaries represented 51%, 55% and 67% of consolidated net revenues in 1997, 1996 and 1995, respectively, and were derived from geographic regions as specified below:

                                                  Years ended September 30
                               1997                1996                1995
Net revenues:
United States              $12,568,159         $10,192,128          $8,854,266
United Kingdom and other
 European countries         13,016,943          12,594,198          17,864,880
South America                        -                   -             502,326
                           $25,585,102         $22,786,326         $27,221,472

Income (Loss) before income
 tax provision and extraordinary item:
Domestic                      $527,535           $(273,537)          $(156,122)
Foreign                        756,354             543,145          (2,164,031)
                            $1,283,889            $269,608         $(2,320,153)

There were no dividends from foreign subsidiaries during 1997, 1996 or 1995.


6.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company operates the Jet Centre business out of the Company's hangar/office facility of approximately 132,000 square feet, owned by the Company, located at the Morristown Municipal Airport, Morristown, New Jersey, on a site leased pursuant to a ground lease with an initial term expiring on December 31, 2010 and with options to extend the term of the lease for five additional terms of five years each. The rental payments due under the lease are generally based upon increases in the consumer price index through the year 2020 and based upon fair market value thereafter.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


The Company leases an additional facility of approximately 36,000 square feet at the Morristown Municipal Airport, Morristown, New Jersey, with an initial term expiring on May 31, 1998, with an option to renew for an additional three years. Ramapo conducts its maintenance operation from this facility, in addition to the Company's additional FBO business.

In addition to the above facility leases, the Company leases automobiles, various office equipment and the helicopter currently being flown for the U.S. flight operations.

Minimum future obligations under operating leases in effect at September 30, 1997 are as follows:

Year Ending September 30:
1998                                              $   373,331
1999                                                  174,517
2000                                                  167,925
2001                                                  161,090
2002                                                  159,865
Thereafter                                          1,278,920
Total minimum lease payments                       $2,315,648

Rental expense for the years ended September 30, 1997, 1996 and 1995 was approximately $510,000, $486,000 and $456,000, respectively.

CAPITAL LEASES

Subsidiaries of the Company in the United Kingdom lease automobiles, which have been accounted for as capital leases. Following is a summary of property held under capital leases:

                                                   1997                  1996
Motor vehicles                                   $185,489             $138,665
Less: Accumulated depreciation                    (25,897)             (35,051)
Total assets                                     $159,592             $105,610

Aggregate future minimum lease payments under capital leases at September 30, 1997, by fiscal year, are as follows:

1998                                                 $38,480
1999                                                  40,043
2000                                                  29,028
Total minimum lease payments                         107,551
Less interest portion                                (19,605)
Present value of net minimum lease payments          $87,946

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


AIRCRAFT LEASE GUARANTEE

In fiscal 1994, the Company acted as broker in an aircraft leasing transaction between an aircraft leasing company and a customer of the Company. Under the terms of the transaction, the Company has guaranteed to the leasing company that the Company will fund any shortfall if the aircraft is sold below a specified sales price at the termination of the lease. Management believes that the fair market value of the aircraft at the termination of the lease will exceed the specified sales price, and thus no provision for such guarantee has been made in the accompanying consolidated financial statements.

HAZARDS AND INSURANCE

The operation of helicopters and fixed wing aircraft involves a substantial level of risk. Hazards such as aircraft accidents, collisions and fire are inherent in the providing of aviation services and may result in losses of life, equipment and revenues.

The Company maintains insurance of types customary to the aviation services industry and in amounts deemed adequate by the Company to protect the Company and its property. These policies include aircraft liability, aviation spares/equipment, all risks, hull, products liability, hangar keepers liability, property and casualty, automobile and workers' compensation. The Company has not experienced significant difficulty in obtaining insurance and has not incurred any insured losses in excess of its property and liability coverage. While the Company believes that its insurance coverage is adequate for its operations, there can be no assurance that such insurance coverage is now, or will be, adequate to cover any claims to which it may be subject or that such levels of insurance may be obtained at comparable rates in the future.

ENVIRONMENTAL MATTERS

The Company's operations are subject to numerous laws and regulations designed to protect the environment. The Company believes that it is in compliance, in all material respects, with applicable environmental requirements. Although future environmental obligations are not expected to have material impact on the consolidated results of operations or the consolidated financial position of the Company, there can be no assurance that future developments, including increasingly stringent environmental laws or enforcement thereof, will not cause the Company to incur material environmental liabilities or costs.

GOVERNMENT REGULATION

The Company is subject to the jurisdiction of the FAA in the United States and the CAA in the United Kingdom related to its authorization to operate aircraft maintenance facilities and to operate as an air carrier. No assurance can be given that the authorizations mentioned above will be maintained in the future. Management believes that the loss of the above mentioned authorization in the United States would not have a material effect on the Company while the loss of any of the United Kingdom authorizations could have a material effect on the Company.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


LITIGATION

Dollar Air is a defendant in an action pending in the United Kingdom relating to certain actions taken by Dollar Air in connection with its acting as a broker in the sale of a certain helicopter. In such action, the plaintiff is seeking damages in the approximate amount of 170,000 Pounds Sterling (approximately $250,000). Dollar Air has denied the allegations therein and the Company has defended and intends to continue to defend this matter vigorously. While the Company cannot predict the outcome of such litigation, it does not expect, based upon advice of counsel, that damages will be awarded to the full extent of plaintiff's claim.


7.  INCOME TAXES

The Company and its wholly-owned United States subsidiaries file Federal income tax returns on a consolidated basis. Limited and its subsidiaries file separate tax returns in the United Kingdom.

Deferred income taxes recorded in the consolidated balance sheet at September 30, 1997 and 1996 include deferred tax assets, primarily related to net operating loss carryforwards, which have been fully offset by valuation allowances. The valuation allowances have been established equal to the full amount of the deferred tax assets, as the Company is not assured at September 30, 1997 and 1996, that it is more likely than not that these benefits will be realized. Deferred tax liabilities resulted primarily from different book and tax basis of fixed assets in the United Kingdom.

The Company's effective tax rate differs from the U.S. statutory rate (34%) due to the following:

                                                YEAR ENDED SEPTEMBER 30
                                            1997         1996          1995
Expected provision (benefit) at 34%       $452,456      $91,667      $(788,852)
Foreign income taxes                             -      151,206              -
Benefit of operating losses (utilized)
 or not utilized:
 Domestic                                 (102,339)     (91,667)        53,082
 Foreign                                   (99,089)           -        735,770
Other                                      (12,635)           -              -
Total tax provision                       $238,393     $151,206             $0

The Company has unused U.S. Federal net operating loss carryforwards at September 30, 1997 of approximately $1,260,000 which expire through September 30, 2010. As a result of the Jet Centre acquisition and the related issuance of the Original Warrant to HM Holdings (see Note 2), and the conversion of the Debentures into Common Stock (see Note 2), the utilization of the Company's net operating loss carryforwards is substantially restricted under Section 382 of the Internal Revenue Code of 1986, as amended, to a specified maximum percentage (approximately 5.8%) of the fair market value of the Company at the time of the ownership change. For purposes of this limitation, management has estimated that the value of the Company was in excess of $3,800,000 at the time of the ownership change.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


8.  EMPLOYMENT AGREEMENT/STOCK OPTIONS

The Company has an employment agreement with its Chief Executive Officer extending through March 31, 1998 providing for a base salary of $180,000 annually, which includes rent paid to a company which is wholly-owned by the Company's Chief Executive Officer for office space in London rented by the Company (see Note 9). The term of this agreement may be extended for an additional three years under certain conditions relating to a merger or change of control of the Company.

In August 1993, the Board of Directors adopted the 1993 Stock Option Plan (the "1993 Plan") for employees, officers, consultants or directors of the Company or its subsidiaries to purchase up to 250,000 shares of Common Stock of the Company. Options granted under the 1993 Plan may either be "incentive stock options" as defined in Section 422 of the Code, or non-statutory stock options (options which fail to qualify as incentive stock options). Any incentive stock options granted under the 1993 Plan shall be granted at no less than 100% of the fair market value of the Common Stock of the Company at the time of the grant and have a term of between five and ten years. The vesting periods for the options vary under the 1993 Plan with a minimum vesting period of six months. As of September 30, 1997, options to acquire 23,335 shares of Common Stock have been granted under the 1993 Plan and 226,665 options were available for future grant.

In addition to options granted under the Plan, in August 1997, the Company granted non-statutory stock options to certain officers and key employees for a total of 704,000 shares, all of which are immediately exercisable at a price of $0.50 per share.

The Company's stock option plan has been accounted for under APB Opinion 25, and related Interpretations. No compensation cost has been recognized applicable to the plan. Had compensation cost for the plan been determined, based on fair value of the options at the grant dates consistent with the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been the pro forma amounts indicated below.

                                                            September 30
                                                        1997             1996
Net income                         As Reported       $1,092,360       $405,810
                                     Pro forma       $1,092,360       $405,780

Primary earnings per share         As Reported            $0.17          $0.21
                                     Pro forma            $0.17          $0.21

Fully diluted earnings per share   As Reported            $0.17          $0.22
                                     Pro forma            $0.17          $0.22

The fair value of each option is estimated on the date of grant, using the Black-Scholes options-pricing model, with the following weighted-average assumptions used for grants in 1997 and 1996: expected volatility of 40%; risk-free interest rates of 6.0%; and expected lives of 2 1/2 years.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


Information with respect to the 1993 Plan and other options granted, under similar provisions, to certain directors, officers and key employees of the Company is summarized as follows:

                                 1997              1996             1995
                                    WEIGHTED          Weighted         Weighted
                                     AVERAGE           Average          Average
                                    EXERCISE          Exercise         Exercise
                             SHARES   PRICE    Shares   Price   Shares   Price
Outstanding at beginning
 of year                     63,340   $1.54    94,176   $2.34   75,842   $2.83
Granted                     704,000    0.50     5,001    0.25   26,668    1.04
Cancelled                   (33,337)   1.78   (35,837)   3.45   (8,334)   2.74
Exercised                         -    0.00         -    0.00        -    0.00
Outstanding at end of year  734,003   $0.53    63,340   $1.54   94,176   $2.34
Exercisable at end of year  734,003   $0.53    43,340   $1.74   74,176   $2.66
Weighted average fair value
 options granted during
 the year                             $0.00             $0.01              N/A

The following information applies to options outstanding at September 30, 1997:

Range of exercise prices                3,334 shares                 $0.25
                                      704,000 shares                 $0.50
                                        3,334 shares                 $0.80
                                       23,335 shares                 $1.50
Weighted average exercise price                                      $0.53
Weighted average remaining contractual life                     4.73 years

The initial application of SFAS No. 123, for the pro forma disclosures of the fair value based method, may not be representative of those future effects of applying this statement.


9.  RELATED PARTY TRANSACTIONS

HANSON TRANSACTIONS

Under the Management Agreement with HM Industries, Inc. ("HM Industries'), an affiliate of HM Holdings, the Company was obligated to provide complete aviation management services, including flight scheduling, aircraft utilization management, provision of pilots, repair and maintenance, fueling, catering and bookkeeping and accounting through June, 1995. From June 30, 1995, until September 30, 1996 under this agreement, the Company was obligated to provide fueling, catering and bookkeeping and accounting services. HM Industries reimbursed the Company for actual costs of performing these services, less $125,000 per annum through June 30, 1994. Subsequent to June 30, 1994, in accordance with the amendment to the lease dated July 1, 1994, there was no

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


deduction in the reimbursement amount. HM Industries' reimbursements to the Company for the years ended September 30, 1996 and 1995 were $3,985,000 and $6,417,000 respectively. These reimbursements have been excluded from revenues, direct costs and selling, general and administrative expenses in the accompanying consolidated financial statements. At September 30, 1995, reimbursements receivable from HM Industries was $141,000. No amount was due from HM Industries at September 30, 1996.

Under the terms of an Agreement of Lease entered into August 1990, as amended in July 1994 ("the Lease"), Lynton Jet has been leasing to HM Industries office and hangar space at the Jet Centre facility in Morristown, New Jersey.

In connection with the Debt Discharge Transaction, and on November 8, 1996, Lynton Jet Centre entered into a Second Amendment to the Lease and Partial Assignment and Assumption of the Lease (the "Second Amendment") with Hanson North America (which prior thereto had merged with HM Industries with Hanson North America being the surviving entity) and Millennium America Holdings, Inc. ("Millennium Holdings"). Under the terms of the Second Amendment, Hanson North America assigned to Millennium Holdings an undivided one-half interest in and to the Lease. The Second Amendment provides that the term of the Lease shall end on November 7, 2001 and that no rent is or shall be due for the remainder of the term. This rent reduction is considered additional consideration given under the Debt Discharge Agreement and is recorded as a reduction in the credit to Additional Paid-In Capital, resulting from the debt discharge (see Note 4), and is recorded as deferred revenue, current and long-term, in the accompanying consolidated balance sheet. The Second Amendment also provides that if at any time during the term of the Lease, space sufficient to accommodate an additional aircraft shall become available at the Jet Centre facility for rental, Hanson North America and Millennium Holdings shall have the right of first refusal with respect to such available space to lease such space for a period of five years at a predetermined annual rate. The lease also provides for liquidating damages payable by the Jet Centre in the event of the termination of the lease other than by reason of default by Hanson North America and or Millennium Holdings.

In conjunction with the Second Amendment, Lynton Jet, Hanson North America and Millennium Holdings entered into a Jet Fuel Agreement, on November 8, 1996, whereby Lynton Jet agreed to sell jet fuel to Hanson North America and Millennium Holdings at the Jet Centre facility at a predetermined price, based on Lynton Jet's actual cost of such fuel, for so long as aircraft of Hanson North America and Millennium Holdings are based at the Jet Centre facility.

OTHER RELATED PARTY TRANSACTIONS

The Company rents office space in London from a company which is wholly-owned by the Company's Chief Executive Officer. For the years ended September 30, 1997, 1996 and 1995, rental expense for this space was $51,000, $46,000 and $48,000, respectively. At September 30, 1995 the Company had non-interest bearing receivables from an entity controlled by the Chief Executive Officer of the Company in the amount of $191,308. This amount was written off in fiscal 1996, pursuant to a Board of Director's resolution dated September 10, 1996.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


The Company paid $25,000 and $27,000 in 1996 and 1995, respectively, to a company owned by one of the Company's directors for management and advisory services rendered. No such payments were made in fiscal 1997.

The Company has recognized an expense of $48,000, $12,000 per non-employee director, in 1997 for the payment of directors fees. At September 30, 1997, services provided by the Company to these directors totaling approximately $33,000, were applied to this accrual. However, no cash payments have been made for any of the remaining amounts due.


10.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES

Non-cash investing and financing activities for the years ended September 30 are as follows:

1997
Reclassification of investment in jointly-owned
 company held for resale from long term assets to
 current assets (see Note 3)                                    $1,222,620

Purchase of helicopter, fully financed by G.E.
 Capital Corporation                                            $1,870,233

1996
Conversion of senior subordinated convertible
 debentures for common stock                                    $1,065,000

Cancellation of debt to HM Holdings, Inc.                       $6,605,923
Payment to HM Holdings, Inc. for cancellation of debt           (3,500,000)
Deferred revenue for future rental obligation                   (1,200,000)
Unamortized debt discount                                          (35,951)
Tax impact of transaction                                          154,000
Net credit to Additional Paid-In Capital from
 discharge of debt                                              $1,715,972

1995
Transfer of assets to jointly-owned company                     $3,533,893
Liabilities assumed by jointly-owned company                    (2,275,060)
Investment in jointly-owned company                             $1,258,833

Cash paid for interest and income taxes during the fiscal years were as follows:

                                   1997              1996              1995
Interest                        $1,085,016        $1,509,512        $1,768,959
Income taxes                       $23,643                 -                 -

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


11.  ACCRUED EXPENSES

As of September 30, 1997 and 1996, accrued expenses are summarized as follows:

                                                 1997                 1996
Accrued purchases                              $182,863              $120,877
Aircraft maintenance reserves                   327,465               231,448
Payroll and payroll taxes                       182,047               200,718
Interest                                         86,222                 9,689
Sales, excise and V.A.T. taxes                   99,714                59,110
Professional fees                               116,719                92,971
Aircraft management and charter costs            45,959                38,849
Site cleanup cost                                40,000                40,000
Other                                           134,758                95,310
                                             $1,215,747              $888,972


12.  EMPLOYEE BENEFIT PLANS

The Company has a voluntary savings plan covering substantially all of its domestic employees. The plan qualifies under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to 15% of their salaries to an investment trust. Effective October 1, 1990, the Company contributes an amount equal to 100% of the first 4% of employee contributions. Contributions related to this plan were $44,000, $47,000, and $68,000 for fiscal 1997, 1996 and 1995, respectively.

The Company also has a voluntary savings plan covering eligible employees of its subsidiaries in the United Kingdom. Eligible employees may elect to contribute up to 17.5% of their salaries to an investment trust. The Company contributes an amount equal to 100% of the first 4% of employee contributions. Contributions related to this plan were approximately $51,000, $47,000, and $68,000 for fiscal 1997, 1996, and 1995, respectively.


13. RENTAL INCOME

The Company's FBO facility, through Lynton Jet Centre and Lynton Properties, at the Morristown Municipal Airport, Morristown, New Jersey, has 13 tenants with non-cancelable operating leases with terms remaining ranging from one to eleven years. The loss of either of the largest two tenants (with leases which expire in February 2006 and June 1999 for the largest and second largest tenant, respectively) could have a material effect on the Company.

                    Lynton Group, Inc. and Subsidiaries

                Notes to Consolidated Financial Statements

                     September 30, 1997, 1996 and 1995


The Company's additional FBO facility, through Ramapo, also located at the Morristown Municipal Airport, Morristown, New Jersey, has 13 tenants of which 5 have non-cancelable operating leases with one year remaining on three-year terms. The remaining tenants rent on a month to month basis.

The following is a schedule, by fiscal year, of minimum future rental income under noncancellable tenant operating leases as of September 30, 1997:

1998                                                      $3,191,083
1999                                                       2,195,867
2000                                                       1,593,237
2001                                                       1,667,778
2002                                                       1,385,610
Thereafter                                                 3,117,623
Total minimum future rentals                             $13,151,198

The above schedule includes deferred annual revenues from Hanson North America and Millennium Holdings, through 2001, pursuant to the lease agreement discussed in Note 9.


14. SUBSEQUENT EVENT (UNAUDITED)

On December 23, 1997, the Company acquired, through Limited, (the "Magec Acquisition") all of the issued and outstanding shares of Magec Aviation Limited, a company organized under the laws of England ("Magec") in a business combination which will be accounted for as a purchase. The purchase price (including transaction costs) of approximately $28,000,000 exceeded the estimated fair value of the assets of Magec by $4,000,000, which will be amortized over its expected useful life at a rate to be determined.

The purchase price allocation is based on preliminary estimates of the fair value of the assets acquired and is subject to adjustment as additional information becomes available in fiscal 1998. The results of operations of Magec will be included with the results of the Company from January 1, 1998. Assuming the acquisition has occurred on October 1, 1995, the Company's pro forma (unaudited) net revenue, net income, primary and fully diluted earnings per share for the years ended September 30, are estimated to have been as follows:

                                            1997               1996
                                             (Pro forma-unaudited)
Net revenue                             $47,500,000         $41,500,000
Net income                               $1,393,000            $386,000
Primary earnings per share                    $0.11               $0.05
Fully diluted earnings per share              $0.11               $0.05

The aforementioned pro forma (unaudited) financial information should be read in conjunction with the related historical consolidated financial statements of the Company and its subsidiaries, included on pages F-3 to F-31. Further, the aforementioned pro forma (unaudited) financial information is not necessarily indicative of the results that would have been attained had the transaction occurred at October 1, 1995.

     Report of Independent Certified Public Accountants on Schedule


Lynton Group, Inc.

In connection with our audits of the consolidated financial statements of Lynton Group, Inc. and subsidiaries as of September 30, 1997 and 1996, we have also audited the consolidated Schedule II-Valuation and Qualifying Accounts included in this Annual Report (Form l0-K).

In our opinion, the consolidated schedule referred to above presents fairly, in all material respects, the information required to be stated therein.

/s/ Grant Thornton LLP


New York, New York
January 13, 1998

                     Report of Independent Auditors


The Board of Directors and Stockholders
Lynton Group, Inc.

In connection with our audit of the consolidated financial statements of Lynton Group, Inc. and subsidiaries for the year ended September 30, 1995, we have also audited the consolidated schedule included in this Annual Report (Form l0-
K).

In our opinion, the consolidated schedule referred to above presents fairly, in all material respects, the information required to be stated therein.

/s/ Ernst & Young LLP


MetroPark, New Jersey
December 21, 1995

                  Lynton Group, Inc. and Subsidiaries

             Schedule II-Valuation and Qualifying Accounts

                                Balance at                           Balance
at
                               Beginning of                            End of
                                  Period    Additions   Deductions     Period
Year ended September 30, 1997:
Allowance for doubtful accounts   $21,465     $731 (1)        -        $22,196

Year ended September 30, 1996:
Allowance for doubtful accounts   $21,808        -        $(343) (1)   $21,465

Year ended September 30, 1995:
Allowance for doubtful accounts  $291,103  $15,916    $(285,211) (2)   $21,808


(1)Represents effect of exchange rate differences.
(2)Represents the write-off of doubtful receivables of $285,211.

In addition, during fiscal 1996, the Company wrote off approximately $191,000 due from an entity controlled by the President and Chief Executive Officer of the Company.

                                 LYNTON GROUP, INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED BALANCE SHEETS

                                            June 30,              September 30,
                                              1998                    1997
                                           (Unaudited)              (Audited)
Assets
Current assets:
Cash                                       $1,296,173                $726,645
Accounts receivable                         5,191,863               3,268,879
Investment in jointly-owned company
 held for resale                                    -               1,222,620
Inventories                                 1,425,050                 803,677
Aircraft held for resale                    5,450,000                       -
Prepaids and other current assets             589,666                 214,124
Total current assets                       13,952,752               6,235,945

Property, plant and equipment              33,565,230              18,045,935
Less accumulated depreciation
 and amortization                           5,861,294               4,652,703
                                           27,703,936              13,393,232
Funds held in escrow                          150,000                 150,000
Aircraft held for resale                            -               1,870,233
Long-term ground lease, less
 accumulated amortization                   2,223,135               1,933,861
Goodwill, less accumulated amortization     9,352,887               2,155,007
Other assets and deferred charges, less
 accumulated amortization                     696,787                 484,970
                                          $54,079,497             $26,223,248

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities   $6,012,269              $4,201,508
Advances from customers and deferred
 revenue                                    1,363,148               1,761,950
Current portion of capital lease
 obligations                                   53,509                  38,480
Current portion of debt on aircraft
 held for resale                            3,328,322                       -
Current portion of other long-term debt     3,830,070               1,285,364
Total current liabilities                  14,587,318               7,287,302

Long term debt, less current portion       22,859,562              13,459,832
Subordinated convertible debentures         6,021,499                       -
Deferred revenue                              540,000                 720,000
Obligations under capital leases, less
 current portion                               60,634                  69,071
Deferred income taxes                       4,825,842                 163,183
Stockholders' equity:
Common stock                                1,918,462               1,918,462
Additional paid-in capital                  9,779,823               9,779,823
Accumulated deficit                        (6,508,739)             (7,141,115)
Translation adjustment                          6,444                 (21,962)
                                            5,195,990               4,535,208
Common stock held in treasury                 (11,348)                (11,348)
Total stockholders' equity                  5,184,642               4,523,860
                                          $54,079,497             $26,223,248

SEE ACCOMPANYING NOTES.

                           LYNTON GROUP, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1998 AND 1997
                                       (UNAUDITED)

                            Three Months Ended           Nine Months Ended
                                 June 30                      June 30
                        ------------------------     -------------------------
                            1998         1997            1998          1997
                        -----------   ----------     -----------   -----------
Net revenues            $14,344,481   $6,428,379     $31,960,538   $18,511,661
Expenses:
Direct costs             10,894,680    4,735,813      24,474,616    13,997,248
Selling, general and
 administrative           1,467,293      833,429       3,525,345     2,247,634
Depreciation                503,007      172,420       1,159,756       515,615
Amortization of goodwill
 and ground lease           172,611       31,918         345,654        95,755
Operating income          1,306,890      654,799       2,455,167     1,655,409

Amortization of debt discount
 and issuance costs          33,685       19,336          77,259        58,010
Interest                    645,084      308,462       1,683,043       823,881
Income before provision
 for income taxes           628,121      327,001         694,865       773,518
Income tax provision         24,889       44,000          62,489        44,000
Net income attributable
 to Common Stock           $603,232     $283,001        $632,376      $729,518

Net income per share of Common Stock :
  Basic                       $0.09        $0.04           $0.10         $0.11
  Diluted                     $0.05        $0.04           $0.07         $0.11

SEE ACCOMPANYING NOTES.

                                 LYNTON GROUP, INC. AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          For the nine months ended June 30, 1998 and 1997
                                             (Unaudited)

                                              1998                    1997
Cash flows from operating activities:
Net income                                   $632,376                $729,518
Adjustments to reconcile net income to
 cash provided by operating activities:
Depreciation and amortization               1,582,669                 669,380
Change in certain assets and liabilities:
Accounts receivable                         1,301,364                 455,536
Due from/to affiliates (net)                        -                 (30,015)
Inventories                                   (71,002)                (30,597)
Prepaids and other assets                    (183,189)                193,758
Accounts payable and accrued expenses        (206,473)               (966,450)
Advances from customers and
 deferred revenues                           (608,568)               (554,836)
Net cash provided by operating activities   2,447,177                 466,294

Cash flow from investing activities:
Cash paid for Magec Aviation and related
 acquisition costs                        (30,294,785)                      -
Cash paid for Jet Systems Acquisition
 and related costs                         (1,864,076)                      -
Cash received for sales of aircraft
 held for resale                            8,564,000                       -
Capital expenditures (net)                   (307,436)               (312,193)
Net cash used by investing activities     (23,902,297)               (312,193)

Cash flow from financing activities:
Capital lease obligations (net)                 6,592                  45,898
Proceeds from financing for Magec
 Aviation acquisition                      30,177,451                       -
Proceeds from financing for Jet Systems
 acquisition                                1,625,000                       -
Proceeds from other debt financing          1,540,789                       -
Repayment of notes payable and
 long-term debt                           (12,048,983)               (844,564)
Net cash provided (used) by financing
 activities                                21,300,849                (798,666)
Effect of exchange rate changes on cash        28,403                  47,281
Decrease in cash                             (125,868)               (597,284)
Cash, beginning of period                     726,645               1,268,475
Cash, end of period                          $600,777                $671,191

Supplemental Information :
Interest Paid                              $1,405,523                $788,671
Taxes Paid                                   $171,105                $110,880

SEE ACCOMPANYING NOTES.

                     LYNTON GROUP, INC., AND SUBSIDIARIES
                        NOTES TO CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
                                 JUNE 30, 1998


Note 1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending September 30, 1998. The balances as of September 30, 1997 in the accompanying balance sheets have been derived from the audited financial statements as of such date. For further information, refer to the consolidated financial statements and footnotes thereto included in the Lynton Group, Inc. (the "Company") Annual Report on Form 10-K for the year ended September 30, 1997.


Note 2. ACQUISITIONS

In December 1997, the Company acquired through Lynton Group Limited, a wholly-owned subsidiary of the Company, all of the issued and outstanding shares of capital stock (the "Magec Shares") of Magec Aviation Limited ("Magec"), a company organized under the laws of England in a business combination which has been accounted for as a purchase. Magec provides hangarage and refueling, charter, management, and maintenance services for corporate aircraft from its own exclusive terminal at London Luton Airport, England. The purchase price (including acquisition costs) of $30,295,000 exceeded the estimated fair value of the net assets of Magec by $7,426,000, which will be amortized using the straight line method over twenty years. The purchase price allocation is based on the following:

Tangible fixed assets                    $13,995,207
Aircraft held for resale                  12,114,000
Inventories                                  550,371
Accounts receivable                        2,001,731
Prepaids and other assets                    192,351
Cash and cash equivalents                    695,394
Accounts payable and accrued expenses     (2,022,694)
Deferred tax provision                    (4,657,200)
Net assets acquired                      $22,869,160
Purchase price                            30,294,785
Goodwill on acquisition                   $7,425,625

                     LYNTON GROUP, INC., AND SUBSIDIARIES
                        NOTES TO CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
                                 JUNE 30, 1998


The  consideration  paid  to  Magec  was  17,000,000  Pounds Sterling (equal to
$28,288,000) paid in cash at Closing. The funds used to purchase Magec (including acquisition costs) included bank financing in the principal amount of 12,827,000 Pounds Sterling with the balance of the purchase price from debt financing as follows: (i) promissory notes (the "December 1999 Notes") in the aggregate principal amount of $1,664,000 due on December 23, 1999, with interest at 12.0% per annum, issued and sold to entities which may be deemed affiliates of Paul R. Dupee, Jr., Chairman of the Board and a director of the Company, and (ii) a non interest bearing loan in the principal amount of $1,353,000 due on December 23, 1998, pursuant to an Option Agreement entered into between Magec and an unrelated party to acquire a certain aircraft owned by Magec, and (iii) 8.0% Subordinated Convertible Debentures due December 31, 2007 in the aggregate principal amount of $5,816,000 (the "Debentures") issued and sold to certain directors and principal stockholders of the Company, and/or their affiliates, as well as other third parties.

In connection with the aforesaid financing, an Option Agreement was entered into between Magec and Westbury Properties Corporation ("Westbury"), which may be deemed an affiliate of Paul R. Dupee, Jr., Chairman of the Board and a director of the Company, whereby Westbury was granted an option expiring December 23, 1999 to acquire a certain aircraft owned by Magec for the purchase price of $6,664,000. During the quarter ended June 30, 1998 the said aircraft was sold by Magec for the purchase price of $7,250,000. In connection therewith, the December 1999 Notes including accrued interest thereon were paid in full, certain other bank indebtedness in the amount of $4,998,000 was repaid and Westbury surrendered its option over said aircraft in return for a sum equal to the difference between the purchase price ($7,250,000) and the option exercise price ($6,664,000).

     Also, in connection with the aforesaid financing, an Option Agreement was entered into between Magec and an unrelated party to acquire a certain aircraft owned by Magec for the purchase price of $5,450,000. On June 19, 1998 the terms of the Option Agreement were amended to allow for a further advance of $1,500,000 followed by additional further advances on certain dates in accordance with the payment schedule included in the Option Agreement. The further advances will be utilized to repay certain bank borrowings of Lynton Group Limited. The first further advance under the Option Agreement of $1,500,000 was received by Magec in accordance with the revised terms of the Option Agreement and was immediately utilized to repay certain bank borrowings of Lynton Group Limited.

      The 8% Subordinated Convertible Debentures, referred to above, are convertible into shares of the Company's Common Stock at the option of the holder at any time prior to maturity at an initial conversion price of $1.00 per share (subject to adjustment upon the occurrence of certain events) once the Certificate of incorporation is modified to increase the number of authorized shares of Common Stock. The conversion price was set at $1.00 which management believed to be fair market price based on recent bid prices for certain Common Stock of the Company (reference is made to information on page 9 of the Subject Form 10-K Annual Report for September 30, 1997). Conversion of the Debentures, if still held by the original purchasers at the time of conversion, would not lead to a significant change in ownership as the significant majority of the Debentures were purchased by certain existing principal stockholders of the Company in significant proportion to their current stockholding in the Company. However if these certain stockholders were to transfer their interests in the Debentures prior to such conversion then this could result in a substantial change in ownership of the Company.

     The Debentures bear interest at the rate of 8.0% per annum, payable semi-annually in arrears on the first day of June and December of each year with the first such payment due on June 1, 1998, provided, however, that in lieu of paying such interest in cash, the Company may, at its option, pay interest for any interest payment date occurring before December 23, 1999 by adding the amount of such interest to the outstanding principal amount due thereunder (the "PIK Interest"). In such event, any such PIK Interest when so added shall be deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock. The Company has exercised this option with respect to the interest payments due June 1, 1998 so such PIK Interest resulting therefrom has been added and is now deemed part of the principal indebtedness for purposes of determining amounts which may be convertible into shares of Common Stock.



Note 2. ACQUISITIONS

Assuming the acquisition of Magec had occurred on October 1, 1996 the Company's pro forma (unaudited) net revenue, net income, basic and diluted income per share for the three and nine months ended June 30, 1998 and 1997 are estimated to have been as follows:

                                       Three Months Ended    Nine Months Ended
$000s                                        June 30,             June 30,
                                       ------------------    -----------------
                                          1998      1997       1998      1997
                                       --------   -------    -------   -------
Revenue                                 $14,344   $11,822    $37,574   $34,550
Net income                                 $603      $237       $398       $58
Basic income per common share             $0.09     $0.03      $0.06     $0.00
Diluted income per common share           $0.05     $0.03      $0.04     $0.00




On February 27, 1998 the Company, through Lynton Jet Centre, Inc. ("Lynton Jet"), a wholly-owned subsidiary of the Company, acquired for $1,864,000 in cash (including acquisition costs) substantially all the assets of Jet Systems, including its ground lease on a hangar facility, located at Morristown
Municipal Airport, Morristown, New Jersey (the "Jet System Acquisition"), pursuant to an Asset Purchase Agreement between 41 North 73 West Inc. d/b/a Jet Systems and Lynton Jet. The funds used to purchase Jet Systems included bank financing from Finova Capital Corporation in the principal amount of $1,625,000. The purchase price allocation is based on the following:

Tangible fixed assets                     $1,175,000
Covenant not to compete                       50,000
Ground lease                                 400,000
Acquisition costs                            239,000
Purchase price                            $1,864,000

                     LYNTON GROUP, INC., AND SUBSIDIARIES
                        NOTES TO CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
                                 JUNE 30, 1998


Note 3.LONG TERM DEBT

Long-term debt consists of the following:

                                           June 30,              September 30,
                                             1998                    1997
                                          (Unaudited)              (Audited)

Mortgage due to bank with interest
 at Sterling LIBOR rate (7.19% at
 September 30, 1997) plus 2.0%, due
 in monthly installments through
 April, 2001.                                        $-              $210,866
Mortgage Note payable to Massachusetts
 Mutual Life Insurance Company with an
 interest rate of 6.69% due in monthly
 installments through January 3, 2006.        7,036,776             7,485,990
Mortgage Note payable to Finova Capital
 Corp. with an interest rate of 10.7%
 due in monthly installments through
 December 1, 2004, with a final
 installment payment of $1,400,000 due
 December 1, 2004.                            3,665,022             3,820,525
Mortgage note payable to Finova Capital
 Corp. with an interest rate of 10.1%
 due in monthly installments through
 February 1, 2003 with a final
 installment payment of $568,750 due
 March 1, 2003.                               1,583,843                     -
Senior Subordinated Convertible Debentures
 with interest at 10%, payable on
 December 31, 1998.                             795,000               795,000
Note payable to finance company with
 interest at Sterling LIBOR rate (7.19% at
 September 30, 1997) plus 3.5% payable in
 monthly installments through August, 2000.     400,200               536,597
Aircraft financing note payable to finance
 company with an interest rate of 10.0%
 with principal due every six months and
 interest due every four months through
 January 20, 1999, with a final installment
 payment of $1,589,698 due January 20, 1999.          -             1,870,233
Notes payable to Bank of Scotland with
 interest at Sterling LIBOR rate plus 2.25%
 payable in installments through September
 2002.                                       13,627,298                     -
Loan note payable to third party at zero
 interest, pursuant to an Option Agreement
 to purchase an aircraft (see Note 2.)        2,853,322                     -
Notes payable due to finance company with
 an interest rate of 10.5%, due in monthly
 installments through February, 2000.            56,493                25,985
                                            $30,017,954           $14,745,196

Less:
Amount due within one year                   (7,158,392)           (1,285,364)
                                            $22,859,562           $13,459,832

The Finova loans require compliance with certain covenants, financial and otherwise, as defined in the loan agreements, including maintaining a minimum consolidated net worth; a minimum earnings, before interest taxes, depreciation and amortization coverage ratio; and a total liabilities to consolidated net worth coverage ratio, by both Lynton Jet, as borrower, and Lynton Group, Inc. as guarantor. At March 31, 1998 Lynton Group, Inc. was in technical default of its total liabilities to consolidated net worth coverage ratio. This default was cured, within the period allowed to remedy default under article 7.1.2 of the loan agreement, as two of the aircraft held in stock at March 31, 1998 were sold by April 8, 1998 and the outstanding associated liabilities repaid in full.

During 1998, the Company repaid the Sterling mortgage note in the amount of $211,000, referenced above, with a portion of the proceeds received from the Bank of Scotland for the acquisition of Magec. The Company also repaid the aircraft financing note and its related accrued interest in the amount of $1,840,034, from the proceeds of the sale of such aircraft for $1,900,000.

                  LYNTON GROUP, INC., AND SUBSIDIARIES
                     NOTES TO CONDENSED CONSOLIDATED
                          FINANCIAL STATEMENTS
                              JUNE 30, 1998


Note 4.  EARNINGS PER SHARE

                              Three Months Ended         Nine Months Ended
                                   June 30,                   June 30,
                            ----------------------     ----------------------
                               1998        1997           1998        1997
                            ----------  ----------     ----------   ---------
Weighted average shares of
 Common Stock outstanding    6,394,872   6,394,872      6,394,872   6,394,872
                                     -           -              -           -
Average shares outstanding
 - Basic earnings per share  6,394,872   6,394,872      6,394,872   6,394,872

Weighted average shares of
 Common Stock outstanding    6,394,872   6,394,872      6,394,872   6,394,872
Weighted average of Common
 Stock equivalents (1)         211,154           -        211,154           -
Assumed conversion of
 Convertible Debentures (2)  6,611,000           -      4,665,517           -
Average shares outstanding
 - Diluted earnings
 per share                  13,217,026   6,394,872     11,271,543   6,394,872

BASIC EARNINGS PER SHARE :
Average shares outstanding   6,394,872   6,394,872      6,394,872   6,394,872
Net income available to
 common shareholders          $603,232    $283,001       $632,376    $729,518
Per share amount                 $0.09       $0.04          $0.10       $0.11

DILUTED EARNINGS PER SHARE :
Average shares outstanding  13,217,026   6,394,872     11,271,543   6,394,872
Net income                    $603,232    $283,001       $632,376    $729,518
Plus effect of dilutive
 securities                     89,643           -        199,097           -
Net income available to
 common shareholders plus
 assumed conversions          $692,875    $283,001       $831,473    $729,518
Per share amount                 $0.05       $0.04          $0.07       $0.11

(1) Certain options to purchase shares of Common Stock of the Company that have an excercise price below the average market price of common stock for the three and nine months ended June 30, 1998, had a dilutive effect on earnings per share and are therefore included on a weighted average basis in the calculation of diluted earnings per share. Average market price has been calculated using the weighted average market price of shares traded in the three and nine months ended June 30, 1998.

(2) Certain convertible debentures of the Company, when calculated on an "if-converted" basis, had a dilutive effect on earnings per share for the three and nine months ended June 30, 1998 and are therefore included in the calculation of diluted earnings per share.

                                        ANNEX B


  Attn. Christopher Tennant Esq.
  Lynton Group, Inc.
  Denham Airport
  Hangar Road
  Uxbridge
  Middlesex  UB9 5DF
                                     [30] October 1998

  Dear Sirs,

  Lynton Group, Inc. - Fairness of the cash consideration to be paid for fractional interests in shares of the Company as a result of the proposed reverse stock split.

  We understand that the Board of Directors of Lynton Group, Inc. ("the Company") is to furnish shareholders of the Company with an information statement in connection with, amongst other proposals, a 1 for 2,000 reverse stock split which will result in a cash payment of $1.00 per share to holders of the currently outstanding shares in the Company in lieu of the issuance of any resulting fractional shares of the new common stock following of the Company the reverse stock split (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Company's Information Statement.

  Collins Stewart Limited ("Collins Stewart"), a member of the London Stock Exchange, is a brokerage firm to institutional investors and also provides corporate advisory and broking services to currently over 60 retained corporate clients. Members of Collins Stewart Corporate Finance Department are regularly involved in providing advice which includes advise as to the valuation of securities in connection with public offerings, private placements, acquisitions, fairness opinions and other purposes. Collins Stewart has previously been engaged by the Company to provide broking services and is currently engaged to provide advisory and broking services in respect of future equity fundraisings which the Company may wish to pursue, including a possible fundraising on the London Stock Exchange. In this regard, Collins Stewart was engaged by the Company to provide the Company with corporate finance advice and services in connection with a proposed convertible debenture offering, which was completed in September 1998 with the issue by the Company of additional 8% Subordinated Convertible Debentures due 31 December 2007 (the "Additional 8% Debentures"), and in connection with a possible issuance of shares on the London Stock Exchange. An affiliate company of Collins Stewart invested as principal in the Additional 8% Debentures to the value of $3,000,000. Collins Stewart itself received Additional 8% Debentures to the value of $123,000 in consideration of its services as placing agent in respect of that issue. With regard to a possible issuance of shares on the London Stock Exchange, such engagement with Collins Stewart does not oblige Collins Stewart to sell, acquire, place, underwrite or subunderwrite any investments, unless and until it is expressly agreed otherwise in writing, but to advise the Company as Collins Stewart sees fit, in what we perceive to be the Company's best interests, in the light of circumstances prevailing at the time at which such advice is given. In the event that such issuance is effected, however, the engagement does provide for the payment to Collins Stewart of various fees and commissions, and certain fees, under certain specific circumstances only, if such issuance does not proceed at the Company's initiation.

  You have requested our opinion as to the fairness to the shareholders of the Company from a financial point of view of the cash payment to shareholders under the Proposed Transaction. The Company determined the consideration to be received by shareholders, and we have only undertaken investigations of the Company and performed the procedures described below in order to render our opinion.

  In connection with rendering our opinion, we have, among other things, reviewed and analysed: (1) drafts of the Information Statement filed with the Securities and Exchange Commission; (2) certain publicly available information regarding the Company that we believe to be relevant in our inquiry, (3) financial and operating information with respect to the business operations of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) a trading history of the Company's common stock from 1 January 1997 to the present, (5) information concerning convertible debentures and stock options recently issued by the Company,
  (6) publicly available information concerning certain other companies and transactions that we believe are comparable or otherwise relevant to our review, and (7) the prices and premiums paid in certain other transactions that we deem
  comparable or otherwise relevant to this transaction.   In
  addition, we have had discussions with the management of the Company concerning its business and operations, current net asset position and future prospects, and undertook such other studies, analyses, and investigations as we deemed appropriate. The management of the Company has assured us during these discussions that they are unaware of any facts that would make the information provided to us incomplete or misleading.

  In rendering this opinion, we have, with your consent, relied upon the accuracy and completeness, which we have not independently verified, of the publicly available information and all other information concerning the Company furnished to us, and other published information that we have reviewed. With respect to financial projections of the Company, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the Company's management as to
  the future financial performance of the Company.   We have
  not made an independent appraisal or physical inspection of
  the assets or liabilities of the Company.   We have not been
  asked to consider nor express an opinion on any shareholder protection provisions contained in any legislation or regulation which may be applicable.

  In addition, it should be noted that the valuation derived for the Company's equity is based on its present financing arrangements. In our view, the current value of the Company's equity is significantly impacted by its current financing structure and the marketability and liquidity of the Company's shares could be significantly altered by changes to the Company's current capital structure. In particular, any future equity fundraising which the Company may or may not successfully pursue, could enhance the value of each share in the Company by reducing the Company's levels of gearing as well as improving the marketability of the Company's shares. Further, we do not express an opinion as to whether the Proposed Transaction is the only or best course of action available to the Company to enable it to proceed with any intended capital restructuring which may or may not result in an increase in the value per share in the Company.

  Based on our analysis of the foregoing and of such other factors as we have considered necessary for the purpose of this opinion, and in reliance on the accuracy and completeness of the information furnished to us by the Company, it is our opinion, as of the date hereof, that the cash price to be paid in the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

  Yours faithfully,



  Collins Stewart Limited